As filed with the Securities and Exchange Commission on December 22, 2000.
                                                     Registration No. 333-51996


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------
                        DIAMOND ENTERTAINMENT CORPORATION
                 (Name of small business issuer in its charter)


          New Jersey                       7819                  22-2748019
   (State or jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)   Classification Code No.)    Identification No.)

                    800 Tucker Lane, Walnut, California 91789
                                 (909) 839-1989
   (Address and telephone number of registrant's principal executive offices)
                       ----------------------------------
                            James K.T. Lu, President
                        Diamond Entertainment Corporation
          800 Tucker Lane, Walnut, California, CA 91789 (909) 839-1989
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Neil R.E. Carr, Esquire
                        Williams, Mullen, Clark & Dobbins
                        900 17th Street, N.W., Suite 700
                             Washington, D.C. 20006
               Telephone: (202) 293-0213 Facsimile: (202) 293-5939
                      -------------------------------------
     Approximate date of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                           CALCULATION OF REGISTRATION FEE
                                           -------------------------------

---------------------------------------------------------------------------------------------------------
                                                            Proposed          Proposed
          Title of each Class of           Amount to be      Maximum          Maximum         Amount of
       Securities to be Registered          Registered   Offering Price      Aggregate       Registration
                                                            Per Share      Offering Price        Fee
---------------------------------------------------------------------------------------------------------

Common Stock, no par value, issuable
upon conversion of Series A Convertible
Preferred Stock                           11,875,000 (3)   $0.017 (1)         $201,875          $53.30
---------------------------------------------------------------------------------------------------------
Common Stock, no par value, issuable
upon exercise of warrants                  1,525,000 (3)   $0.07  (2)         $106,750          $28.18
---------------------------------------------------------------------------------------------------------
Total Registration Fee:                                                                         $81.48(4)
---------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended ("Securities Act"), on the basis of the average of the bid and asked prices on December 8, 2000, as reported by the National Association of Securities Dealers, Inc.'s OTC Bulletin Board.
(2) The exercise price of the warrants, used for purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act
(3) Pursuant to Rule 416 under the Securities Act, this Registration Statement covers any additional shares of common stock, no par value per share, which may become issuable by reason of the antidilution provisions of the warrants.
(4)      Previously paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                        Subject to completion, dated December __, 2000


                        DIAMOND ENTERTAINMENT CORPORATION
                     Up to 13,400,000 shares of common stock


         This prospectus covers the resale of up to 11,875,000 shares that may be issued to the selling stockholders upon conversion of our outstanding shares of Series A Convertible Preferred Stock and the resale of up to 1,525,000 shares that may be issued upon exercise of certain outstanding warrants that were issued in connection with the sale of our Series A Convertible Preferred Stock. The shares of common stock covered by this prospectus may be sold from time to time for the account of the selling stockholders, which holders are listed under the heading "Selling Stockholders." We will bear the expense of the registration of the shares of common stock and the selling stockholders will bear the cost of any commissions, transfer taxes and similar expenses.

         The conversion price of our Series A Convertible Preferred Stock is subject to adjustment because it is calculated on the basis of the lesser of $.08 per share or 78% of the closing bid price of our common stock during any five trading days during the ten trading days preceding the date of conversion. The actual number of shares of common stock that the selling stockholders will receive upon conversion of the Series A Convertible Preferred Stock will depend upon the future market price of our common stock as of the date the selling stockholders convert their Series A Convertible Preferred Stock but may not exceed an aggregate of 11,875,000 shares.

         Our common stock is quoted on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board under the symbol "DMEC." On December 8, 2000, the closing bid price of our common stock was $.016.

         All of the proceeds of the sale of the shares offered hereby will be received by the selling stockholders. We will use the proceeds from the exercise of the warrants, if any, for general working capital purposes.

         Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.



                The date of this prospectus is December __, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form SB-2 to register the common stock being offered in this prospectus. This prospectus which forms a part of the registration statement does not contain all of the information included in the registration statement. For further information about us and the shares of common stock offered by this prospectus you should refer to the registration statement and its exhibits. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement.

         You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. We file our information electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov.



                                TABLE OF CONTENTS
                                                                         Page
Where You Can Find More Information......................................  2
Prospectus Summary.......................................................  3
Selected Consolidated Financial
   Information...........................................................  4
Risk Factors.............................................................  6
Forward Looking Statements............................................... 13
Issuance of Common Stock Upon Conversion
   of Our Series A Convertible Preferred Stock and Certain Warrants...... 14
Determination of Offering Price.........................................  14
Use of Proceeds.......................................................... 15
Capitalization........................................................... 15
Price Range of Common Stock.............................................. 16
Dividend Policy.......................................................... 16
Management's Discussion and Analysis..................................... 17
Business................................................................. 34
Management............................................................... 46
Executive Compensation................................................... 48
Certain Relationships and
   Related Transactions.................................................. 51
Principal Stockholders................................................... 55
Selling Stockholders..................................................... 57
Description of Securities................................................ 58
Plan of Distribution..................................................... 63
Legal Matters............................................................ 64
Experts.................................................................. 64
Index to Financial Statements............................................ F-1



         You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide you information different from that contained in this prospectus. The selling stockholders will not make any offer or sale of these shares in any state where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

         You should read the following summary in conjunction with the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.

                           About Diamond Entertainment

         We market and sell a variety of videocassette and DVD titles to the budget home video and DVD markets, principally through our New Jersey sales office. We also purchase and distribute general merchandise including children's toy products and furniture.

         We distribute and sell videocassette and DVD titles including public domain and licensed programs. Public domain programs are titles that are not subject to copyright protection. Licensed programs are programs that have been licensed by us from a third party for duplication and distribution, generally on a non-exclusive basis. We market our video and DVD programs to national and regional mass merchandisers, department stores, drug stores, supermarkets and other similar retail outlets. Our videocassette products are generally sold to the public at retail prices ranging from $1.99 to $9.99 per videocassette and our DVD products are generally sold at retail prices ranging from $6.99 to $9.99 per DVD. Our products are also offered by consignment arrangements through one large mail order catalog company and one retail chain.

         We manufacture one toy product and distribute other toy products to certain mass merchandisers in the U.S. We also distribute furniture that we import from Asia.

         We were incorporated under the laws of the State of New Jersey on April 3, 1986. In April 2000, we registered in the state of California to do business under the name e-DMEC, Inc. All references to "we," "our" or "Diamond Entertainment" refer to Diamond Entertainment Corporation doing business as "e-DMEC, Inc." and its subsidiaries. Our executive offices are located at 800 Tucker Lane, Walnut, California 91789. Our telephone number is (909) 839-1989. Our website address is www.e-dmec.com. Information contained in our web site does not constitute part of this prospectus.

                                  The Offering

Common stock offered by selling
stockholders.............................. Up to 13,400,000 shares

Common stock outstanding on
November 22, 2000......................... 69,634,029 shares (1)


Use of proceeds...........................We will not receive any proceeds from the sale of the common  stock. We will
                                          use the proceeds  from the exercise of
                                          the  warrants, if any, for general
                                          working capital purposes.

OTC Bulletin
Board symbol.............................."DMEC"

-----------------
(1) Assumes no issuance of shares underlying outstanding shares of Series A Convertible Preferred Stock, options, warrants and convertible notes and debentures, including: (i) an aggregate of 17,750,000 shares underlying outstanding options; (ii) 6,824,134 shares underlying warrants; (iii) 5,000,000 shares issuable upon conversion of 10% convertible promissory notes in the original aggregate principal amount of $250,000.


                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The selected consolidated statement of operations data for the years ended March 31, 1999 and 2000 and the consolidated balance sheet data for the year ended March 31, 2000 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the six months ended September 30, 2000 and 1999, and the consolidated balance sheet data as of September 30, 2000, are unaudited. In the opinion of management, unaudited data includes all adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our audited financial statements. Historical results are not necessarily indicative of the results of operations for future periods and the results of interim periods are not necessarily indicative of the results for a full year. The following data is qualified in its entirety by and should be read in conjunction with "Management's Discussion and Analysis" and the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus.


                                                   Year Ended March 31,                            Six Months Ended
                                                   --------------------                            ----------------
                                                                                                     September 30
                                                                                                     ------------
                                1996          1997          1998         1999         2000         1999         2000
                              ---------     ----------    ----------   ----------    ----------   ----------   ----------
                                                   (in thousands, except per share data)
Consolidated Statement of
Operations Data:

Revenues................      $   9,117     $    6,445    $    8,724   $    4,373    $    3,828   $    1,673   $    1,474
                              ---------     ----------    ----------   ----------    ----------   ----------   ----------
Cost of Goods Sold                5,678          3,761         5,697        2,934         3,348        1,160          921
                              ---------     ----------    ----------   ----------    ----------   ----------   ----------
Operating expenses:
   Selling, General and
   administrative.........        4,010          3,870         3,220        3,887         4,056        1,562          914
                              ---------     ----------    ----------   ----------    ----------   ----------   ----------
Loss from operations               (571)        (1,186)         (193)      (2,448)       (3,576)      (1,049)        (361)
                              ---------     ----------    ----------   ----------    ----------   ----------   ----------
Other income
   (expense)............           (105)          (117)       (1,312)        (332)         (361)        (299)        (161)
                              ---------     ----------    ----------   ----------    ----------   ----------   ----------
Loss Before Extraordinary
Item                               (676)        (1,303)       (1,505)      (2,780)       (3,937)      (1,348)        (522)
                              ---------     ----------    ----------   ----------    ----------   ----------   ----------
Extraordinary Item (expense)        390             --            --           66            --           --           --
                              ---------     ----------    ----------   ----------    ----------   ----------   ----------
Net loss................      $    (286)    $   (1,303)   $   (1,505)  $   (2,714)   $   (3,937)  $   (1,348)  $     (522)
                              =========     ==========    ==========   ==========    ==========   ==========   ==========
Preferred Dividend                   --             --            --           --            --           --          (11)
                              ---------     ----------    ----------   ----------    ----------   ----------   ----------
Net Loss Attributable to
   Common Shares              $    (286)    $   (1,303)   $   (1,505)  $   (2,714)   $   (3,937)  $   (1,348)  $     (533)
                              =========     ==========    ==========   ==========    ==========   ==========   ==========
Basic and diluted loss
   per share............      $    (.03)    $     (.08)   $     (.08)  $     (.08)   $     (.07)  $     (.02)  $     (.01)
                              =========     ==========    ==========   ==========    ==========   ==========   ==========
Number of shares used in
 computing loss per share..   8,605,246     16,287,280    20,028,914   34,392,178    59,375,234   57,461,529   66,650,696
                              =========     ===========   ==========   ==========    ==========   ==========   ==========

                                                                                                    As of
                                                   As of March 31,                                September 30,
                                                   ---------------                               --------------
                              1996          1997          1998           1999         2000           2000
                              ---------     ----------    ----------   ----------    ----------   ----------
                                                             (in thousands)
Consolidated
Balance  Sheet Data:

Cash, cash equivalents
and marketable securities...  $      --     $       --    $        6   $       48    $       --   $       --
                              ---------     ----------    ----------   ----------    ----------   ----------
Accounts receivable - net...      1,540          2,122         1,182          562           421          557
                              ---------     ----------    ----------   ----------    ----------   ----------
Inventory - net                   1,353          1,858         3,784        2,249         1,095        1,083
                              ---------     ----------    ----------   ----------    ----------   ----------

Total current assets .......      2,972          4,094         5,114        2,934         1,633        1,875
                              ---------     ----------    ----------   ----------    ----------   ----------
Property and equipment, net.        239            222           302          373           267          302
                              ---------     ----------    ----------   ----------    ----------   ----------
Total current liabilities...      4,684          6,817         7,651        5,178         5,164        5,067
                              ---------     ----------    ----------   ----------    ----------   ----------
Total long-term debt........        152            104            10          120           282          258
                              ---------     ----------    ----------   ----------    ----------   ----------
Stockholders equity (deficit) $     617     $     (113)   $   (1,194)  $   (1,461)   $   (3,321)  $   (2,956)
                              ---------     ----------    ----------   ----------    ----------   ----------


                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose a part of your investment.

We Have a History of Operating Losses and Expect Continued Losses

         Since our inception through September 30, 2000, we have incurred cumulative losses of approximately $18,183,213. Also, we lost $3,937,358 in 2000 and $2,714,223 in 1999 and $532,789 and $1,348,647, respectively, in the six months ended September 30, 2000 and 1999. A "going concern" opinion was rendered by our auditors in connection with our financial statements for the years ended March 31, 2000, and 1999. Management believes that we have sufficient working capital to meet our requirements through December 2000 but that we will require not less than $500,000 in order to meet our working capital requirements for the succeeding 12 months. Sources for such funds could be any of (i) sale of our products, (ii) conversion of outstanding debt into equity, or (iii) proceeds of future financings or borrowings, including one or more public or private offerings of debt or equity securities. There can be no assurance that funds from these or any other sources will be forthcoming. For these reasons there is a substantial question about our ability to operate as a going concern.


We are Significantly Leveraged and May Need Additional Capital

         We had stockholders' deficiency of $18,183,213 and a negative net tangible book value of approximately $3,343,000 at September 30, 2000. Consequently, we are significantly leveraged. We anticipate that the funds generated from the sale of the Series A Convertible Preferred Stock and funds generated internally will be sufficient to meet our cash requirements for the next [3] months. However, in the event that cash generated from operations is less than anticipated or operating or other costs are more than anticipated, we may require additional capital to meet our cash requirements. There can be no assurance such capital will be available or, if available, that it will be obtainable on terms favorable to us. In addition, approximately $217,000 of our indebtedness is repayable on or before December 31, 2000. We may be required to raise substantial additional financing in order to repay such indebtedness and to implement our business plan and/or issue additional equity or convertible securities. There can be no assurance that any such financing will be available on acceptable terms or at all, or that the issuance of securities in that connection would not be highly dilutive to existing stockholders.

We Have Experienced a Substantial Decrease in Our Sales Revenues

         Sales revenues were approximately $4.4 million in fiscal 1999 and approximately $3.8 million in fiscal 2000, a decrease of approximately 12.5%. Sales revenues were approximately $8.7 million in fiscal 1998 and $4.4 million in fiscal 1999, a decrease of approximately 47.9%. Moreover, sales revenues were approximately $1.5 million for the six months ended September 30, 2000 and $1.7 million for the six months ended September 30, 1999, a decrease of approximately 12%. These sales declines were primarily the result of lower purchases from certain of our major customers. While we are working to improve sales by converting 50% or more of our sales to DVD products, increasing the number of our major customers and acquiring new video and DVD titles, there are no assurances that a decline in our revenues will not continue. Any such further decline may further adversely affect our financial condition and the market price for our common stock.

We Have Experienced Difficulties in Paying Our Suppliers on  a Timely Basis

         We have had difficulties in paying our suppliers and other vendors on a timely basis. As a result we have been required to pay for certain products or services on a cash basis and this has and may continue to affect our ability to fulfill certain customer orders. A difficulty in fulfilling customer orders could adversely affect our relationship with our customers and may have an adverse affect on our results of operations.

We Face Intense Competition

         The videocassette and DVD distribution industry is intensely competitive and highly fragmented. We compete with many other distributors and manufacturers in the budget home video and DVD markets. We also face intense competition from other distributors of toy products. Most of our competitors have significantly greater financial, manufacturing and marketing resources than we do.

We Face a Risk Because of the Minimal Barriers to Entry into Our Business and Lack Copyright Protection for Certain of the Programs We Distribute

         Approximately 63% of our program inventory are public domain programs and are not our exclusive property. Any competitor may easily enter our business by reproducing and distributing public domain programs, including those marketed by us. In addition, we may be subject to legal action by third-parties claiming that our duplication and marketing of a program is violating the claimant's rights in the program.

We are Dependent on Certain Significant Customers

         For the year ended March 31, 2000, our two largest customers accounted for an aggregate of approximately 29% of our revenues and 56% of our revenues during the period ended September 30, 2000. For the year ended March 31, 1999, our two largest customers accounted for approximately 25% of our revenues. We expect these customers to continue to account for a significant portion of our business. The loss of any of these customers could have a material adverse effect on our results of operations.

Our Business is Seasonal

         We customarily derive approximately 48% of our annual gross revenues from sales of programs and other videos during the period from September through January due primarily to the increased volume associated with the Christmas holiday season. Accordingly, the results of operations for each three month period ending June 30, are not necessarily indicative of the results that may be expected for the full fiscal year.

We are Vulnerable to Foreign Conditions

         We import certain of the raw materials for our video products, our DVD products and certain of our general merchandise products. Accordingly, we are vulnerable to the possibility of stoppages, delays or interruptions of supplies due to foreign conditions, such as shipping delays, acts of war, political instability or restrictions on foreign trade over which we have no control.

We Depend on Key Personnel

         Our success depends upon the contributions of our key management personnel including James K.T. Lu, President, Jeffrey I. Schillen, Executive Vice President, and Fred U. Odaka, Chief Financial Officer. If we lose the services of any such personnel we could be delayed in or precluded from achieving our business objectives. We have key-man life insurance on Mr. Lu in the amount of $1,000,000, but do not have key-man life insurance for Mr. Schillen or Mr. Odaka.

We Can Consummate Acquisitions Without Prior Stockholder Review or Approval

         Generally speaking, under current laws applicable to us, we will be able to execute and consummate acquisitions of other businesses without prior stockholder review of financial statements or other information concerning the business to be acquired. Moreover, our stockholders typically will not have the opportunity to vote upon acquisitions proposed to be consummated by us.

We Have Never Paid Dividends

         We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

We Face Uncertainty Regarding Proprietary Rights

         We use several unregistered trademarks and tradenames in our business, including "e-DMEC." Our business may be adversely affected if such proprietary rights are misappropriated.

Dilutive Effect of Conversion of Series A Preferred Stock and Warrants

         As of the date of this prospectus, there are outstanding a total of 50 shares of Series A Convertible Preferred Stock. Each share has a stated value of $10,000 and is convertible into shares of our common stock, at any time after August 9, 2000, at the option of their holders. The conversion price of our Series A Convertible Preferred Stock is equal to the lesser of $.08 and 78% of the average of the closing bid price on any of the five trading days during the ten trading days preceding the date of conversion. In the event the conversion price decreases, the number of shares of our common stock to be issued upon conversion will increase proportionately. However, the Series A Convertible Preferred Stock may not be converted into more than 11,875,000 shares of common stock. In addition, we may issue up to 1,525,000 shares upon exercise of the warrants issued to certain selling stockholders. Increased sales volume of our of common stock could cause the market price of our common stock to drop.

Shares Eligible for Future Sale May Adversely Affect the Market Price of Our Common Stock

         A substantial number of shares of our common stock are eligible for future sale in the public market. These include 12,214,499 shares that are outstanding as of November 22, 2000 as well as 29,574,135 shares that may be issued upon exercise of outstanding stock options, warrants and convertible notes and debentures. In addition, if we sell a substantial number of shares of our common stock in the public market following this offering, or if the public perceives that we might do so, the market price of our common stock could drop because of such sales. Sales of shares of our common stock held by our affiliates could have similar adverse effects on the market price of our common stock. The issuance of shares of our common stock in the future also could have a material adverse effect on our ability to raise equity capital. See "Description of Capital Stock."

Current Stockholders May Be Diluted if We Make Future Equity Issuances or if Outstanding Options, Convertible Securities and Outstanding Debt Are Exercised For or Converted Into Shares of Common Stock

         "Dilution" refers to the reduction in the voting effect and proportionate ownership interest of a given number of shares of common stock as the total number of outstanding shares increases. Our issuance of additional stock, convertible preferred stock and convertible debt may result in dilution to the interests of shareholders and may also result in the reduction of our stock price. The sale of a substantial number of shares into the market, or even the perception of that sales could occur, could depress the price of our common stock.

         We have issued a substantial number of compensatory options and warrants to directors, employees and consultants who perform services for us. The exercise of such options and warrants may result in additional dilution. Also, such issuances have and may continue to cause our net loss per share to increase and result in substantial non-cash charges. As a result, the market price of our common stock could further drop. In addition, if we issue shares of common stock upon conversion of our Series A Convertible Preferred Stock, the shares will be issued at a discount to their then-prevailing market price. These discounted sales could cause the market price of our common stock to drop. See "Issuances of Common Stock Upon Conversion of Our Outstanding Series A Convertible Preferred Stock and Certain Warrants." We may find it more difficult to raise additional equity capital if it should be needed for our business while options, warrants and convertible securities are outstanding. At any time at which holders of the options, warrants or convertible securities might be expected to exercise them, we would probably be able to obtain additional capital on terms more favorable than provided by those securities. Also, certain holders of convertible debt securities, including Messrs. Lu and Schillen, have the right to require registration under the Securities Act of the shares of common stock that are issuable upon conversion of the convertible securities. The cost of effecting any required registration may be substantial.

Our Stock Price is Volatile

         The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to drop. In addition, the market price of our common stock is highly volatile. Factors that may cause the market price of our common stock to drop include:

     o    fluctuations in our results of operations;

     o timing and announcements of new customer orders, new products, or those of our competitors;

     o changes in stock market analyst recommendations regarding our common stock;

     o failure of our results of operations to meet the expectations of stock market analysts and investors;

     o    acquisition of new products or videocassette or DVD titles;

     o increases in the number of outstanding shares of our common stock resulting from sales of new shares, or the exercise of warrants, stock options or convertible securities;

     o    reluctance of any market maker to make a market in our common stock;

     o changes in investors' perception of the videocassette and DVD distribution industry generally; and

     o    general stock market conditions.

There is a Limited Existing Market for Our Common Stock

         Our common stock is quoted on the NASD OTC Bulletin Board under the symbol "DMEC." No assurance can be made that an active market will continue for our common stock.

Our Common Stock is Subject to the SEC's Penny Stock Regulations

         The common stock will be subject to the SEC's "penny stock" rules. These regulations define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, including securities listed on Nasdaq. For any transaction involving a penny stock, unless exempt, these rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered underwriter, current quotations for the securities, information on the limited market in penny stocks and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. In addition, the broker-dealer must obtain a written acknowledgment from the customer that such disclosure information was provided and must retain such acknowledgment for at least three years. Further, monthly statements must be sent disclosing current price information for the penny stock held in the account. The penny stock rules also require that broker-dealers engaging in a transaction in a penny stock make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the purchase. The foregoing rules may materially and adversely affect the liquidity for the market of our common stock. Such rules may also affect the ability of broker-dealers to sell our common stock, the ability of holders of such securities to obtain accurate price quotations and may therefore impede the ability of holders (including, specifically, the purchasers in this offering) of our common stock to sell such securities in the secondary market.

Certain Provisions of Our Charter and Bylaws May Discourage Mergers and Other Transactions

         Certain provisions of our certificate of incorporation and bylaws may make it more difficult for someone to acquire control of us. These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business. These provisions could limit the price that certain investors might be willing to pay for shares of our common stock. See "Description of Capital Stock."

Our Board of Directors May Issue Additional Shares of Preferred Stock Without Shareholder Approval


         Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock of which 1,000,000 have been designated as Preferred Stock and 50 have been designated as Series A Convertible Preferred Stock. Accordingly, our board of directors may, without shareholder approval, issue one or more new series of preferred stock with rights which could adversely affect the voting power or other rights of the holders of outstanding shares of preferred stock or common stock. In addition, the issuance of additional shares of preferred stock may have the effect of rendering more difficult, or discouraging, an acquisition or change of control of Diamond Entertainment. Although we do not have any current plans to issue any additional shares of preferred stock, we may do so in the future.


Our Directors and Executive Officers Own a Substantial Percentage of Our Common Stock


         Our directors and executive officers beneficially own approximately 29.94% (25.73% after completion of this offering) of our outstanding common stock. These stockholders, if they acted together, could exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership may discourage or prevent someone from acquiring our business. See "Principal Stockholders."

         Further, our board of directors is classified into three classes and directors that are members of each class serve a staggered three year term. Such classification of the Board of Directors was implemented for the purpose of maintaining continuity of management and of the Board of Directors. However, our directors were all elected at the 2000 annual meeting of stockholders for a concurrent term of three years. See "Management."



                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends, "plans," "should," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof (including their use in the negative), or by discussions of strategies, plans or intentions. Such statements include but are not limited to statements under the captions "Risk Factors," "Management's Discussion and Analysis," "Business" and elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by such forward-looking statements, including those discussed under "Risk Factors" and "Business."

         In addition, such forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions or expectations will be achieved. The information contained in this prospectus, including the section discussing risk factors, identifies important factors that could cause such differences.

         The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligations to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

                            ISSUANCE OF COMMON STOCK
           UPON CONVERSION OF OUR SERIES A CONVERTIBLE PREFERRED STOCK
                              AND CERTAIN WARRANTS

         On May 11, 2000, we entered into a securities purchase agreement with certain of the selling stockholders. Under that agreement, we issued and sold a total of 50 shares of Series A Convertible Preferred Stock for aggregate consideration of $500,000, or $10,000 per share. Commencing August 9, 2000, the Series A Convertible Preferred Stock is convertible into our common stock at the lesser of $.08 and 78% of the average of the closing bid prices of our common stock on any five trading days during the ten trading days preceding the date of conversion. A premium at the rate of 6% per annum is payable on the Series A Convertible Preferred Stock in the form of additional shares of common stock upon conversion of the Series A Convertible Preferred Stock. In no event can all 50 shares of Series A Convertible Preferred Stock (including the premium) be converted into more than 11,875,000 shares of our common stock.

         In connection with the sale of the Series A Convertible Preferred Stock, we issued an aggregate of 1,500,000 warrants to purchase shares of our common stock to The May Davis Group, Inc., and certain designees of May Davis, and an additional 25,000 warrants to purchase our shares to Butler Gonzalez, LLP, counsel to May Davis. May Davis acted as placement agent for the sale of the Series A Convertible Preferred Stock. The warrants are exercisable at a price of $.07 per share for a period of five years.

         Pursuant to a registration rights agreement we entered into with the selling stockholders who purchased our Series A Convertible Preferred Stock, we have filed a registration statement under the Securities Act, of which this prospectus forms a part, in order to permit the selling stockholders to resell to the public any shares that they acquire upon conversion of the Series A Convertible Preferred Stock and that are acquired upon exercise of the warrants referred to above. The number of shares that we have registered has been determined on the basis of the number of shares that would be issuable upon conversion of the Series A Convertible Preferred Stock as of November 22, 2000, subject to the maximum number of shares of common stock that may be issued upon such conversion plus the number of shares issuable upon exercise of the warrants. We are required to pay a penalty if the registration statement of which this prospectus forms a part is not declared effective on or before October 9, 2000. The amount of the penalty is 1 1/2% of the liquidation value of a share for each month or part thereof that the registration is not effective. As of the date of this prospectus, we have paid aggregate penalties to the holders of our Series A Convertible Preferred Stock of approximately $15,000.


                         DETERMINATION OF OFFERING PRICE

         The common stock offered by this prospectus may be offered for sale from time to time in transactions on the NASD's OTC Bulletin Board, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or negotiated prices. As such, the offering price is indeterminate as of the date of this prospectus.

                                 USE OF PROCEEDS

         The proceeds from the sale of the shares will be received directly by the selling stockholders. No proceeds will be received by us from the sale of the shares offered hereby.

         However, we will receive the proceeds, if any, relating to the exercise of the warrants. The exercise price of the warrants is $.07 per share. We propose using the proceeds of the exercise of the warrants, if any, for general working capital purposes.


                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2000.

Long-term obligations:
         Notes payable, less current portion                      $      52,112
         Notes payable related party, less current portion              100,000
         Convertible Debentures, less current portion                   100,000
         Capital lease obligations, less current portion                  5,788

Total long-term obligations                                             257,900

Stockholders' equity:

         Preferred Stock, no par value:  5,000,000 shares
         authorized, 483,301   shares outstanding                       809,593
         Common Stock, no par value; 600,000,000 shares
         authorized, 69,634,029 shares outstanding                   14,466,035

         Accumulated deficit                                        (18,183,213)
         Treasury stock                                                 (48,803)

         Total stockholders' deficiency                              (2,956,388)

Total capitalization                                              $   2,698,488
                                                                  =============

                           PRICE RANGE OF COMMON STOCK

         Our common stock is quoted on the NASD's OTC Bulletin Board under the symbol "DMEC." The range of high and low bid information for our common stock for each full quarterly period during our last two fiscal years and for the first quarter of fiscal 2001, is as follows:

               Period                High Bid                    Low Bid
               ------                --------                    -------
Fiscal 1999
-----------
         1st quarter                   0.135                      0.041
         2nd quarter                   0.16                       0.055
         3rd quarter                  0.0625                     0.0625
         4th quarter                   0.125                      0.08
Fiscal 2000
         1st quarter                   0.24                       0.06
         2nd quarter                   0.19                       0.06
         3rd quarter                   0.11                       0.02
         4th quarter                   0.20                       0.05
Fiscal 2001
         1st quarter                   0.125                      0.045
         2nd quarter                   0.067                      0.024

         These quotations were obtained from the NASD's OTC Bulletin Board quarterly quote summaries, and reflect interdealer prices, without retail markup, markdown, or commission and may not represent actual transactions. On November 22, 2000, the closing bid price for our common stock was $.025. As of the same date, there were 2,450 holders of record of our common stock.

         The transfer agent for our common stock is Continental Stock Transfer & Trust Company, New York, New York.


                                 DIVIDEND POLICY

         We have never paid any cash dividends on our common stock. We intend to retain all earnings, if any, for use in our business operations and in the expansion of our business and do not anticipate paying cash dividends on our common stock in the future. Declaration and payment of future dividend, if any, will be at the sole discretion of our board of directors.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Six Months Ended September 30, 2000, Compared With Six Months Ended September 30, 1999

Overview

         During the six months ended September 30, 2000, we continued to implement our operational changes to meet our primary goals in generating profits in fiscal 2001, and to position Diamond Entertainment as a going concern to generate positive cash flow starting the fourth quarter of fiscal year 2001. We have made strong gains towards converting 50% of our video products sales to higher margin DVD format sales during fiscal year 2001. During the quarters ended June 30, 2000 and September 30, 2000, DVD product sales accounted for approximately 8% and 30% of total sales, respectively. We have also reduced operating expenses by approximately $648,000 during the six month period ended September 30, 2000 when compared to the same period a year earlier.

         Although we believe that the outlook is favorable, there can be no assurance that market conditions will continue in a direction favorable to us.

Results of Operations

         Our net loss before preferred dividend for the six months ended September 30, 2000 was approximately $522,000 as compared to a net loss of approximately $1,349,000 for the same period last year. The primary reason for the net loss was our operating loss of approximately $361,000.

         Our operating loss for the six months ended September 30, 2000 was $361,000 as compared to an operating loss of approximately $1,049,000 for the same period last year. The decrease in our operating loss arose primarily from decreased operating expenses of approximately $648,000, and an increase in gross profit of approximately $40,000.

         Our sales for the six months ended September 30, 2000 and 1999, were approximately $1,473,000 and $1,673,000 respectively. Our sales decreased by approximately $200,000 from the same period a year earlier with decreased video product sales and toy products of approximately $37,000 and $163,000, respectively. The lower video and toy product sales when compared to the same period a year earlier was attributable to lower demand from our major customers resulting from primarily, the lack of new products. We plan to acquire new titles for videocassette and DVD products over the remainder of fiscal year 2001. Sales of our products are generally seasonal resulting in increased sales starting in the third quarter of the fiscal year.

         Cost of sales for the six months ended September 30, 2000 and 1999 were $921,000 and $1,160,000 or 63% and 69% of sales, respectively. The decrease in cost of goods of approximately $239,000 was due to lower sales volume offset by higher DVD product margins.

         Gross profit for the six months ended September 30, 2000 and 1999 was approximately $553,000 and $513,000, or 37% and 31% of sales, respectively. The higher gross margin of approximately $40,000 was primarily the result of product mix moving towards the higher margin DVD product line offset by lower sales volume.

         Operating expenses for the six months ended September 30, 2000 and 1999 were approximately $914,000 and $1,562,000, respectively. This decrease in operating expenses of approximately $648,000 was the result of our lower expense levels in general administrative, selling, bad debt, and non-cash consulting and compensation. General administrative expenses for the six months ended September 30, 2000 and 1999 were approximately $593,000 and $768,000, respectively. The decrease in general administrative expenses of approximately $175,000 was primarily the result of lower expense levels of office rent, salaries, and payroll related costs. Selling expenses for the six months ended September 30, 2000 and 1999 were approximately $215,000 and $508,000, respectively. The decrease in selling expenses of approximately $293,000 was attributable mainly to lower expense levels in salaries, royalty expense, freight, advertising and sales promotion related expenses. Non-cash consulting and compensation expenses for the six months ended September 30, 2000 and 1999 were approximately $70,000 and $286,000, respectively. The decrease of approximately $216,000 resulted primarily from the lower costs associated with the issuance of stock options to consultants and employees. Bad debt expense for the six months ended September 30, 2000 and 1999 were approximately $91,000 and $66,000, respectively. Interest expense for the six months ended September 30, 2000 and 1999 were $161,000 and $308,000 respectively. The decrease in interest expense of approximately $147,000 was the result of lower levels of borrowings together with lower non-cash interest expenses associated with issuance of stock options. As of September 30, 2000, our outstanding debt was approximately $3,802,000 of which approximately $3,544,000 is classified as current.

         Our auditors issued a going concern report for the year ended March 31, 2000. There can be no assurance that management's plans to reduce operating losses will continue or our efforts to obtain additional financing will be successful.


Year Ended March 31, 2000 Compared With the Year Ended March 31, 1999

Restatement and Correction of Errors

         Our consolidated balance sheet and related consolidated statements of operations, stockholders' deficiency and cash flows for the year ended March 31, 1999, were re-audited. As the result of this re-audit, we have restated our fiscal year 2000 financial statements to expense $255,000 of deferred costs, which were incurred due to the issuance of stock options. Also, the 2000 financial statements have been adjusted to reflect cumulative adjustments of $308,209 for 1999 restatements, which have decreased the net loss.

         We have restated our March 31, 1999 financial statements to reflect adjustments increasing our net loss by approximately $1,123,000. The management's discussion and analysis set forth in this section are based upon the restated financials for the two years ended March 31, 2000.

         The financial statements for the period ended March 31, 1999, were restated as a result of the following:

1. In 1999, we issued convertible debentures for $175,000 and $100,000 to an unrelated third party and a $50,000 convertible debenture to our President. Since the debentures are convertible into restricted shares of our common stock at a rate below market price of our common stock on the date of issuance of the debentures, the first 20% of the below market price was attributed to the lack of tradability of the shares, due to restrictions on sale and the remainder of the below market price was attributed to financing costs. The additional amount of financing cost for such debentures was calculated to be $105,000, $73,600 and $37,600, respectively. We did not record the effect of this matter in our financial statements. The effect on the financial statements was a $216,200 increase in common stock and a corresponding increase in selling, general and administrative expense.

2. In 1999, we converted $145,959 of accrued interest into 3,445,011 shares of our common stock at a conversion rate below the market price of our common stock. We recorded additional interest expense of $157,987 for the difference between the conversion price and the market price of our common stock. The effect on the financial statements was a $157,987 increase in common stock and a corresponding increase in selling, general and administrative expense.

3. Our equity investment was recorded at a value of $50,000 when the book value was approximately $7,500. The effect on the financial statements was a $42,500 decrease in the investment and a corresponding decrease in the valuation adjustment for the investment.

4. We had $175,000 of deferred costs associated with a loan fee, which was being amortized over the life of the loan. The amortization expense for 1999 was understated by $16,468. The effect on the financial statements was a $16,468 decrease in total assets and a corresponding increase in selling, general and administrative expense.

5. In 1999, we had approximately $176,000 of consignment sales recorded as accounts receivable. The effect on the financial statements was a $176,000 decrease in sales and $86,000 decrease in cost of goods sold for a $90,000 decrease in the gross profit.

6. In 1999, we issued 1,524,523 shares of common stock for services rendered. The shares were valued at $34,500. However, the market value of the common stock on the date of issuance was $49,905. The effect on the financial statements was a $15,405 increase in common stock and a corresponding increase in selling, general and administrative expense.

7. In 1999, we granted an option to purchase 7,150,000 shares of our common stock to consultants. The options were valued at $39,000. However, the estimated market value of the options was $430,426. The effect on the financial statements was a $391,426 increase in common stock and a corresponding increase in selling, general and administrative expense.

8. In 1999, we granted an option to purchase 4,000,000 shares of our common stock to employees. We have elected to account for employee stock options under APB 25 and recorded an intrinsic expense of $15,000 for these options since the option price was below the market price of our common stock on the date of grant. However, the actual expense had been calculated to be $160,000. The effect on the financial statements is a $145,000 increase in common stock and a corresponding increase in selling, general and administrative expense.

9. As of March 31, 1999, we had $48,180 of deferred costs, which were incurred due to the issuance of stock options to consultants. Since the consultants were 100% vested in the options, we have determined that the associated cost of the options have no future value to us. The effect on the financial statements was a $48,180 decrease in total assets and a corresponding increase in selling, general and administrative expense.

Results of Operations

         Our net loss for the year ended March 31, 2000 was approximately $3,937,000 as compared to a net loss of approximately $2,714,000 for the same period last year. The primary reason for the net loss was our operating loss of approximately $3,576,000.

         Our operating loss for the year ended March 31, 2000 was $3,576,000 as compared to an operating loss of approximately $2,448,000 for last year. The increase in our operating loss of approximately $1,128,000 arose primarily from reduced gross profit of approximately $959,000, and increased non-cash expenses in connection with the issuance of equity instruments as compensation and other fees of approximately $450,000, offset by a reduction in other operating expenses of approximately $281,000.

         Our sales for the years ended March 31, 2000 and 1999, were $3,828,261 and $4,373,303 respectively. Our sales significantly decreased by approximately $545,000 from the prior year with decreased video and toy product sales of approximately $351,000 and $194,000, respectively. The lower video product sales for the year ended March 31, 2000, were primarily the result of our suspending most of our acquisition of new video titles until January of 2000, which is when we received favorable responses substantiating market acceptance for certain video titles in DVD, and the cancellation of a significant holiday order from a major chain store during October 1999. The lack of new video titles and the cancellation of the major holiday order forced us to sell our existing inventory at much reduced prices to generate cash for our operation, which also contributed the lower sales dollar volume during the fiscal year ended March 31, 2000. The lower toy product sales when compared to the prior year were primarily attributed to lower volume purchases from our major toy customer and sales of slower moving toy products at sales prices below previous year's market prices. Sales of our products are generally seasonal resulting in increased sales starting in the third quarter of the fiscal year. We expect the sales to increase in fiscal year ending March 31, 2001. Our sales for the quarter ended March 31, 2000, were approximately $633,000 as compared to the prior two quarters which averaged approximately $1,248,000 a quarter. This decrease in the last quarter was primarily attributable to the lack of new video titles mentioned above and the sale of video and toy product inventories at reduced selling prices.

         Cost of sales for the years ended March 31, 2000 and 1999 were approximately $3,348,000 and $2,934,000 or 88% and 67% of sales, respectively. The significant increase in cost of sales as a percentage of sales of 21% was primarily the result of lower sales prices charged to customers for video and toy products and the reduction of certain video and slow moving toy inventory down to its net realizable value. During fiscal year 2000, we generated custom duplication sales of approximately $618,000 having cost of sales 89% of sales which also contributed to the increase in cost of sales as a percentage of sales.

         Gross profit for the years ended March 31, 2000 and 1999 were approximately $480,000 and $1,439,000, or 12% and 33% of sales, respectively. The significant decrease in the gross profit as a percentage of sales was primarily due to the reduction in our selling prices on video and toy products, lower margin custom duplication sales and the write-down of certain video and toy inventory.

         Operating expenses for the years ended March 31, 2000 and 1999 were approximately $4,056,000 and $3,887,000, respectively. This increase in operating expenses of approximately $169,000 was primarily the result of increases in non-cash expenses in connection with the issuance of equity instruments as compensation and other fees of approximately $450,000, and offset by lower selling and general administrative expenses of approximately $215,000 and $66,000, respectively. The lower general and administrative expenses of approximately $66,000 was primarily the result of higher expense levels in facility rent of approximately $147,000, offset by a decrease in bad debt of approximately $213,000. The lower level of selling expenses of approximately $215,000 was primarily attributable to lower expenses in marketing and sales salaries and sales commissions of approximately $123,000 and $80,000, respectively.

         Bad debt expense for the years ended March 31, 2000 and 1999 were approximately $99,000 and $312,000, respectively, a decrease of approximately $213,000.

         Interest expense for the years ended March 31, 2000 and 1999 were $418,524 and $463,905, respectively. The decrease in interest expense in fiscal 2000 over fiscal 1999 of approximately $45,000 was primarily the result of lower levels of accounts receivable and asset based borrowings. As of March 31, 2000, our outstanding debt was approximately $3,940,000 of which approximately $282,000 is classified as long term.

         Our auditors issued a going concern report for the year ended March 31, 2000. There can be no assurance that management's plans to reduce operating losses will continue or our efforts to obtain additional financing will be successful. Management's plans are discussed under "Liquidity and Capital Resources - Operations."

Year Ended March 31, 1999 Compared with the Year Ended March 31, 1998

Results of Operations

         Our net loss for the year ended March 31, 1999 was approximately $2,700,000 as compared to a net loss of approximately $1,869,000 for the same period last year. The primary reason for the net loss was our operating loss of approximately $2,448,000.

         Our operating loss for the year ended March 31, 1999 was approximately $2,448,000 as compared to an operating loss of approximately $557,000 for the prior year. Our operating loss arose primarily from lower sales of approximately $4,400,000 and reduced gross profit of approximately $1,600,000, offset by a reduction in operating expenses of approximately $400,000.

         Our sales for the years ended March 31, 1999 and 1998, were $4,373,303 and $8,724,149, respectively. Our sales decreased by approximately $4,400,000 from the prior year with decreased video and toy product sales of approximately $2,200,000 each. The lower video product sales for the year ended March 31, 1999, were primarily the result of lower purchases by three of our major retailers. One of our major video retailers was sold, the second retailer experienced financial difficulties and the third opted to purchase videos from our competitors. The lower toy product sales when compared to the same period a year earlier was attributed to higher sales realized from the initial roll out of our new toy line during the previous year's holiday season. Sales of our products are generally seasonal resulting in increased sales starting in the third quarter of the fiscal year. We expect the sales to increase in fiscal year ending March 31, 2000. Our sales for the quarter ended March 31, 1999 were approximately $800,000 as compared to the prior two quarters which averaged approximately $1,500,000 a quarter. This decrease in the last quarter was attributable to the selling of certain toy inventory at a reduced selling price as a result of marketing difficulties.

         Cost of sales for the years ended March 31, 1999 and 1998 were approximately $2,900,000 and $5,700,000 or 66% and 65% of sales, respectively. The increase in cost of sales as a percent of sales was primarily the result of reducing certain toy inventory down to its net realizable values.

         Gross profit for the years ended March 31, 1999 and 1998 were approximately $1,400,000 and $3,000,000, or 34% and 35% of sales, respectively. The decreased percentage for gross profit as a percent of sales was primarily due to the write-down of certain toy inventory.

         Operating expenses for the years ended March 31, 1999 and 1998 were approximately $4,000,000 and $3,600,000, respectively. This increase in operating expenses of approximately $400,000 was primarily the result of the increase in non-cash expenses in connection with the issuance of equity instruments as compensation and other fees of approximately $500,000 offset by a net decrease in other operating expenses of approximately $100,000.

         Bad debt expense for the years ended March 31, 1999 and 1998 were $307,013 and $152,440, respectively.

         Interest expense for the years ended March 31, 1999 and 1998 were $463,905 and $420,583, respectively. The increase in interest expense in fiscal 1999 over fiscal 1998 of approximately $43,000 was the result of higher levels of borrowing. As of March 31, 1999, our outstanding debt was approximately $1,960,000, primarily all of which is classified as current. Interest income for the years ended March 31, 1999 and 1998 was $1,000 and $129,000, respectively. The lower accounts receivable from ATRE at March 31, 1998, and the subsequent cash payments from ATRE, resulted in lower accrued interest income for the year ended March 31, 1999 when compared to the same period a year earlier.

         Our auditors issued a going concern report for the year ended March 31, 1999. There can be no assurance that management's plans to reduce operating losses will continue or our efforts to obtain additional financing will be successful.

Liquidity and Capital Resources

         Our working capital deficit at September 30, 2000 was $3,192,185 as compared with a working capital deficit of $2,473,275 at September 30, 1999. This increase in the working capital deficit of approximately $719,000 is primarily the result of lower levels of accounts receivable, inventory and deferred consulting costs, offset by decreased borrowing.

         Our working capital deficit at March 31, 2000 was $3,531,291 as compared with working capital deficit of $2,244,472 at March 31, 1999. This increase in the working capital deficit of approximately $1,287,000 is primarily the result of lower levels of accounts receivable and inventory. As a result of lower sales recorded during the fourth quarter of fiscal 2000, when compared to sales in the same quarter a year earlier, accounts receivable were lower by approximately $140,000. Inventory at March 31, 2000 was approximately $1,100,000 as compared with approximately $2,200,000 at March 31,1999. This decrease in inventory of approximately $1,100,000 was the result of our liquidation of our slower moving video and toy inventories at prices at or below our actual cost, together with lower inventory requirements and a write down of certain video and toy inventory.

Operations

         For the six months ended September 2000, cash utilized for operations was approximately $440,000 as compared to $321,000 for the six months ended September 30, 1999. Net cash provided by financing activities during the six months ended September 30, 2000, and 1999 were approximately $498,000 and $264,000, respectively.

         We have also been experiencing difficulties in paying our vendors on a timely basis. These factors create uncertainty whether we can continue as a going concern.

         In the third quarter of fiscal 2001 we will require additional financing. A back-up plan is being considered in case this planned financing is not in place when required. We will have an alternative cash flow plan to react to this situation. Our principal objective is to have the above back-up plan and required financing implemented in fiscal 2001, which will lead to a profitable operation if they are successfully implemented, and will be subject to market and other conditions. Although we believe that the outlook is favorable, there can be no assurance that market conditions will continue in a direction favorable to us.

         For the year ended March 31, 2000, cash utilized for operations was approximately $398,000 as compared to $2,887,000 for the year ended March 31, 1999. Net cash provided by financing activities during the year ended March 31, 2000 and 1999 were approximately $483,000 and $2,474,000 respectively.

         In June of 1998, we borrowed approximately $2,700,000 in short term loans from two companies and the borrowings were used primarily to reduce our accounts payable balance. On October 1, 1999, the balance of these loans totaled approximately $1,880,725 and during the quarter ended December 31, 1999, we converted these short term loans into one year 7% Convertible Promissory Notes of $1,071,225 and $809,500 each, both due on September 30, 2000. We subsequently extended those notes through September 1, 2001. We intend to utilize future debt or equity financing or debt to equity conversions to help satisfy past due obligations and to pay down our debt obligations.

     In fiscal year 2000 we continued to operate at a loss and our working capital was substantially reduced. As a result, we have formulated a new plan which has as its primary goals 1) generating an operating profit in fiscal 2001, with the turn around complete in the second quarter and 2) positioning e-DMEC as a going concern which can generate positive cash flow starting the fourth quarter and allowing us to operate as a significant company in the distribution of home video cassettes, DVDs and general merchandise business. In order to achieve these objectives, we propose to undertake operating changes in fiscal 2001. These include:

o We are seeking to obtain additional debt or equity financing. In the event that we secure such financing, the first $500,000 to $600,000 will be used to expand our product line and increase sales. Any amounts over this will be used to pay down notes payable to a related party. We have no agreement nor any assurance that we will be able to secure any such financing.

o Extend the maturity date for a $100,000 convertible debenture and $150,000 of notes payable to a related party, in order to reduce our cash requirements.

o Convert approximately $1,051,000 of convertible debentures and approximately $810,000 of related party notes payable in order to reduce our cash requirements.

o Convert approximately 50% of our video products to DVD format in order to keep current with existing demand and technology. The new products are estimated to increase overall sales by approximately 18%, which will add to the overall gross profit margin by approximately 13%.

o Reduce operating expense to the lowest level possible, as we have relocated our office and warehouse facilities in order to reduce annual rent expense by approximately $250,000.

o Evaluate the lowest level of employee requirements to operate effectively, as we have reduced our payroll and payroll related expenses by approximately $350,000.

     We believe we have adequate cash resources to sustain our operations through the second quarter of fiscal 2001.

     In August of 1999, we entered into an agreement with American Champion Media, Inc., for the exclusive rights to distribute a workout video titled "Strong Mind, Fit Body," starring Joe Montana in all formats of video and DVD. The initial term of the agreement is two years. Royalty payments can range between $2.50 to $3.75 depending on the length of the program and quantities sold. We completed development of this product in July 2000. Because of a lack of market interest, on October 31, 2000, we cancelled the agreement with American Champion and have no further liability under the agreement.

     In December of 1999, we entered into an agreement with Romagosa International Merchandising, S.L., for a full length animated feature titled "Don Quixote," for the exclusive rights to distribute video and DVD units in the United States and Canada and their possessions. We paid advance royalties of $7,500 for the year ended March 31, 2000 and $7,500 in June of 2000.

     Beginning in October 1998, we entered into a four-year lease expiring in June 2002 for use as executive offices and manufacturing and warehouse facilities for approximately $21,800 monthly. During March 2000, our lessor brought action against us to recover delinquent rental payment and penalties arising from the termination of this lease. The action against us resulted in a stipulated judgment whereby we agreed to pay $72,000.00 at 10% interest by paying $6,600.00 per month for twelve consecutive months beginning April 1, 2000 through March 1, 2001. There is a penalty clause for a failure to pay in a timely manner which increases the total amount to $119,000 with immediate acceleration in the event of a default under the stipulated judgment. The required payments through June 30, 2000 all have been made in a timely manner and there have been no defaults. We leased a sales office space in Freehold, New Jersey for approximately $2,400 per month. This lease was to expire on October 31, 2001, however, in March of 2000 we successfully negotiated the termination of this lease by forfeiting the lease rental deposits of $4,800. Rent expense for this facility was approximately $20,000 for the year ended March 31, 2000. Also we leased for $9,274 per month office and warehousing space which would expire March 2001. Rent expense for this facility was approximately $111,283 for the year ended March 31, 2000. We have entered into a sublease for this space with a subtenant beginning January 1, 1999 which requires the subtenant to pay approximately $9,494 per month from March 1, 1999 through February 2000, and $9,936 per month from March 1, 2000 through March 31, 2001.

Investing

         For the six months ended September 30, 2000 and 1999, investments in masters and artwork were $34,300 and $26,692, respectively. Management continues to seek to acquire new titles to enhance its product lines.

         For the years ended March 31, 2000 and 1999, investments in masters and artwork were $64,419 and $72,073, respectively. Management continues to seek to acquire new titles to enhance its product lines.

         American Top Real Estate, Inc. was formed in March 1989 for the purposes of acquiring, owning and holding real property for commercial development. ATRE does not engage in any other business operations. We paid $50,000 for a 50% interest in ATRE. Our arrangement with our partners in ATRE requires that all parties contribute capital or loans pro rata according to their interests whenever required by ATRE for land acquisition, principal or interest payments, property taxes or other expenses.

         Upon sale or development of land, proceeds are used to repay all related loans and other obligations, with the remaining balance distributed among the shareholders of ATRE pro rata based on their interests. None of the other investors in ATRE are otherwise associated or affiliated with us, nor are any of ATRE's co-investors in its real estate holdings associated or affiliated with us. ATRE has interests in two real estate parcels.

         Parcel 1 consists of approximately 20 undeveloped acres purchased in two transactions, in 1989 and 1997. ATRE has a 70% interest in Parcel 1, located in Clark County, Washington. The total cost of Parcel 1, including financing expenses and taxes, was approximately $2,300,000 as of the date of this prospectus.

         Parcel 2 consists of 5.5 acres of undeveloped property, also in Clark County, Washington. ATRE's interest in Parcel 2 is 25%. Parcel 2 was purchased in 1989 for $717,000. Approximately 2.5 acres of Parcel 2 were sold in 1996. We received net proceeds of $121,600 from ATRE during fiscal 1997 relating to Parcel 2 sales. Approximately 3 acres remain unsold as of the date of this prospectus.

         During the year ended March 31, 1998, ATRE sold approximately 11 acres. We advanced an additional $80,320 to ATRE and received $220,600 from the proceeds of the parcel of 10 acres as repayment of the advances to ATRE in fiscal 1998. We also received approximately $600,000 from ATRE during the period April 1, 1998 through March 31, 1999.

         On November 28, 1998, we were advised by ATRE that it had no binding sales contracts for the remaining parcels of real estate owned by ATRE as these parcels of land continue to be developed for commercial use. Contracts that were pending have not closed due to possible changes in interest rates or possible overall market conditions. In addition, we were advised by ATRE that proceeds realized by ATRE during fiscal 1998 were reinvested into other parcels to improve the ability to sell the remaining parcels. In December 1998, we received from a real estate development specialist an informal valuation reflecting an aggregate approximate valuation of $5,200,000 for the remaining ATRE parcels. Although we believed that final sales contracts would be able to be consummated, at this time it is not possible to predict with any certainty when the closing of such sales contracts of commercial real estate may occur or whether the proceeds expected by us for their share in this real estate could be significantly less than anticipated. Therefore, the ultimate realizable value of the receivable for advances from ATRE could be substantially less than the preadjusted carrying value of $1,600,000. We set up a valuation allowance in the quarter ended March 31, 1998, of $1,117,788 and, accordingly, charged operations for that amount so that the amount due from ATRE at March 31, 1998 was presented at the amount of the 1998 subsequent receipts of approximately $500,000. Based upon the above circumstances the likelihood is that $1,117,788 from future proceeds from the sale of the ATRE parcels will not be realized by us with any certainty. At March 31, 1999, no monies were due from ATRE.

         In June 1998, we borrowed approximately $809,500 from ATRE to finance certain purchases of toy products. During the quarter ended December 31, 1999, we converted the amount borrowed of $809,500 into a one year 7% Convertible Promissory Note due on September 30, 2000. During the year ended March 31, 2000, we borrowed $600,500 from ATRE and paid back $81,000. We owed ATRE approximately $478,900 in short term notes at March 31, 2000.

         On June 2, 1999, ATRE entered into a real estate sale agreement for approximately $60,000 and in September 1999, entered into a sales agreement for another parcel of the remaining acres for approximately $550,000. During June 2000, the sales agreement for $600,000 entered into on June 2, 1999 was canceled by the buyer who forfeited the $25,000 purchase deposit to ATRE. On September 19, 2000, ATRE closed the sale for one parcel of the remaining acres for $550,000. The net proceeds of this sale was applied against ATRE's outstanding mortgage loan which was collateralized by the property sold. ATRE had previously repaid to us all past loans it borrowed from us including all applicable interest and at September 30, 2000, we owed ATRE $568,800 in accumulated loans it received, consisting of proceeds from ATRE's mortgage loans and partial proceeds from parcels previously sold. ATRE believes the remaining parcels will be sold and continues to list the properties with its real estate agent. Future sales are contingent on market conditions and there can be no assurance that ATRE will sell the remaining parcels within the next one to three years.

Financing

         On May 8, 1995, we closed a sales agreement with a Mexican company for $750,000 by allowing credit to us for duplication services and received $750,000 of duplication services in exchange for equipment having a book value of approximately $630,000. We classified the outstanding obligation of $288,701 at March 31, 1998 as notes payable. This note was repaid in weekly installments of $12,500 with the final payment made in September of 1998. Interest expense of approximately $4,127 was recorded for the year ended March 31, 1999.

         On August 30, 1996, we established a line of credit up to $2,500,000, whereby, $2,000,000 was backed by pledged receivables and inventory and $500,000 was guaranteed by our President. Interest was at a prime rate plus 3%. Interest expense from April 1, 1997 through December 31, 1997 was approximately $148,500. In December 1997, we repaid $469,221 on this line of credit and engaged another financial institution for a $2,500,000 financing arrangement. This arrangement is also backed by pledged receivables and inventory. Cost is 1.5% discounted from pledged invoices for every 30 days for the accounts receivable portion of the line of credit. The portion of the line of credit backed by inventory is determined by the lesser of $800,000, 25% of the clients finished toy inventory or 55% of the clients finished videotape inventory. Interest is charged at 16.18% per annum on this portion of the debt. This was formalized in June of 1998. Interest expense from December 1997 through March 31, 1998 was approximately $27,500. The Company reported total interest for the years ended March 31, 2000 and 1999 of approximately $419,000 and $464,000, respectively.

         During the quarter ended June 30, 1996, we issued convertible debentures of $1,257,988 with 10% interest per annum and a 7% commission. The principal amount was convertible in whole or in part into shares of our common stock at a conversion price equal to 65% of the average closing bid price for the common stock for five trading days immediately prior to the conversion. In no event could the conversion price be less than $.20 per share or more than $.75 per share. In conjunction with the debentures, we granted 1,000,000 warrants exercisable at $.25 per share to two consultants. Warrants for 46,000 shares were exercised for $11,500 during the year ended March 31, 1997.

         As of March 31, 1997, the 10% debentures of $290,000 were converted into 1,450,000 shares of our common stock by several offshore companies under Regulation S and $967,988 of convertible promissory notes payable were outstanding and in default by us. Interest expense of $97,000 and $24,702 was recorded for the years ended March 31, 1998 and 1997. Subsequent to September 30, 1997, we negotiated a one year extension agreement and agreed to add 15% to the note as a deferred financing cost of $110,721.

         In October 1997, we borrowed $360,000 from an unaffiliated entity with interest at 10% per year. At March 31, 1998, $185,208 was outstanding on this obligation. This note was repaid in September of 1998 by weekly payments of $7,500. Interest expense for the years ended March 31, 1999 and 1998 was $4,712 and $12,708, respectively.

         During March of 1998, the 10% debentures of $229,848 were converted into 6,037,668 shares of our common stock. In June of 1998, a convertible debenture holder converted the debenture with a balance of $91,750 into 2,823,077 shares of our common stock. This brought total conversions of $611,598 of debentures into 10,310,745 shares as of November 2, 1998.

         On March 11, 1998, we issued 347,368 shares of common stock to a salesman in lieu of commissions owed of $66,000. On February 25, 1999, we issued 25,000 shares of common stock to a salesman's beneficiary in lieu of commissions owed of $4,500.

         In the June 1998 quarter, our subsidiary received a total of $2,721,860 from related parties to be utilized by us to pay a major supplier for toy purchases. Subsequently, the related parties were successful in receiving credits of $743,935 from the toy supplier. These credits were applied by the related parties to the monies owed by us for the purchases of toys. We repaid the related parties $50,000 which left an outstanding obligation of $1,927,925 as of March 31, 1999.

         We negotiated and intended in July of 1999 to convert this outstanding related party payables into shares of our common stock. On August 5, 1999, the option to convert was canceled.

         In July of 1998, we raised $80,000 from the exercise of warrants for a total 1,800,000 shares of our common stock.

         On November 2, 1998, 10% debentures with a balance of $831,436 were reinvested into a new note for $921,851 for a new two year term expiring October 31, 2000 with interest of 10% and an extension bonus of $175,000, due November 1999 which bears interest at 2.5% per annum payable $50,000 per month after payment of all prior interest and the restructured note. The repayment term was a weekly amount of $6,250 in 1998 and $12,500 in the years 1999 and 2000. In addition there was an acceleration clause of repayments for certain events and a 5% late charge for any delinquent payments. The notes contain an option to convert the principal and interest balance into our common stock subject to certain pricing calculations. Collateral security included all of our assets and personal collection guarantee as additional security to the holder after subordination to the primary lender.

         In February of 1999, we converted $640,000 of the 10% debentures into 8,000,000 shares of common stock. On February 10, 1999, we converted the remaining balance of $172,661 and unpaid interest of $90,415 into 3,018,254 shares of common stock. It was also agreed that the $175,000 extension bonus, which was recorded as a deferred financing cost in February of 1999, could be converted into shares of common stock at an agreed exercise price subject to market conditions. We amortized $20,000 and $155,000 of the extension bonus as a financing expense for the year ended March 31, 1999 and March 31, 2000, respectively. During the year ended March 31, 2000, $175,000 extension bonus and accrued interest of $13,125 was converted into 3,500,000 shares of our common stock.

         In March and June 1999, we issued callable convertible notes for $50,000 and $100,000 to James Lu and Jeffrey I. Schillen, respectively. The notes bear interest at 10% per year with principal and interest due on the first anniversary of the date of issuance. Each note has been extended for an additional year. The notes also call for any amount of the outstanding principal to be converted into restricted shares of our common stock at the option of the lenders at a conversion rate of $0.05 per share. As of March 31, 2000, neither of the debentures had been converted.

         In March of 1999, we received a total of $150,000 from three investors and issued promissory notes due in one year with principal and interest paid bimonthly at an interest rate of 10%. The notes could be used as proceeds for the exercised options held by the investors. During the year ended March 31, 2000, the note holders used the $150,000 and accrued interest of $2,500 as funds to exercise their common stock options for a total aggregate of 3,000,000 shares of our common stock.

         In March and April of 1999, we issued two convertible notes for $100,000 and $50,000, respectively. The notes bear interest at 10% with principal and interest due on the first anniversary of the date of issuance. The notes also call for any amount of the outstanding principal to be converted into restricted shares of our common stock at the option of the lender at a conversion rate of $0.05 per share. As of March 2000, one investor converted the $50,000 note into 1,000,000 shares of our common stock.

         As of March 31, 2000, the outstanding balance of convertible notes was $100,000, which the lender extended the due date to March 2001. On June 2, 1999, we were advised by the convertible note holder of the $100,000 note to waive receipt of bimonthly principal payments and to continue to receive the bimonthly interest only payments.

         On April 12, 1999, we engaged three consultants for a period of one year each to provide managerial and strategic planning for financial matters and our expansion. The consultants received options to purchase an aggregate of 6,000,000 shares of our common stock exercisable at $0.05 per share in exchange for services to be rendered and the options were to expire on April 11, 2000. The options had an aggregate fair value at date of grant of approximately $291,000. These options were exercised in April 1999 by the forgiveness of $150,000 of notes payable, executed in March 1999 and cash proceeds of $150,000.

         On May 25, 1999, we issued to our President, as a bonus, options to purchase 2,500,000 and 1,000,000 shares of our common stock at $0.05 and $0.10 per share, respectively. The options expire on May 24, 2004. The options had an aggregate fair market value at date of grant of approximately $681,000. These options had not been exercised as of the date of this prospectus.

         On May 25, 1999, we issued to our V.P. of Sales and Marketing, as a bonus, options to purchase 500,000 and 500,000 shares of our common stock at $0.05 and $0.10 per share, respectively. The options expire on May 24, 2004. The options had an aggregate fair market value at date of grant of approximately $194,000. These options had not been exercised as of the date of this prospectus.

         In July 1999, we engaged a consultant for a period of one year to provide managerial and strategic planning for financial matters and expansion. The consultant received an option to purchase 1,000,000 shares of our common stock exercisable at $0.10 per share in exchange for services to be rendered and the option will expire on July 8, 2001. The option had an aggregate fair value at date of grant of approximately $40,000. These options had not been exercised as of the date of this prospectus.

         On July 13, 1999, we engaged a consultant for a period of one year to provide advice to undertake for and consult with us concerning managerial and strategic planning for financial matters and our expansion. The consultant received an option to purchase 1,000,000 shares of our common stock exercisable at $0.10 per share in exchange for services to be rendered and the option will expire on July 12, 2002. The option had an aggregate fair value at date of grant of approximately $127,000. These options had not been exercised as of the date of this prospectus.

         On August 2, 1999, we engaged two consultants for a period of one year to provide advice to undertake for and consult with us concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of our businesses, expansion of services, acquisitions and business opportunities. The consultants received options to purchase a total of 1,965,000 of our common stock exercisable at $.05 per share in exchange for services to be rendered and the options were to expire on August 2, 2000. The options had an aggregate fair value at date of grant of approximately $202,000. The options were exercised during the year ended March 31, 2000 by the forgiveness of $36,250 of principal and interest of debt outstanding for 725,000 shares and $50,000 cash and the forgiveness of $12,000 of accounts payable for 1,240,000 shares.

         During the quarter ended December 31, 1999, we converted approximately $1,880,725 in related party payables into one year 7% Convertible Promissory Notes of $1,071,225 and $809,500 each, both due on September 30, 2000. The terms of the new convertible notes allow us to make partial principal and interest payments from time to time and the holders of the convertible notes have the option to request such payments of the indebtedness evidenced by the notes either in the lawful money of the United States or in an equivalent value consisting of our common stock. The number of shares to be used, is determined by dividing the payment amount by the average twenty day bid price for our common stock during the twenty trading days prior to the date of such payment date. Also, during the quarter ended December 31, 1999, the related party to which $1,071,225 was owed by us, effected a transaction under which all its outstanding shares of common stock were sold to a party unrelated to us. At March 31, 2000, the balance of the Convertible Promissory Note to the unrelated party was $1,050,775 as a result of our recording payments toward the note in March 2000 and by offsetting $20,450 in money owed to us by the unrelated party. The notes were subsequently extended through September 1, 2001.

         On May 11, 2000, we entered into a securities purchase agreement with eight investors and sold 50 shares of Series A Convertible Preferred Stock to the investors for total consideration of $500,000, or $10,000 per share. The May Davis Group, Inc., acted as placement agent for the offering. May Davis received a placement fee of $40,000 and we issued warrants to purchase 1,500,000 shares of common stock to May Davis and certain designees of May Davis and warrants to purchase 25,000 shares of common stock to Butler Gonzalez, LLP, counsel to May Davis. The warrants are exercisable at a price of $.08 per share.

         Commencing August 9, 2000, the Series A Convertible Preferred Stock is convertible into shares of our common stock and automatically converts into common stock on April 12, 2002. The conversion price of our Series A Convertible Preferred Stock is the lower of $.08 per share or 78% of the average of the closing bid prices of our common stock on any five trading days in the ten trading day period preceding the date of conversion. The conversion price of the Series A Convertible Preferred Stock is also adjusted in the event of stock dividends, stock splits, recapitalizations, reorganizations, consolidations, mergers or sales of assets. The Series A Convertible Preferred Stock also provides for a premium upon conversion of the Series A Convertible Preferred Stock at the rate of 6% per annum payable in additional shares of our common stock. In no event can the Series A Convertible Preferred Stock be converted into more than 11,875,000 shares of our common stock. Additional features of the Series A Convertible Preferred Stock include a redemption feature at our option, commencing September 8, 2000, of shares of Series A Convertible Preferred Stock having a stated value of up to $100,000, a mandatory redemption feature upon the occurrence of certain events such as a merger, reorganization, restructuring, consolidation or similar event, and a liquidation preference over our common stock in the event of our liquidation, winding up or dissolution. The Series A Convertible Preferred Stock does not provide any voting rights, except as may be required by law.

         We are required to file a registration statement to register the common stock issuable upon conversion of the Series A Convertible Preferred Stock under the Securities Act to provide for the resale of the common stock. We are required to keep such registration statement effective until all of the shares have been resold.

New Authoritative Pronouncements

         In June 1998, the Financial Accounting Standards Board ["FASB"] issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gain or losses related to changes in the fair value of a derivative not designated as a hedging instrument is recognized in earnings in the period of the change, while certain types of hedges may be initially reported as a component of other comprehensive income [outside earnings] until the consummation of the underlying transaction.

         SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1998. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all of the provisions of SFAS No. 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter. SFAS No. 133 is not to be applied retroactively to financial statements of prior periods. We do not currently have any derivative instruments and we are not currently engaged in any hedging activities.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ["SOP"] 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs, and requires that such costs to be expensed as incurred. SOP 98-5 applies to all nongovernmental entities and is generally effective for fiscal years beginning after December 15, 1998. Earlier application is encouraged in fiscal years for which annual financial statements previously have not been issued. The adoption of SOP 98-5 is not expected to have a material impact on our results of operations, financial position, or cash flows as our current policy is substantially in accordance with SOP 98-5.

         FASB has had on its agenda a project to address certain practice issues regarding Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees." The FASB plans on issuing various interpretations of APB Opinion No. 25 to address these practice issues. The proposed effective date of these interpretations would be the issuance date of the final interpretation. If adopted, the interpretation would be applied prospectively but would be applied to plan modification and grants that occur after December 15, 1998. The FASB's tentative interpretations are as follows:

* APB Opinion No. 25 has been applied in practice to include in its definition of employees, outside members of the board or directors and independent contractors. The FASB's interpretation of APB Opinion No. 25 will limit the definition of an employee to individuals who meet the common law definition of an employee [which also is the basis for the distinction between employees and nonemployees in the current U.S. tax code]. Outside members of the board of directors and independent contractors would be excluded from the scope of APB Opinion No. 25 unless they qualify as employees under common law. Accordingly, the cost of issuing stock options to board members and independent contractors not meeting the common law definition of an employee will have to be determined in accordance with FASB Statement No. 123, "Accounting for Stock-Based Compensation," and usually recorded as an expense in the period of the grant [the service period could be prospective, however, see EITF 96-18].

* Options [or other equity instruments] of a parent company issued to employees of a subsidiary should be considered options, etc. issued by the employer corporation in the consolidated financial statements, and, accordingly, APB Opinion No. 25 should continue to be applied in such situations. This interpretation would apply to subsidiary companies only; it would not apply to equity method investees or joint ventures.

* If the terms of an option [originally accounted for as a fixed option] are modified during the option term to directly change the exercise price, the modified option should be accounted for as a variable option. Variable grant accounting should be applied to the modified option from the date of the modification until the date of exercise. Consequently, the final measurement of compensation expense would occur at the date of exercise. The cancellation of an option and the issuance of a new option with a lower exercise price shortly thereafter [for example, within six months] to the same individual should be considered in substance a modified [variable] option.

* Additional interpretations will address how to measure compensation expense when a new measurement date is required.

Year 2000 Issue

         During the year ended March 31, 2000, we conducted an assessment of issues related to the Year 2000 and determined that it was necessary to modify or replace portions of our software in order to ensure that our computer systems would properly utilize dates beyond December 31, 1999. We completed Year 2000 systems modifications and conversions during the year ended March 31, 2000. Costs associated with becoming Year 2000 compliant were not material. At this time, we cannot determine the impact that the Year 2000 issue will have on our key customers or suppliers. If our customers or suppliers do not convert their systems to become Year 2000 compliant, we may be adversely impacted. We are addressing these risks in order to reduce the impact on us. As of the date of this report, we did not experience any disruption to operations or any other problems relating to the Year 2000 issue.

Impact of Inflation

         We do not believe that inflation had an impact on sales or income during the past several years. Increases in supplies or other operating costs could adversely affect our operations; however, we believe it could increase prices to offset increases in costs of goods sold or other operating costs.


                                    BUSINESS

General

         We market and sell a variety of videocassette and DVD (Digital Video
Disc) titles to the budget home video and DVD markets, principally through our New Jersey sales office. During fiscal 2000, we introduced a new line of greeting cards under our trademark CineChrome (TM). In February 1997, we acquired a company, now a wholly-owned subsidiary, known as Jewel Products International, Inc., which is in the business of purchasing and distributing general merchandise including children's toy products and furniture.

         The increasing consumer demand for DVDs offers a new business opportunity for e-DMEC. In a study entitled "World DVD Planning Report" and published recently by "Strategy Analytics," the report concluded that DVDs will become the standard home video format within five years, largely replacing VHS cassettes, and that DVD video disc shipments, in calendar year 2000, will reach nearly 400 million units, and continue to soar to 2.3 billion by 2004, or a market of $44 billion per annum. With identical distribution and marketing channels as our video products, we are able to immediately introduce our new DVD line to our retailers and distributors who have been conducting business with us over the past ten years. While DVD is still in the infant stage of its product life cycle, we anticipate that the product will offer easier market penetration and higher profit margins.

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

         We distribute and sell videocassette and DVD titles including certain public domain programs and certain licensed programs. Public domain programs are titles that are not subject to copyright protection. Licensed programs are programs that have been licensed by us from a third party for duplication and distribution, generally on a non-exclusive basis. We market our programs to national and regional mass merchandisers, department stores, drug stores, supermarkets and other similar retail outlets. Generally, we sell our videocassette products to the public at retail prices ranging from $1.99 to $9.99 per videocassette and our DVD products at retail prices ranging from $6.99 to $9.99. Our products are also offered on consignment arrangements through one large mail order catalog company and one retail chain. Sales of our CineChrome greeting cards during fiscal 2000 and the first fiscal quarter of fiscal 2001 were minimal. The cards retail at between $5.50 to $6.95 per card.

         We are committed to acquiring more licensed video and DVD titles and upgrading the quality of our packaging and pre-printed materials in order to enhance our available products. Our videocassette program inventory currently consists of approximately 739 titles, including approximately 464 public domain programs and approximately 275 licensed programs. The titles comprise motion pictures, cartoons, educational, sports highlights, computer-literacy and exercise programs. Our DVD program inventory currently consists of approximately 22 titles, all of which are public domain programs. We are continually identifying new titles to add to our program inventory and intend to expand our selection of licensed programs which have historically shown a higher profit margin than public domain programs.

         In September 1998, we entered into an exclusive distribution agreement with a licensing and distribution company which granted us exclusive distribution rights for a new product line called CineChrome(TM), a trademarked product line utilizing classic images of licensed properties from film, music, sport, fine art and fine photography.

         During the third quarter ended December 31, 1999, we contracted with a customer to furnish video duplication services which were rendered through a third party contractor. There is no assurance that we will receive additional orders for such video duplication services in the foreseeable future.

         Until 1995, we were a full-service video product duplicating, manufacturing, packaging and distribution company, and were engaged in several distinct video production activities. In April 1995, we sold our custom duplication division, through which we duplicated and packaged videocassettes on a custom-made basis. We believed that this transaction was in our best interest since we could not compete effectively in the manufacture and duplication of videotapes. Our focus had changed to development, acquisition and distribution of video-related products to mass merchandisers and retailers.

         On January 31, 2000, we moved our principal offices from Cerritos, California to a smaller facility in Walnut, California. This move from our prior facility of approximately 49,000 square feet to our new facility of approximately 20,000 square feet was part of our effort to reduce our operating overhead. In making this move, we expect a significant reduction in our production costs in order to be more competitive in the pricing of the products we distribute.

         We completed our re-development of our web-site in early July 2000 as a fully operational e-commerce web-site. Although there can be no assurances, during fiscal 2001, we propose to implement an aggressive marketing and sales campaign on our web-site to fully capitalize on this new marketing and sales vehicle to increase our revenue and profit margins.

         Diamond Entertainment was incorporated under the laws of the State of New Jersey on April 3, 1986. In May 1999, we registered in the state of California to do business under the name "e-DMEC, Inc."

Video and DVD Product Lines

Video Program Line

         Our video program inventory consists of a total of nearly 739 titles appealing to all age groups. The programs include cartoons, horror films, science fiction, dramas, adventure stories, mysteries, musicals, comedies, fairy tale adaptations, educational programs, sports highlights, instructional and exercise programs. Public domain programs account for approximately 464 titles, and licensed programs account for approximately 275 titles of our program inventory.

         Motion Pictures - Public Domain. We offer a total of 106 feature motion picture titles including many film classics, such as "Life With Father," "Meet John Doe," "Pygmalion" and "The Little Princess," which generally appeal to adult audiences. We also market our own special collection of favorite performers' "Festivals," including The Three Stooges, Shirley Temple, Bob Hope, Jack Benny and Milton Berle. We have recently added titles such as "Call of The Wild," "Love Affair," "Thief of Bagdad," "Return of Rin Tin Tin" and "Seven Alone" and such horror titles such as "Slime People," "Horror Riser from the Tomb," "Demon," and "Pieces." Classical biblical tales including "Constantine and the Cross," "Herod the Great," "Esther and the King," and "David and Goliath," were also recently added.

         Animated Programs - Licensed. We have licensed during fiscal year 2000, in either English or Spanish language, a very high quality, full-length animation film, titled "Don Quixote." This film was released in video during the second quarter of calendar 2000, in Spanish and will be followed by an English version.

         Children's Programs - Licensed and Public Domain. Most of our cartoons are in the public domain, including 21 cartoon programs redubbed in Spanish. These programs are generally 30 minutes in length and consist of a series of cartoons selected by us. We also market approximately 18 children's holiday features, and 49 titles in our Testaments and Children's Bible series.

         Educational Programs - Licensed. We have licenses to market approximately 68 educational videos in two categories. For adults, titles include "Battle of Britain," "The Shores of Iwo Jima," and "Guadalcanal," along with titles that instruct preschoolers and school age children on topics such as learning numbers, telling time, simple mathematics, color identification and other practical skills.

         Sports Programs - Licensed. We have licenses to market 16 sports videos including five volumes of "Great Sports Memories" and "Basketball's Fabulous 50 Stars."

         Computer Software Learning Tutorial Programs - Licensed. We have licensed approximately 45 titles of computer tutorial videos including titles such as "Family Guide to the Computer," "Family Guide to the Internet," "Windows`98," "Word for Windows," "Mastering WordPerfect," "Mastering Excel for Windows," and "Make Your Own Web Page."

         TV Episodes - Public Domain. We have added TV episodes including "Mr. Lucky," "Peter Gunn," and "Yancy Derringer."


DVD Program Line

         Our DVD program inventory currently consist of 22 titles, all of which are public domain feature films and television episodes.

         Motion Pictures - Public Domain. We offer titles in DVD format such as "Zulu," "Constantine and the Cross," "The Demon," "Creature," "Honor Thy Father," "Great St. Louis Bank Robbery," and "The Holcroft Covenant" which generally appeal to adult audiences.

         Television Episodes - Public Domain. Television episodes in DVD include programs such as "The Lucy Show," "The Beverly Hillbillies," "The Andy Griffith Show," and the "The Red Skelton Show."

         We continuously seek to expand our program inventory by identifying titles that appeal to children and those that include popular performers, characters or themes. We also identify videos which are classic films, are educational or instructional videos or which have been requested by distributors. We enter into a licensing agreement with respect to those programs that are subject to copyright protection or obtain documentation confirming public domain status from various unaffiliated program suppliers.

         The costs associated with our film masters (used for duplicating) and artwork (for packaging and advertising) include the purchase cost of masters, initial fee for rights to duplicate, shooting costs and developing costs. During the year ended March 31, 2000, we acquired approximately 65 new titles and during the six months ended September 30, 2000, we acquired approximately 10 new titles. As of March 31, 2000, the net book value of our film masters and artwork was approximately $114,424. We believe that our film masters and artwork are significant assets since we derive the majority of our revenue from their use.

Suppliers - Video and DVD Products

         Our programs are duplicated, and in some cases packaged, by one DVD and five videotape manufacturers/duplicators located in the United States. Generally, we arrange with these firms to duplicate masters we supply, then label, package, shrink-wrap and carton the videocassettes or DVDs. Labels and packaging sleeves are supplied by us. We submit our orders and instructions by purchase order with terms payable within 90 days of delivery. For the year ended March 31, 2000, and the six months ended September 30, 2000, our video products business had purchases from two suppliers that amounted to approximately 60% and 43.6%, respectively, of net purchases. During such period, the percentage of net video product purchases made from such suppliers were 49% and 11%, respectively. We believe that, if for any reason we cannot rely on or retain the services of any of our current suppliers, duplicators or manufacturers, other suppliers would be available in the marketplace.

Markets and Customers - Video and DVD Products

         We market our program inventory to large retail chain outlets and provide each retail chain operator with brochures, advertising materials and literature describing and promoting our program inventory. We market our program lines using our own in-house sales personnel and outside independent sales representatives. Our products are sold through more than ten mass merchandisers such as Sam's Club, Costco and Best Buy, primarily in the Northeast, the South and the East Coast. These outlets sell our products to the general public at retail prices ranging from approximately $1.99 to $9.99 per videocassette. For the years ended March 31, 2000 and 1999, we derived revenue from our program inventory of approximately $3,563,400 and $3,957,000, respectively. For the year ended March 31, 2000, we had net sales to two customers, individually of more than 10% of our revenues, or approximately $1,003,000. For the year ended March 31, 1999, we had one customer responsible for more than 10% of our revenue, or approximately $2,466,000. The loss of one of these customers would have a material adverse effect on our financial condition and results of operations.

         Our marketing strategy of distributing directly to retail chain outlets has allowed us to market our products at all consumer levels. In particular, we seek to attract retail customers in department, drug, discount, electronic, music, toy and book stores as well as supermarkets and convenience stores. We have implemented a new sales method which seeks to improve our name recognition as a video company specializing in educational, children and film classic video titles. In addition, through our sales program, we seek to place increased focus on the promotion of sales to major mass merchandising companies which would increase the delivery of high volume orders. In addition to using independent sales representatives in certain geographical marketing areas, we are developing our existing website to enable us to sell our video and other products to our current customer base and directly to the retail customer.

         We derive approximately 40% of our gross revenue from sales to mass merchandisers and other retail outlets. Approximately 19% of gross revenue is derived from sales through consignment arrangements with a catalog company under which we deliver tapes to their facilities pending receipt of orders by customers. We only book sales from consignment sales after the catalog company delivers the actual funds from sales. Less than one percent of revenue are derived from programs sold on a retail basis directly to consumers.

Seasonality - Video and DVD Products

         We generally experience marginally higher sales of our programs from September through January due to increased consumer spending around the year-end holidays. During the year ended March 31, 2000, we derived approximately 48% of our gross revenue from sales during those five months, with approximately 52% of revenue generated in the other seven months of the year.

License Arrangements - Video and DVD Products

         We enter into license agreements under which we acquire from licensors the right to duplicate and distribute a licensed video program. Currently, none of the DVD programs that we distribute are licensed programs. Licenses may be exclusive or non-exclusive, but typically are non-exclusive. Generally, licenses cover specific titles. In return for the grant of certain rights by the licensor, we make certain advance payments or guarantees and also pay royalties. Royalty payments under license agreements typically are credited against any advances paid. Generally, our licenses are for a term of between three and seven years. While our efforts to renegotiate and renew our license agreements have generally been successful, there can be no assurance that such licenses will be renegotiated or renewed in the future. The programs that we have acquired under license contain limitations from the licensors regarding the geographic areas to which we can distribute our products and are usually restricted to distribution and sales in the United States and Canada.

         The various licensing agreements that we have entered into with licensors provide for advance payments ranging from $1,500 to $100,000 and subsequent royalty payments based upon either a per video sold fee or a percentage of wholesale price fee. During the year ended March 31, 2000, and the six months ended September 30, 2000, we incurred royalty expenses of approximately $103,000 and $10,500, respectively, under our licensing agreements.

Competition - Video and DVD Products

         We compete with other distributors of videotapes and DVDs, including major film studios and independent production companies, including Goodtime Videos, Platinum and Madasey. We also compete with manufacturers and distributors of other video formats. We have been able to compete based on offering low pricing and superior packaging designs. Most of the companies with which we compete are better established, have broader public and industry recognition, have financial resources substantially greater than ours and have manufacturing and distribution facilities better than those which now or in the foreseeable future will become available to us.

Jewel Products International, Inc.

         In May 1997, we acquired by way of merger, Beyond Design Corporation. Subsequently, we renamed the company Jewel Products International, Inc. We acquired Jewel in consideration of the issuance of an aggregate of 2,427,273 shares of our common stock and the assumption of certain obligations of Jewel. The Jewel acquisition was an arms-length transaction. Jewel is in the business of manufacturing and distributing one toy product, purchasing various other children's toy products from U.S.-based importers or directly from Asia for distribution, distributing toys to mass merchandisers in the United States and purchasing and distributing certain furniture products. In the fiscal year ended March 31, 2000, and six months ended September 30, 2000 revenue realized from Jewel's business amounted to approximately $222,900 and $6,600, respectively.

Product Lines

         At the time of its acquisition, Jewel's sole line of business was the manufacture and sale of its patented Woblong(R) Double Wing Flier, a bi-wing aerodynamic flying toy. The Woblong, subsequently renamed the Zoombie(R), is a game of catch intended to compete directly with Frisbee(R), Aerobie(R) and Whoosh(TM). During the year ended March 31, 2000, Jewel has introduced approximately 20 new toy items to its product line. Popular products include various plastic toy sets (for example, a Fire Rescue set, an Airport set, a City Movers set and plastic toy figurines). Toy products also include a line of plastic animal shaped squirt gun, and a radio controlled sports utility vehicle
(SUV). Jewel's toy products sell at retail prices ranging from approximately $2.00 to $12.00 per item.

         During fiscal 1999, we obtained the exclusive marketing rights to purchase and distribute a line of padded folding chairs and a table set. The furniture set sells at a retail price of approximately $109.00 to $129.00. The furniture product line is purchased directly from Asia and is distributed to mass merchandisers in the United States. We also offer the furniture on our website.

Suppliers - Toy Products

         For the year ended March 31, 2000, and the six months ended September 30, 2000, 39% and 100%, respectively, of our supplier purchases were from one supplier. We are continuing to diversify our supplier base, and made purchases from eight U.S. suppliers and three suppliers in China.

Markets and Customers - Toy Products

         In fiscal year 1998, we marketed our toy products using outside sales personnel and manufacturer representatives and utilized independent manufacturer's representatives to reach our customers. During fiscal year 1999, we began to pursue major chain retailers and drug store chains, such as Target, K-Mart, Toys R Us and Rite Aid and chain store opportunities in Canada. During fiscal 2000, we began shipping our Zoombie flying toy for sale by certain Target stores and we have placed the Zoombie toy product for sale on our web-site.

Competition - Toy Products

         We compete with other distributors of toy products including distributors of other flying toys such as "Frisbies." We concentrate on the most popular and new products available and offer these toy products for limited sales period and, as demand for products change, we are able to immediately switch to newer and more popular products. Most of the distributors with which we compete are better established, have a broader product line and industry recognition, and have financial resources substantially greater then ours.

Seasonality - Toy Products

         Our toy revenues are very seasonal and are currently generated during the period June through September.

Greeting Card Products

         In September of 1998, we entered into an exclusive distribution agreement which granted to us exclusive distribution rights obtained from a licensing and distribution company for a new product line called CineChrome(TM), which is a trademarked product line utilizing classic images of licensed properties from film, music, sport, fine art and fine photography. These classic images are being published on the front cover (in a greeting card format) using the patented print technology, KromeFX(TM). KromeFX(TM) is a proprietary printing process, which combines reflectivity, color vibrancy, depth of image and dimension. We derived revenues of approximately $42,100 from the sale of these products during fiscal 2000.

         The CineChrome(TM) cover is laminated to a high quality paper and printed on the inside cover, inside back and back all in four color process. The inside contains editorial information about the property including full color stills and the back cover serves as a letter of authenticity with branded and copyright information. The CineChrome(TM) is completed with a custom designed gallery standard envelope with the property's logo imprinted in two colors along with a two color CineChrome(TM) logo. In order to protect the integrity of the collectible there is an inserted stationery quality onion sheet note for messages from the sender. The onion skin has watermarks of the property logo and the branded logo, CineChrome(TM).

         We plan to distribute the CineChrome(TM) product line worldwide and expand the series of images to include a wide variety from other major studios and licensors. The currently existing product in the CineChrome(TM) product line is made up of 20 "Saturday Evening Post" Holiday and Special Occasion Gift Cards. Two sets of ten cards have been made into gift sets and cards can also be sold separately. There can be no assurance that we will be able to continue to market and distribute successfully the CineChrome(TM) products on our website or to our other customers.

Suppliers - Greeting Card Products

         We have two sources for our CineChrome(TM) products. One supplier is in Carlsbad, California who owns the patented print technology, KromeFX(TM) and another supplier in West Bend, Wisconsin, who utilizes its own proprietary technology which is similar to KromeFX(TM) process. During fiscal 2000, we purchased approximately $47,000 in CineChrome(TM) products utilizing the KromeFX(TM) process and approximately $14,000 from the West Bend supplier.

Competition - Greeting Card Products

         The KromeFX(TM) process which is utilized by our CineChrome(TM) products, is also available to our competitors who are in the business of selling posters, trading cards, inserts and other similar products. Under our exclusive distribution contract, we have the exclusive rights to use the KromeFX(TM) process in the greeting card format as long as we maintain certain performance criteria. As a result of our not meeting our minimum purchase requirements for KromeFX(TM) products under our exclusive distribution contract for the first year of the contract, the exclusive rights to use KromeFX(TM) has been nullified. Most of the companies with which we compete, including Hallmark, American Greeting Co. and Gibson are better established, have broader public and industry recognition, have financial resources substantially greater than ours and have manufacturing and distribution facilities better than those which now or in the foreseeable future will become available to us. The greeting card market requires substantial resources to obtain shelf space in retail outlets, therefore, we cannot assume that it can or will be successful in this marketplace or in the future.

American Top Real Estate

         American Top Real Estate, Inc. was formed in March 1989 for the purposes of acquiring, owning and holding real property for commercial development. ATRE does not engage in any other business operations. We paid $50,000 for a 50% interest in ATRE. Our arrangement with our partners in ATRE requires that all parties contribute capital or loans pro rata according to their interests whenever required by ATRE for land acquisition, principal or interest payments, property taxes or other expenses.

         Upon sale or development of land, proceeds are used to repay all related loans and other obligations, with the remaining balance distributed among the shareholders of ATRE pro rata based on their interests. None of the other investors in ATRE are otherwise associated or affiliated with us in our real estate holdings. ATRE has interests in two real estate parcels.

         Parcel 1 consists of approximately 20 undeveloped acres purchased in two transactions, in 1989 and 1997. ATRE has a 70% interest in Parcel 1, located in Clark County, Washington. The total cost of Parcel 1, including financing expenses and taxes, was approximately $2,300,000 through 1997.

         Parcel 2 consists of 5.5 acres of undeveloped property, also in Clark County, Washington. ATRE's interest in Parcel 2 is 25%. Parcel 2 was purchased in 1989 for $717,000. Approximately 2.5 acres of Parcel 2 were sold in 1996. We received net proceeds of $121,600 from ATRE during fiscal 1997 relating to Parcel 2 sales. Approximately 3 acres remain unsold as of the date of this prospectus.

         During the year ended March 31, 1998, ATRE sold approximately 11 acres of parcel 1. We received $588,733 during the year ended March 31, 1999 from the proceeds of the sale of the parcel of 11 acres as repayment of advances made to ATRE.

         At November 30, 1998, we were advised by ATRE that it had no binding sales contracts for the remaining parcels of real estate owned by ATRE as these parcels of land continue to be developed for commercial use. Contracts that were pending have not closed due to possible changes in interest rates or possible overall market conditions. In addition, we were advised by ATRE that proceeds realized by ATRE during fiscal 1998 were reinvested into other parcels to improve the ability to sell the remaining parcels. In December 1998, we received from a real estate development specialist an informal valuation reflecting an aggregate approximate valuation of $5,200,000 for the remaining ATRE parcels.

Although we believed that final sales contracts would be able to be consummated, at this time it was not possible to predict with any certainty when the closing of such sales contracts of commercial real estate may occur or whether the proceeds expected by us for our share in this real estate could be significantly less than anticipated. Therefore, the ultimate realizable value of the receivable for advances from ATRE could be substantially less than the preadjusted carrying value of $1,600,000. We set up a valuation allowance in the quarter ended March 31, 1998, of $1,117,788 and, accordingly, charged operations for that amount so that the amount due from ATRE at March 31, 1998 was presented at the amount of the 1998 subsequent receipts of approximately $500,000. Based upon the above circumstances the likelihood is that $1,117,788 from future proceeds from the sale of the ATRE parcels will not be realized by us with any certainty.

         In June 1998, we borrowed approximately $809,500 from ATRE to finance certain purchases of toy products. During the quarter ended December 31, 1999, we converted the amount borrowed of $809,500 into a one year 7% Convertible Promissory Note due on September 30, 2000. The repayment date of the note has been extended through September 1, 2001. During the year ended March 31, 2000, we borrowed $559,900 from ATRE and paid back $81,000. We owed ATRE approximately $478,900 in short term notes at March 31, 2000.

         On June 2, 1999, ATRE entered into a real estate sale agreement for approximately $600,000 and in September 1999, entered into a sales agreement for another parcel of the remaining acres for approximately $550,000. During June 2000, the sales agreement for $600,000 entered into on June 2, 1999 was canceled by the buyer who forfeited the $25,000 purchase deposit to ATRE. On September 19, 2000, ATRE closed the sale for one parcel of the remaining acres for $550,000. The net proceeds of this sale was applied against ATRE'S outstanding mortgage loan which was collateralized by the property sold. ATRE had previously repaid to us all past loans it borrowed from us including all applicable interest and at September 30, 2000, we owed ATRE $568,800 in accumulated loans it received, consisting of proceeds from ATRE's mortgage loans and partial proceeds from parcels previously sold. ATRE believes the remaining parcels will be sold and continues to list the properties with its real estate agent. Future sales are contingent on market conditions and there can be no assurance that ATRE will sell the remaining parcels within the next one to three years.

Employees

         As of September 30, 2000, we employed 25 full-time employees. During the peak season, we engage additional part-time or temporary employees to help with the surge for Christmas season orders. We reduce our manufacturing force after the peak season to improve the profitability of the operations when sales orders decline. Our employees are not unionized. Management believes that it has good working relations with its employees.

Copyright and Other Proprietary Rights

         We rely on a combination of common law trademark, copyright and trade secret law to establish and protect our proprietary rights and promote our reputation and the growth of our business. In addition, in the toy product line, the Woblong(R), subsequently renamed as the Zoombie(R), is protected by patent claims in the form of a utility patent registered with the U.S. Patent and Trademark Office. The U.S. Patent number is 5,131,879. Further, a design patent was issued on March 9, 1994 - D344,989.

         We license approximately 275 videocassette titles from licensors for duplication and distribution, generally on a non-exclusive basis. Such licensors could become subject to third party infringement claims which could result in their inability or unwillingness to license these titles to us and would impair our ability to provide such titles to our customers.

Description of Property

         We lease approximately 20,000 square feet at 800 Tucker Lane, Walnut, California under a lease that commenced January 6, 2000 and expires on January 31, 2003, for use as executive offices and manufacturing and warehouse facilities for a monthly rent of $10,500.00. We closed our 1,200 square feet facility in Freehold, New Jersey in April 2000, which we used for our sales office. In addition, we lease approximately 22,080 square feet in Cerritos, California for $9,274 per month which space was formerly used by us for executive offices and warehousing. We sublet the Cerritos property on January 1, 1999 for a term that expires on March 31, 2001. The sublease requires the subtenant to pay us $9,494 per month through February 2000, and $9,936 per month through the remaining term of the sublease. All of our lease and sublease agreements are with unaffiliated parties. We believe that we have sufficient space for operations for the next twelve months.

Legal Proceedings

         In 1998, we were contacted by attorneys for a foreign manufacturer claiming that a game distributed by Jewel infringed on the manufacturer's trademark and copyright. After internal investigation, we voluntarily ceased all sales of the allegedly infringing product and have stored our inventory of the game pending a resolution of the conflict. We place a book value of approximately $450,000 on the stored inventory. In March 1999, we entered into a settlement agreement with the manufacturer and distributor and, as part of the settlement, paid the manufacturer in March and April, 1999, an aggregate of $23,753 for the number of games sold by us and have agreed with the manufacturer in question that we may not sell, ship, or otherwise exchange the games without the manufacturer's express written permission and in no event may we sell the games in the United States. We are searching for a buyer in Eastern Europe and South America.

         We have in the past been named as defendant and co-defendant in various legal actions filed against us in the normal course of business. All past litigation has been resolved without material adverse impact on us. For the year ended March 31, 1999, there are three civil actions against us. One action is for alleged copyright infringement. We entered into a settlement agreement in February of 1998 to pay $208,000 over twenty-four months, and we have made all the required payments under the settlement agreement. The second action is for breach of service whereby we settled for two payments of $4,750 each that were paid July and August 15, 1999. In the third action, we received a letter from a production company on April 17, 1998, claiming that the sale of certain video tapes constituted copyright infringement. We investigated the claims in depth and challenged the claims for copyright infringement. The production company did not respond to our requests for information and explanations, dated May 8, 1998, and June 2, 1998, respectively. We received another letter on June 8, 1999, which again claimed that we were infringing on the production company's rights. The production company has responded to our requests for information and explanations and as of the date of this prospectus, we have not received a response to our challenge to the claims.

         On February 15, 2000, one of our suppliers brought legal action against us to collect approximately $35,200 comprising unpaid invoices, interest, court costs and attorneys fees owed to the supplier. We recorded the liability upon receipt of the goods and have acknowledged that this amount is owed to the supplier. During September 2000, we negotiated a weekly payment schedule and, as of the date of this prospectus, the balance owed is $22,668.

         During March 2000, the lessor of our Cerritos property brought action against us to recover delinquent rental payments and penalties arising from the termination of our building lease in Cerritos, California. The action against us resulted in a stipulated judgment whereby we agreed to pay $72,000.00 at 10% interest by paying $6,600.00 per month for twelve consecutive months beginning April 1, 2000 through March 1, 2001. There is a penalty clause for a failure to pay in a timely manner which increases the total amount to $119,000 with immediate acceleration in the event of a default under the stipulated judgment. The required payments through November 2000 have been made in a timely manner and there have been no defaults.

                                   MANAGEMENT

         Our directors and officers are as follows:


Name                           Age                Title
--------------------------     ---     -----------------------------------------

James K.T. Lu.............     53      Chairman of the Board, President, Chief
                                       Executive Officer, Secretary and Director

Jeffrey I. Schillen.......     54      Executive Vice President, Sales and
                                       Marketing and Director

Murray T. Scott...........     78      Director

Fred U. Odaka.............     63      Chief Financial Officer


Background of Executive Officers and Directors

         Set forth below is a description of the backgrounds of our executive officers and directors.

         James K.T. Lu (Class 2 Director). Mr. Lu has been a director since February 1989, Chairman of the Board, Chief Executive Officer and Secretary since March 1, 1990, and President since July 1991. Mr. Lu received his B.S.I.E. degree from Chung Yuen University Taiwan in 1969, his M.S.I.E. degree from the Illinois Institute of Technology in 1972 and a Master of Business Administration
(MBA) from California State University in 1981.

         Jeffrey I. Schillen (Class 1 Director). Mr. Schillen has been our Executive Vice President of Sales and Marketing since 1993 and has been a director since our inception in April 1986. From May 1984 to April 1986, Mr. Schillen was President and Chief Operating Officer of Music Corner Inc., a retail record, tape and video chain he co-founded. From 1974 to April 1984, Mr. Schillen founded and served as Vice President in charge of purchasing, store openings and acquisitions of Platter Puss Records, Inc., a retail record, tape and video chain.

         Murray T. Scott (Class 2 Director). Mr. Scott became a director in November 1993. Mr. Scott was the President and Chief Executive Officer of Gregg's Furniture, a custom furniture building business in Victoria, Canada, from 1958 to 1995. Mr. Scott remains involved with Gregg's Furniture in a consulting and advisory capacity.

         Fred U. Odaka. Mr. Odaka has been our Chief Financial Officer since September 2000. From December 1998 to September 2000 Mr. Odaka was a consultant to Diamond Entertainment and was our "acting" Chief Financial Officer. From July 1996 to July of 1998, Mr. Odaka served as chief financial officer for Front Row Collectibles, Inc., a manufacturer and distributor of super event collectibles. From January 1993 to June 1996, Mr. Odaka was a financial consultant and analyst for Kibel, Green Inc., a West Coast business advisory and financial services firm specializing in corporate re-structuring and crisis intervention. From July 1986 to December 1992, Mr. Odaka was a partner and principal of two investment banking firms concentrating in mergers and acquisitions. From November 1984 to June 1986, Mr. Odaka was vice president and chief financial officer for Ibex Computer Corporation, a manufacturer of computer tape drives. Mr. Odaka was a founder of Rexon, Inc., a publicly traded manufacturer of computers and computer peripheral equipment and, from May 1978 to October 1984, held the positions of vice president and chief financial officer and was instrumental in taking the company public. From January 1970 to April of 1978, Mr. Odaka was controller of the computer division of Perkin-Elmer Corporation, a publicly traded company that manufactures life sciences systems and analytical instruments. Mr. Odaka received his Bachelor of Science degree in finance from Fresno State College, Fresno, California.

         Under our certificate of incorporation, our board of directors is divided into three (3) classes, with each class to be elected by the shareholders every three years. All directors hold office for terms of three (3) years and until the next annual meeting of stockholders scheduled to vote on such class of directors and the election and qualification of their respective successors. Our board presently consists of three directors and our directors were elected at the 2000 annual meeting of stockholders for concurrent three year terms. None of our directors have resigned or declined to stand for re-election due to a disagreement on any matter relating to our operations, policies or practices.

         Officers are elected annually by our board of directors and, subject to existing employment agreements, serve at the discretion of our board.

Committees of the Board of Directors

         We have no standing audit, nominating or compensation committee, or any committee performing similar functions.

Indemnification of Directors and Officers

         Section 14A:3-5 of the New Jersey Business Corporation Act provides that: "Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth elsewhere in paragraphs 14A: 3-5 (2)(a) and 14A: 3-5(2)(b)."

         Our By-Laws provide that, to the extent permitted under the New Jersey Business Corporation Act, we may indemnify any director, officer, employee or agent against his expenses and liabilities incurred in connection with any proceeding involving such persons by reason of the fact that he was serving in such capacity.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth aggregate compensation paid for services rendered to us during the last three fiscal years by our Chief Executive Officer ("CEO") and our one most highly compensated executive officer other than the CEO who served as such at the end of the last fiscal year.

                              Summary Compensation Table

                                           Annual Compensation             Long Term Compensation
                                         ----------------------- -----------------------------------------
                                                                   Awards                Payouts
                                                                 ------------ ----------------------------
                                                                 Securities                    All Other
                                                                 Underlying   LTIP Payouts   Compensation
Name and Principal Position       Year    Salary ($)   Bonus ($) Options (#)       ($)            ($)
-------------------------------- ------- ----------- ----------- ------------ ------------- -------------
James K.T. Lu (1)                 2000     37,500         0           0             0           27,606
  President, Chief Executive      1999    120,000         0           0             0           89,983
  Officer and Secretary           1998     78,350         0           0             0           31,572

Jeffrey I. Schillen (2)           2000     50,000         0           0             0           15,618
  Executive Vice President of     1999    100,000         0           0             0           13,036
  Sales and Marketing             1998     51,500         0           0             0           20,792

----------------


(1) Mr. Lu's annual salary was $150,000 during the fiscal year ended March 31, 2000. He elected to defer $112,500 of his salary for this period. During March 2000, Mr. Lu waived all of his deferred salary owed as of March 31, 1999 and as of the date of this prospectus, Mr. Lu continues to defer a substantial portion of his salary.
(2) Mr. Schillen's annual salary was $120,000 during the fiscal year ended March 31, 2000. He elected to defer $70,000 of his salary for this period. During March 2000, Mr. Schillen waived all of his deferred salary owed as of March 31, 1999, and as of the date of this prospectus, Mr. Schillen continues to defer until August 2000, a substantial portion of his salary.

Option/SAR Grants in Last Fiscal Year

         The following table sets forth certain information with respect to the options granted during the year ended March 31, 2000, for the persons named in the Summary Compensation Table (the "Named Executive Officers"):

                              Number of      Percent of Total
                              Securities       Options/SARs
                              Underlying        Granted to
                             Options/SARs      Employees in    Exercise or Base
        Name                  Granted (#)        Fiscal Year      Price ($/Sh)   Expiration Date
------------------------     ------------    ------------------ ---------------- ---------------
James K.T. Lu                 2,500,000             56%              0.05           5/24/04
James K.T. Lu                 1,000,000             22%              0.10           5/24/04
Jeffrey I Schillen             500,000              11%              0.05           5/24/04
Jeffrey I. Schillen            500,000              11%              0.10           5/24/04


Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

         The following table sets forth certain information with respect to options exercised during the fiscal year ended March 31, 2000 by the Named Executive Officers and with respect to unexercised options held by such persons at March 31, 2000.

                                                        Number of Securities
                           Shares                      Underlying Unexercised         Value of Unexercised
                         Acquired On       Value            Options/SARs            In-the-Money Options/SARs
       Name              Exercise (#)   Realized ($)        At FY-End (#)                 at FY-End ($)
----------------------- --------------  ------------   ---------------------------  ----------------------------
                                                       Exercisable   Unexercisable   Exercisable   Unexercisable
                                                       ------------- -------------  ------------   -------------
James K.T. Lu                 0              0          6,000,000          0              0              0
Jeffrey I. Schillen           0              0          2,150,000          0              0              0

Employment Agreements

         In 1991, we entered into employment agreement with each of Messrs. Lu and Schillen for annual compensation of $150,000 and $90,000, respectively; both provide for annual adjustments in accordance with the consumer price index. However, effective 1996, Mr. Schillen's annual compensation was increased to $120,000. Consequently, contracted salary levels are at $150,000 for Mr. Lu and $120,000 for Mr. Schillen. Both employment agreements were extended in July 2000 for a period of five years terminating on December 31, 2005. In March 2000, Mr. Lu and Mr. Schillen both waived all of their deferred salaries owed as of March 31, 1999. See "Summary Compensation Table" above, and the notes thereto.

         On April 23, 1996 we agreed to reserve 1,000,000 shares of common stock for distribution to Messrs. Lu and Schillen. Such shares can be purchased for $.25 per share, in installment payments with a five year promissory note with interest at 6% per annum. As of the date of this prospectus such officers had not purchased any of such shares.

         In September 1997 as consideration for each of Messrs. Lu and Schillen agreeing to defer up to 90% of their salaries through March 31, 1998, we issued 3,000,000 shares of common stock and warrants to purchase 3,000,000 shares of common stock to Mr. Lu, and issued 750,000 shares of common stock and warrants to purchase 750,000 shares of common stock to Mr. Schillen. All of such warrants have an exercise price of $.10 per share. The warrants are fully vested and were exercisable until March 31, 1999. In March 1999, we extended the term of the warrants until August 24, 2002.

         We maintain two life insurance policies on Mr. Lu, one for our benefit in the amount of $1,000,000 and one for the benefit of Mr. Lu's designated beneficiary in the amount of $500,000. We maintain a life insurance policy on Mr. Schillen, for the benefit of Mr. Schillen's designated beneficiary, in the amount of $500,000.

         On September 1, 1997 we entered into employment agreements with nine other employees holding important positions. The agreements provided for the issuance of an aggregate of 550,000 shares of common stock with a fair value of $11,000, as payment for services, warrants for 550,000 shares with an exercise price of $.10 per share and the semi-monthly compensation of approximately $14,000 in the aggregate. On September 1, 1999, the warrants to exercise the 550,000 shares of common stock expired. On August 27, 1999, we granted warrants to purchase 300,000 shares of common stock, which expire on September 1, 2002, at an exercise price of $.10 per share to the five remaining employees with employment agreements.

         None of the employment agreements which we have with any of our executives, indicated above, provides for any specific compensation to such individuals should their respective employment agreements be terminated prior to expiration of their respective terms.

2000 Stock Compensation Plan

         On June 9, 2000, we adopted our 2000 Stock Compensation Plan for the purpose of providing a means of compensating selected key employees including officers, directors and consultants of Diamond Entertainment and our subsidiaries for their services rendered in connection with our development through the issuance of shares of common stock. We are authorized to sell or award up to 13,000,000 shares and/or options to purchase our common stock. The plan is administered by our board of directors which has the discretion to determine the grantees, the number of shares, the date of each grant, the consideration for the shares and such other terms and conditions as the board may determine. The plan terminates on May 31, 2001.

Remuneration of Directors

         To date, directors who are not also our employees have received no compensation for attending meetings of our board of directors. All directors are entitled to reimbursement of reasonable travel and lodging expenses related to attending meetings of our directors. There are no standard arrangements or agreements to provide compensation to directors for attending meetings of our board of directors.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In May 1995, James Lu, our Chairman, Chief Executive Officer and President, personally assumed our obligations to three services providers in the aggregate amount of approximately $1,131,000. The obligations are secured by all shares of our common stock owned or to be owned by Mr. Lu. In June 1995, Mr. Lu converted such obligations into 8,212,785 shares of common stock. In August 1995 Jeffrey I. Schillen and Murray T. Scott, agreed to assume $413,400 and $110,240, respectively, of the obligations assumed by Mr. Lu. In consideration for the reassignment of such obligations, Mr. Lu agreed to assign 3,000,000 and 800,000 of shares of common stock, respectively, to Messrs. Schillen and Scott.

         During the quarter ended June 30, 1996 we issued 10% convertible debentures in the original principal amount of $1,257,988. The principal was convertible into shares of our common stock at a conversion price equal to 65% of the average closing bid price for our common stock for five trading days immediately prior to the conversion. Through March 31, 1999, 10% convertible debentures in the aggregate amount of $519,848 (including $39,848 in accrued interest and $37,650 in extension bonuses) had been converted into 7,487,668 shares of our common stock at conversion prices ranging from $0.026 to $0.20 per share. One of the purchasers of our 10% convertible debentures was UC Financial, Ltd., which, upon purchasing 10% convertible debentures, became the beneficial holder of more than 5% of our common stock. Subsequent to March 31, 1998, an additional $91,750 in 10% convertible debentures were converted into 2,823,077 additional shares of common stock.

         On August 25, 1997 we executed a consulting agreement with Murray T. Scott, one of our directors, for long term strategic planning including development of marketing strategies and development and acquisition of new products. Mr. Scott's consulting agreement had a term of two years. As compensation under the agreement, Mr. Scott was issued 250,000 shares of common stock, and warrants to purchase an additional 250,000 shares of common stock at an exercise price of $0.10 per share. Such warrants expired on August 25, 1999.

         On September 1, 1997, we issued to each of Messrs. Lu and Schillen shares and granted warrants as consideration for agreeing to defer payment of their salaries. Mr. Lu was issued 3,000,000 shares of common stock and granted warrants to purchase an additional 3,000,000 shares of common stock at $0.10 per share through March 31, 1999. Mr. Schillen was issued 750,000 shares of common stock and granted warrants to purchase an additional 750,000 shares of common stock at $0.10 per share through March of 1999. The warrants are fully vested and were exercisable until March 31, 1999. In March of 1999, we extended the exercise periods of the warrants until August 24, 2002.

         In November and December 1997, Messrs. Lu and Schillen each guaranteed our obligations under a new line of credit established with a financial institution.

         In June of 1998, we borrowed approximately $2,700,000 in short term loans from two companies and the borrowings were used primarily to reduce our accounts payable balance. On October 1, 1999, the balance of these loans totaled approximately $1,880,725 and during the quarter ended December 31, 1999, our board of directors authorized the conversion of these short term loans into one year 7% Convertible Promissory Notes of $1,071,225 and $809,500 each, both due on September 30, 2000. The repayment date of the notes has been extended through September 1, 2001. We intend to utilize future debt or equity financing or debt to equity conversions to help satisfy past due obligations and to pay down our debt obligations and at September 30, 2000, the balances of these notes were approximately $1,123,536 and $866,165, respectively.

         In July 1998, Mr. Lu was granted additional options to purchase 6,000,000 shares of our common stock for $0.10 per share in consideration of his
(i) personal guaranty of our bank line of credit and (ii) loans made to us. Such options expire July 9, 2003.

         On July 30, 1998, we and Mr. Lu, our President, on the one hand, and The EMCO/Hanover Group, Inc. and three individual consultants, on the other hand, entered into a settlement agreement. The parties were in dispute arising out of our August 1997 engagement letter with the consultants and the agreed-upon payments to consultants thereunder of cash fees and a right to receive a five percent non-dilutive equity interest. In September 1997, an accounting firm issued a valuation letter stating that the right entitled the consultants to purchase 1,499,523 shares of our common stock for $0.01 per share. On October 6, 1997, pursuant to an assignment agreement, 1,499,523 shares of common stock owned of record by Mr. Lu were assigned and transferred to the consultants and the consultants agreed to remit all of the assigned shares to Mr. Lu and to exercise the right no later than October 15, 1997, whereupon Mr. Lu would tender the assigned shares back to the consultants. The consultants never remitted the assigned shares to Mr. Lu nor did they exercise their right.

Under the settlement agreement the parties terminated the engagement letter and the right, and the consultants agreed they would have no further right or claim to receive any shares of common stock pursuant either to the right or the engagement letter, or to receive any further fee or compensation under the engagement letter. Further, we agreed to issue to Mr. Lu 1,499,523 shares of common stock, for no consideration, in order to reimburse him for his assignment and transfer of the assigned shares to the consultants. The settlement agreement contained releases by the consultants and Mr. Lu.

         On November 2, 1998, 10% convertible debentures with a balance of $848,861 were reinvested into a new note for $921,851 for a new two year term expiring October 31, 2000 with interest of 10% and an extension bonus of $175,000, which caries interest of 1.5% per annum payable $50,000 per month after payment of all prior interest and the restructured note. The repayment term was a weekly amount of $6,250 and $12,500 in the years 1999 and 2000.

         On January 10, 1999, we engaged three consultants for a period of one year to provide advice and consult with us concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of our businesses of, expansion of services, acquisitions and business opportunities. The consultants received option to purchase a total of 4,700,000 of our common stock exercisable at $.05 per share in exchange for services to be rendered. The options were to expire on December 31, 2000. These options were exercised in February of 1999 for proceeds to us of $275,000.

         In February of 1999, we converted $640,000 of the 10% convertible debentures into 8,000,000 shares of common stock. On February 10, 1999, we converted the remaining balance of $172,661 and unpaid interest of $90,415 into 3,018,254 shares of common stock. It was also agreed that the $175,000 extension bonus, which was recorded as a deferred financing cost in February of 1999, could be converted into shares of common stock at an agreed exercise price subject to market conditions. During the year ended March 31, 2000, the $175,000 extension bonus and accrued interest of $13,125 were converted into 3,500,000 shares of our common stock.

         At March 31, 1999, we were owed approximately $69,000 from Mr. Lu for advances and loans. Simple interest is accrued monthly at an annual rate of 10% on the outstanding balance. For the years ended March 31, 1999 and 1998, we recorded interest income of $1,170 and $6,607, respectively. This loan amount is due in December 2001. On March 15, 1999, the unpaid balance of approximately $69,000 was forgiven by us in consideration for Mr. Lu's 1999 and 1998 personal guarantees for two leases and promissory notes.

         In March and June 1999, we issued callable convertible notes for $50,000 and $100,000 to James Lu and Jeffrey I. Schillen, respectively. The notes bear interest at 10% per year with principal and interest due on the first anniversary of the date of issuance. Each note has been extended for an additional year. The notes also call for any amount of the outstanding principal to be converted into restricted shares of our common stock at the option of the lenders at a conversion rate of $0.05 per share. The notes contain certain demand and piggyback registration rights. As of the date hereof, neither of the notes had been converted.

         In March of 1999, we received a total of $150,000 from three investors and issued promissory notes due in one year with principal and interest paid bimonthly at an interest rate of 10% per annum. The notes could be used to exercise options held by the investors. During the year ended March 31, 2000, the note holders used the $150,000 and accrued interest of $2,500 as funds to exercise their common stock options and received an aggregate of 3,000,000 shares of our common stock.

         In March and April of 1999, we entered into two convertible debentures for $100,000 and $50,000, respectively. The debentures bear interest at 10% with principal and interest due on the first anniversary of the date of issuance. The debentures also call for any amount of the outstanding principal to be converted into restricted shares of our common stock at the option of the lender at a conversion rate of $0.05 per share. As of March 2000, one investor converted the $50,000 debenture into 1,000,000 shares of our common stock. As of March 31, 2000, the outstanding balance of convertible debentures was $100,000, and the lender has extended the due date to March 2001.

         On April 12, 1999, we engaged three consultants for a period of one year each to provide managerial and strategic planning for financial matters and expansion. The consultants received options to purchase an aggregate of 6,000,000 shares of our common stock exercisable at $0.05 per share in exchange for services to be rendered and the options were to expire on April 11, 2000. The options had an aggregate fair value at date of grant of approximately $292,000. These options were exercised in April 1999, by the forgiveness of $150,000 of notes payable, executed in March 1999 and cash proceeds of $150,000.

         On May 25, 1999, we issued to Mr. Lu, as a bonus, options to purchase 2,500,000 shares of our common stock at $0.05 and options to purchase 1,000,000 shares of our common stock at $0.10 per share. The options expire on May 24, 2004.

         On May 25, 1999, we issued to Mr. Schillen, as a bonus, options to purchase 500,000 shares of common stock at $0.05 and options to purchase 500,000 shares of our common stock at $0.10 per share. The options expire on May 24, 2004.


         During the quarter ended December 31, 1999, we converted approximately $1,880,725 in related party payables into one year 7% Convertible Promissory Notes of $1,071,225 and $809,500 each, both due on September 30, 2000. The terms of the convertible notes, allow us to make partial principal and interest payments from time to time and the holders of the convertible notes have the option to request such payments of the indebtedness evidenced by the notes either in the lawful money of the United States or into our common stock, the number of shares, determined by dividing the payment amount by the average twenty day bid price for our common stock during the twenty trading days prior to the date of such payment date. The provisions of each of the notes prohibit the holder from receiving shares of our common stock as payment of principal or interest if as a result of the payment the holder would own in excess of 4.9% of our common stock after payment. Also, during the quarter ended December 31, 1999, all of the common stock of the related party to which $1,071,225 in related parties payable was owed by us, was sold to an unrelated party. At March 31, 2000, the balance of the Convertible Promissory Note to the unrelated party was $1,050,775 as a result of payments toward the note in March 2000, and by offsetting $20,450 in money owed to us by the unrelated party. The notes were subsequently extended through September 1, 2001.

         On June 9, 2000, we entered into three consulting agreements that will terminate on May 31, 2001, whereby the consultants will provide consulting service for us concerning management, marketing, consulting, strategic planning, corporate organization and financial matters in connection with the operation of our businesses, expansion of services, acquisitions and business opportunities. The consultants received options to purchase a total of 7,300,000 of our common stock exercisable at $.035 per share in exchange for services to be rendered and the options expire on May 31, 2001. In June and July of 2000, we received $215,500 in cash for the issuance of the 6,157,143 shares upon the exercise of these options and the remaining 1,142,857 options were exercised for consulting services incurred and owed by us to one of the consultants totaling $30,000 and from the cancellation of an obligation of $10,000 in principal and interest owed to the same consultant.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of November 22, 2000, with respect to the beneficial ownership of the outstanding shares of our common stock and preferred stock by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each director, (iii) each Named Executive Officer; and (iv) all directors and executive officers as a group. Unless otherwise indicated below, such individuals have the sole power to control the vote and dispose of such shares of capital stock.

                                                                                          Percentage of
                                                                                          Common Stock
                                                                                            Assuming
                                      Common Stock   Percentage of      Preferred         Conversion of
              Name (1)                    Owned       Common Stock   Stock Owned (2)   Preferred Stock (3)
              --------                ------------   -------------   ---------------   -------------------

James K. T. Lu (4)                     16,444,960        20.63%         209,287             21.03%
Diamond Entertainment Corporation
800 Tucker Lane
Walnut, CA  91789

Jeffrey I. Schillen (5)                 7,005,750         9.49%           36,282               9.58%
Diamond Entertainment Corporation
48 St. Lawrence Way
Marlboro, NJ  07746

Murray T. Scott (6)                     1,300,000        1.86%           75,796               2.07%
Diamond Entertainment Corporation
800 Tucker Lane
Walnut, CA  91789

All directors and officers as a        24,750,710        29.42%          321,365             29.94%
group (3 persons) (7)

----------------------

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and is generally determined by voting and/or investment power with respect to securities. Unless otherwise noted, all shares of common stock listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them. Such person or entity's percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity which are exercisable within 60 days from the date thereof exercised or converted as the case any be.

(2) The preferred stock entitles the holder to 1.95 votes for each share owned and each share may be converted into 1.95 shares of common stock.

(3)  Assumes conversion of shares of preferred stock beneficially owned.

(4) Mr. Lu is President, Chief Executive Officer, Secretary and a director. Includes 10,100,000 shares of common stock issuable upon exercise of warrants, options and convertible notes.

(5) Mr. Schillen is the Executive Vice President and a director. Includes 4,150,000 shares of common stock issuable upon exercise of warrants, options and convertible notes.

(6) Mr. Scott is a director. Includes 250,000 shares of common stock issuable upon exercise of warrants.

(7) Represents 10,250,710 shares of common stock outstanding and 14,500,000 shares of common stock issuable upon exercise of warrants, options or convertible notes.


         There are no agreements or other arrangements or understandings known to us concerning the voting of our common stock or otherwise concerning control of us which are not disclosed herein. There are no pre-emptive rights applicable to our securities.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our common stock by the selling stockholders as of November 22, 2000. The number of shares of common stock listed as beneficially owned by each selling stockholder and potentially offered by this prospectus represents the number of shares of common stock issuable to such stockholder upon conversion of outstanding shares of Series A Convertible Preferred Stock and upon exercise of the warrants as of November 22, 2000. The provisions of the certificate of incorporation governing the Series A Convertible Preferred Stock and the terms of the warrants prohibit any holder thereof from converting the Series A Convertible Preferred Stock or exercising the warrants to the extent such conversion would result in such holder owning in excess of 4.9% of our common stock after the conversion. The cover page of this prospectus indicates the selling stockholders may sell up to 13,400,000 shares of common stock. This number includes up to 11,875,000 shares that may be issued upon conversion of the Series A Convertible Preferred Stock, an amount to cover the 6% per annum premium payable in common stock upon the Series A Convertible Preferred Stock at the time of conversion and the 1,525,000 shares of our common stock issuable upon exercise of the warrants. Upon completion of the offering and assuming the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus, the selling stockholders will not own more than 1% of the outstanding shares of our common stock.

                                                                Shares Owned
                                                               After Offering
                             Shares Owned    Shares Being     -----------------
         Name              Before Offering     Offered      Number(1) Percent(1)
 -----------------------   ----------------  ------------   --------- --------
 Jeffrey Hrutkey             1,187,500 (2)     1,187,500      -0-         -0-
 Charles and Ann Adkins      1,187,500 (2)     1,187,500      -0-         -0-
 Gordon D. Mogerley          7,125,000 (2)     7,125,000      -0-         -0-
 Michelle Levite               475,000 (2)       475,000      -0-         -0-
 Ralph Lowry                   712,500 (2)       712,500      -0-         -0-
 Anthony E. Rakos              237,500 (2)       237,500      -0-         -0-
 Gerald Holland                475,000 (2)       475,000      -0-         -0-
 John Bollinger                475,000 (2)       475,000      -0-         -0-
 The May Davis Group, Inc.     200,000 (3)       200,000      -0-         -0-
 Hunter Singer                 162,500 (3)       162,500      -0-         -0-
 C. Max Rockwell               162,500 (3)       162,500      -0-         -0-
 Joseph Donahue                162,500 (3)       162,500      -0-         -0-
 Mark A. Angelo                662,500 (3)       662,500      -0-         -0-
 Kenneth G. Merkel, II          20,000 (3)        20,000      -0-         -0-
 Blair Spruill                  72,000 (3)        72,000      -0-         -0-
 Michael Jacobs                 25,000 (3)        25,000      -0-         -0-
 Wayne Coy                      25,000 (3)        25,000      -0-         -0-
 Victor Knight                   4,000 (3)         4,000      -0-         -0-
 James Gonzalez                  4,000 (3)         4,000      -0-         -0-
 Butler Gonzalez, L.L.P.        25,000 (3)        25,000      -0-         -0-
                          ================  ============   ========  =========
                 Total:     13,400,000        13,400,000      -0-         -0-
                          ================  ============   ========  =========

--------------------

(1) Assumes that all shares acquired upon conversion of our Series A Convertible Preferred Stock or exercise of the warrants are sold pursuant to this prospectus.


(2) Represents shares of our common stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock. The maximum number of shares of common stock that we are obligated to issue upon conversion of all outstanding shares of Series A Convertible Preferred Stock is 11,875,000. These amounts assume that such maximum number of shares of common stock are issued pro rata among all holders of outstanding Series A Convertible Preferred Stock upon conversion thereof.


(3) Represents shares of our common stock issuable upon exercise of outstanding warrants.

         The selling stockholders have not had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our Series A Convertible Preferred Stock or warrants to purchase our common stock as a result of the negotiation and execution of the securities purchase agreement and, in the case if The May Davis Group, Inc., a placement agreement related to the placement of our Series A Convertible Preferred Stock.

         The shares offered hereby by the selling stockholders are to be acquired upon conversion of our shares of our Series A Convertible Preferred Stock or upon exercise of certain warrants. Under a registration rights agreements with holders of our Series A Convertible Preferred Stock, we agreed to register these shares for resale by the selling stockholders to permit the resale from time to time in the market or in privately negotiated transactions. We will prepare and file with the SEC amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until all of such shares have been resold.

         We have agreed to bear the expenses of registration of the shares, excluding broker discounts, commissions and transfer taxes.


                            DESCRIPTION OF SECURITIES

Common Stock

         We are authorized to issue 600,000,000 shares of common stock, no par value per share, of which 69,634,029 shares are issued and outstanding as of November 22, 2000. Each outstanding share of common stock entitles the holder thereof to one vote on all matters that may be voted upon by the owners thereof at meetings of the stockholders. The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefrom when declared by our board of directors; (ii) subject to the rights of our preferred stockholders, they are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or the winding up of our affairs; and (iii) do not have, except as described below, preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto. In addition, holders of our common stock do not have rights to cumulate their votes on matters on which stockholders may vote at meetings of stockholders. However, under Section 2115 of the California Corporations Code, specific provisions of the California General Corporation Law, including mandatory cumulative voting rights of stockholders, are made applicable to "Pseudo-California" corporations incorporated under the laws of other states which meet certain tests. The tests are: (i) that the average of specified property, payroll and sales factors (generally related to the extent of activities in California) exceed 50% on a consolidated basis during the corporation's latest full income year and (ii) that more than one-half of the corporation's outstanding voting securities are held of record by persons having addresses in California. We do no believe we meet such tests. If we were required to implement cumulative voting for the election of directors, the existence of a classified board of directors may have the effect of delaying or preventing changes in control or in management because a greater number of shares would be required to elect any one director.

Preferred Stock


         We are authorized to issue up to 5,000,000 shares of preferred stock, no par value per share, of which 1,000,000 shares have been designated Preferred Stock and 483,251 of which are issued and outstanding as of the date of this prospectus and 50 shares have been designated Series A Convertible Preferred Stock and all of such shares are issued and outstanding as of the date of this prospectus. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any new series of preferred stock and to fix the number of shares of any such series without any further vote or action by stockholders.


     Preferred Stock


         We have designated 1,000,000 authorized shares of preferred stock as Preferred Stock of which 483,251 are issued and outstanding as of the date of this prospectus. The Preferred Stock entitles the holder of a share to 1.95 votes and each share may be immediately converted into 1.95 shares of common stock. The Preferred Stock and common stock vote together on all matters.


         The Preferred Stock has no (i) dividend rights; (ii) sinking fund provisions; (iii) rights of redemption; (iv) classification provisions for voting; (v) pre-emptive rights; (vi) liability to further calls or to assessments by us, or (vii) any provision discriminating against any existing or prospective holder. Holders of shares of preferred stock are not entitled to any dividend preference. In the event of liquidation, holders of shares of preferred stock shall be entitled to a preference of $.01 per share, and any other remaining proceeds of liquidation shall be distributed share and share alike to holders of all capital stock.

     Series A Convertible Preferred Stock

         We have designated 50 shares of our preferred stock as Series A Convertible Preferred Stock and all of such shares are issued and outstanding as of the date of this prospectus. The Series A Convertible Preferred Stock ranks senior to our common stock for distributions upon our liquidation, dissolution or winding up. The Series A Convertible Preferred Stock provides for a premium of 6% per annum of the stated value of $10,000 per share payable in our common stock at the time of conversion of the Series A Convertible Preferred Stock into common stock. Commencing August 9, 2000, each outstanding share of Series A

Convertible Preferred Stock is convertible into our common stock and shall be automatically converted into our common stock on April 14, 2002. The conversion price of the Series A Convertible Preferred Stock is the lower of $.08 per share or 78% of the average of the closing bid prices of our common stock on any five trading days in the ten trading days preceding the date of conversion. The conversion price of the Series A Convertible Preferred Stock is also adjusted in the event of stock dividends, stock splits, recapitalizations, reorganizations, consolidations, mergers or sales of assets. To the extent the holders of Series A Preferred Stock convert and then sell shares of common stock, the price of our common stock may decrease even further due to additional shares in the market, allowing the holders to convert additional shares of Series A Convertible Preferred Stock into greater amounts of common stock.

         The Series A Convertible Preferred Stock does not provide any voting rights, except as may be required by law. However, we may not take certain actions that would adversely affect the rights of the holders of Series A Convertible Preferred Stock without the approval of two-thirds of the outstanding shares of Series A Convertible Preferred Stock.

         Commencing September 8, 2000, we have the right to redeem shares of Series A Convertible Preferred Stock having a stated value of up to $100,000 at a redemption price of 120% of such stated value. Also, holders of our Series A Convertible Preferred Stock have the right to require us to redeem their shares in the event we consummate a merger, reorganization, restructuring, consolidation or similar transaction except where we are the survivor, a majority merger or where holders receive the greater of 125% of the liquidation value of a share of Series A Convertible Preferred Stock or the price calculated on the basis of a discount to the market price of our common stock including a premium at the rate of 6% per annum. Holders of our Series A Convertible Preferred Stock also have a redemption right if any of the shares of our common stock issuable upon conversion of the Series A Convertible Preferred Stock cannot be sold under this prospectus, or if we fail to perform or comply with any of our obligations under the securities purchase agreement, any representation in such agreements are false or misleading and under certain other circumstances.

         In the event of the liquidation, winding up or dissolution of Diamond Entertainment, holders of Series A Convertible Preferred Stock will receive a liquidation preference of $10,000 plus a premium of 6% per annum of $10,000.

Warrants

         In connection with the sale of our Series A Convertible Preferred Stock, we issued an aggregate of 1,500,000 warrants to purchase our common stock to The May Davis Group, Inc., or its designees. May Davis acted as placement agent for the offering of the Series A Convertible Preferred Stock. We also issued an aggregate of 25,000 warrants to Butler Gonzalez, LLP, counsel to May Davis. The warrants are exercisable for five years from the date of issuance, and contain certain antidilution and cashless exercise provisions. The warrants are exercisable at a price of $.01 per share for a period of five years.

Anti-Takeover Provisions

         The provisions in our certificate of incorporation relating to a staggered board of directors and issuance of our preferred stock may have the effect not only of discouraging tender offers or other stock acquisitions but also of impeding management changes sought by existing shareholders. A classified board, while promoting stability in board membership and management, also moderates the pace of any change in control of our board of directors by extending the time required to elect a majority, effectively requiring action at a minimum of two consecutive annual meetings. All directors may be removed from office, with cause, upon the vote of holders of a majority of shares entitled to vote in the election of directors.

         These provisions enhance the possibility that a potential bidder for control of us will be required to act through arm's-length negotiation with respect to a major transaction, such as a merger, consolidation or purchase of substantially all of our assets. Such provisions may also have the effect of discouraging tender offers or other stock acquisitions, giving our management power to reject certain transactions which might be desired by the owners of a majority of our voting securities. These provisions could also be deemed to benefit incumbent management to the extent they deter such offers by persons who would wish to make changes in management or exercise control over management. Our board of directors does not presently know of a third party that plans to make an offer to acquire us through a tender offer, merger or purchase of all or substantially all of our assets.

Registration Rights

         Under Registration Rights Agreements we entered into with purchasers of our Series A Convertible Preferred Stock, we are required to file and keep current a registration statement with regard to the common stock issuable upon conversion of such Series A Convertible Preferred Stock.

         The holder of a convertible note in the principal amount of $100,000 has demand registration rights with respect to our common stock that may be issued upon conversion of the note. Messrs. Lu and Schillen have the same demand registration rights with respect to the common stock that may be issued upon conversion of convertible notes we issued to them in the principal amount of $50,000 and $100,000, respectively.

Transfer and Warrant Agent

         Continental Stock Transfer & Trust Company, New York, New York is our transfer agent.

                              PLAN OF DISTRIBUTION

         We have been advised by the selling stockholders that the selling stockholders may sell their shares from time to time in transactions on the NASD's OTC Bulletin Board, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom the broker-dealers may act as an agent or to whom they may sell the shares as principal, or both. The compensation to a particular broker may be in excess of customary commissions.

         The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sale of the shares offered hereby. Broker-dealers who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares involved; (c) the price at which such shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and (f) other facts material to the transaction.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in shares, we and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as we and the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof.
All of the foregoing may affect the marketability of the shares.

         The selling stockholders will pay all commissions and certain other expenses associated with the sale of the shares. The shares offered hereby are being registered pursuant to our contractual obligations and we have also agreed to indemnify the selling stockholders with respect to the shares offered hereby against certain liabilities under the Securities Act, or if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.


                                  LEGAL MATTERS

         Certain legal matters in connection with the registration of the securities offered hereby will be passed upon for us by Williams, Mullen, Clark & Dobbins, Washington, D.C.


                                     EXPERTS

         The consolidated financial statements included in this prospectus and elsewhere in this registration statement and for the periods included in their report have been audited by Merdinger, Fruchter, Rosen & Corso, P.C., independent auditors, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         On January 14, 2000, our independent public accountants, Moore Stephens, P.C., terminated its client-auditor relationship with us. On January 18, 2000, our board of directors approved the engagement of Merdinger, Fruchter, Rosen & Corso, P.C. to serve as our independent public accountants and to be the principal accountants to conduct the audit of our financial statements for the fiscal year ending March 31, 2000, replacing the firm of Moore Stephens, P.C. who had been engaged to audit our financial statements for the fiscal years ended March 31, 1996, 1997, 1998 and 1999. Subsequently, we engaged Merdinger, Fruchter, Rosen & Corso, P.C., to re-audit our financial statements for the year ended March 31, 1999. Moore Stephens, P.C.'s report on our statements during the fiscal years ended March 31, 1998 and 1999 contained no adverse or disclaimer of opinion, however it did contain a going concern explanatory paragraph. Our management knows of no past disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope, or procedure, which disagreements, if not resolved to the satisfaction of Moore Stephens, P.C., would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

                          INDEX TO FINANCIAL STATEMENTS





                                                                         PAGE


AUDITED FINANCIAL STATEMENTS

  INDEPENDENT AUDITORS' REPORT..............................................F-2

  CONSOLIDATED BALANCE SHEET (RESTATED)...............................F-3 - F-4

  CONSOLIDATED STATEMENTS OF OPERATIONS (RESTATED)..........................F-5


  CONSOLIDATED STATEMENT OF STOCKHOLDERS'
   DEFICIENCY (RESTATED)................................................... F-6


  CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED....................F-7 - F-10

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS........................F-11 - F-37


UNAUDITED FINANCIAL STATEMENTS

  CONSOLIDATED BALANCE SHEET........................................F-38 - F-39

  CONSOLIDATED STATEMENT OF OPERATIONS.....................................F-40

  CONSOLIDATED STATEMENT OF CASH FLOWS..............................F-41 - F-42

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS........................F-43 - F-45

                          INDEPENDENT AUDITORS' REPORT



TO THE STOCKHOLDERS' AND BOARD OF DIRECTORS OF
DIAMOND ENTERTAINMENT CORPORATION

We have audited the accompanying consolidated balance sheet of Diamond Entertainment Corporation and Subsidiaries as of March 31, 2000 and the related consolidated statements of operation, stockholders' deficiency and cash flows for the two-year period ended March 31, 2000. These financial statements are the responsibility of our management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Diamond Entertainment Corporation and Subsidiaries as of March 31, 2000, and the consolidated results of their operations and their cash flows for the two year period ended March 31, 2000, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, our has incurred recurring losses and a negative cash flow from operations, as well as a working capital deficit which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                   MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                   Certified Public Accountants

Los Angeles, California
July 13, 2000

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET (Restated)
                                 MARCH 31, 2000


         ASSETS
CURRENT ASSETS
   Accounts receivable, net of allowance for
     doubtful accounts of $137,750                                $   421,196
   Inventories                                                      1,094,878
   Prepaid expenses and other current assets                          116,456
                                                                  -----------
     Total current assets                                           1,632,530

PROPERTY AND EQUIPMENT, net                                           266,570
FILM MASTERS AND ARTWORK, less
   accumulated amortization of $3,813,596                             114,424
OTHER ASSETS
   Investment in equity subsidiary                                     50,000
   Other assets                                                        60,982
                                                                  -----------
       TOTAL ASSETS                                               $ 2,124,506
                                                                  ===========





The accompanying notes are an integral part of these consolidated financial statements.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET (Restated) (Continued)
                                 MARCH 31, 2000


         LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
   Bank overdraft                                                 $    19,428
   Accounts payable and accrued expenses                            1,486,142
   Financing agreement payable                                        909,131
 Notes payable - current portion                                      125,762
   Related parties - notes and advances payable
     -current portion                                               1,543,841
   Convertible debentures - current portion                         1,050,775
   Capital lease obligations - current portion                         28,742
                                                                  -----------
     Total current liabilities                                      5,163,821

LONG-TERM LIABILITIES
   Notes payable, less current portion                                 63,872
   Related parties - notes and advances payable,
     less current portion                                             100,000
   Convertible debentures, less current portion                       100,000
   Capital lease obligations, less current portion                     17,912
                                                                  -----------
       TOTAL LIABILITIES                                            5,445,605
                                                                  -----------
COMMITMENTS AND CONTINGENCIES (Note 12)                                     -

STOCKHOLDERS' DEFICIENCY
   Convertible preferred stock, no par value; 5,000,000
     shares authorized; 483,251 issued (of which 172,923
     are held in treasury)                                            376,593
   Common stock, no par value; 100,000,000 shares
     Authorized; 62,334,029 issued and outstanding                 14,001,535
   Accumulated deficit                                            (17,650,424)
   Treasury stock                                                 (    48,803)
                                                                  ------------
     TOTAL STOCKHOLDERS' DEFICIENCY                               ( 3,321,099)
                                                                 ------------
       TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY             $ 2,124,506
                                                                 ============

The accompanying notes are an integral part of these consolidated financial statements.


               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (Restated)

                                                            For the Year Ended
                                                                 March 31,
                                                    ---------------------------------
                                                         2000               1999
                                                    -------------       -------------
                                                      (Restated)         (Restated)
                                                    -------------       -------------
SALES - net                                         $   3,828,261       $   4,373,303

COST OF GOODS SOLD                                      3,348,102           2,934,057
                                                    -------------       -------------
GROSS PROFIT                                              480,159           1,439,246

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES            4,055,809           3,887,479
                                                    -------------       -------------
LOSS FROM OPERATIONS                                 (  3,575,650)       (  2,448,233)
                                                    -------------       -------------
OTHER INCOME (EXPENSE)
   Interest expense                                 (     418,524)       (    463,905)
   Other income                                            14,316              50,674
   Income (loss) from equity investment                    42,500        (      7,500)
   Valuation adjustment for investment                          -              88,773
                                                    -------------       -------------
     Total other income (expense)                   (     361,708)       (    331,958)
                                                    --------------      -------------
LOSS BEFORE INCOME TAXES                             (  3,937,358)       (  2,780,191)

INCOME TAXES                                                    -                   -
                                                    -------------       -------------
LOSS FROM CONTINUING OPERATIONS                      (  3,937,358)       (  2,780,191)

EXTRAORDINARY INCOME - Forgiveness of debt,
   net of tax effect of $0                                      -              65,968
                                                    -------------       -------------

NET LOSS                                            $(  3,937,358)      $(  2,714,223)
                                                    =============        ============
LOSS PER SHARE, basic and diluted
   CONTINUING OPERATIONS                            $(       0.07)      $(       0.08)
   EXTRAORDINARY INCOME                                         -                  -
                                                    -------------       -------------
   NET LOSS                                         $(       0.07)      $(       0.08)
                                                    ==============      =============
WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING, basic and diluted                      59,375,234          34,392,178
                                                     =============       ============

The accompanying notes are an integral part of these consolidated financial statements.

                                          DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY (Restated)
                                              FOR THE YEARS ENDED MARCH 31, 2000 AND 1999



                                              Convertible                                                                  Total
                                          Preferred Stock            Common Stock         Accumulated    Treasury      Stockholders'
                                         Shares     Amount       Shares         Amount      Deficit        Stock        Deficiency
                                         -------  --------     ----------   -----------   -------------  ---------     ------------
Balance at March 31, 1998                483,251  $376,593     28,753,250   $ 9,207,416   $(10,634,843)  $(48,803)     $(1,099,637)
   Adjust for interest on convertible
     debentures                                -         -              -       364,000    (   364,000)         -                -
                                         -------  --------     ----------   -----------   -------------  ---------     ------------
Balance at March 31, 1998 (Restated)     483,251   376,593     28,753,250     9,571,416    (10,998,843)   (48,803)      (1,099,637)
   Shares issued for:
     Conversion of interest                    -         -      3,445,011       303,946              -          -          303,946
     Conversion of principal                   -         -     10,396,245       848,867              -          -          848,867
     Settlement agreement                      -         -      1,499,523        47,985              -          -           47,985
     Services rendered                         -         -         25,000         1,920              -          -            1,920
     Exercise of options and warrants          -         -      6,500,000       355,000              -          -          355,000
   Issuance of stock options for
     services rendered                         -         -              -       430,426              -          -          430,426
   Issuance of stock options to
     employees below market                    -         -              -       160,000              -          -          160,000
   Interest for convertible debentures         -         -              -       216,200              -          -          216,200
   Net loss                                    -         -              -             -    ( 2,714,223)         -       (2,714,223)
                                         -------  --------     ----------   -----------   -------------  ---------     ------------
Balance at March 31, 1999 (Restated)     483,251   376,593     50,619,029    11,935,760    (13,713,066)   (48,803)      (1,449,516)
   Exercise of common stock options:
     Cash                                      -         -      4,000,000       200,000              -          -          200,000
     Settlement of debt and interest           -         -      7,225,000       376,875              -          -          376,875
     Settlement of accounts payable            -         -        490,000        24,500              -          -           24,500
   Options issued for consulting
     services                                  -         -              -       660,000              -          -          660,000
   Options issued for officers
     compensation                              -         -              -       620,000              -          -          620,000
   Interest for convertible debentures         -         -              -       184,400              -          -          184,400
   Net loss (Restated)                         -         -              -             -    ( 3,937,358)         -       (3,937,358)
                                         -------  --------     ----------   -----------   -------------  ---------     ------------
Balance at March 31, 2000 (Restated)     483,251  $376,593     62,334,029   $14,001,535   $(17,650,424)  $(48,803)     $(3,321,099)
                                         =======  ========     ==========   ===========   ============  ==========    =============





The accompanying notes are an integral part of these consolidated financial statements.

                    DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS (Restated)

                                                            For the Year Ended
                                                                 March 31,
                                                       ---------------------------------
                                                            2000               1999
                                                       -------------       -------------
                                                         (Restated)         (Restated)
                                                       -------------       -------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                            $( 3,937,358)       $( 2,714,223)
     Adjustments to reconcile net loss to net cash
       used in operating activities
       Depreciation and amortization                        279,038             337,905
       Provision for doubtful accounts                  (    51,205)            307,013
       Inventory reserve                                    176,386             500,000
       Issuance of note payable for settlement               72,000                   -
       Gain on extinguishment of debt                             -         (    65,970)
       Issuance of equity instruments as
         compensation and other fees                      1,464,400           1,014,524
       Valuation adjustment of investment                         -         (    88,733)
       (Income) loss from equity investment             (    42,500)        (     7,500)
       Changes in assets and liabilities
       (Increase) decrease
        Accounts receivable                                 189,240             315,264
        Inventories                                         977,527           1,034,881
        Prepaid expenses and other current assets       (    30,096)             36,455
        Other assets                                        230,020             168,492
       Increase (decrease)
        Accounts payable and accrued expenses               244,141         ( 3,725,148)
        Accrued interest                                     29,997                   -
                                                       -------------       -------------
NET CASH USED IN OPERATING ACTIVITIES                   (   398,410)        ( 2,887,040)
                                                       -------------       -------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Repayments by ATRE                                             -             588,733
   Purchase of property and equipment                   (    18,506)        (   109,560)
   Purchase of film masters and artwork                 (    66,420)        (    71,293)
                                                       -------------       -------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES     (    84,926)            407,880
                                                       -------------       -------------



The accompanying notes are an integral part of these consolidated financial statements.

                    DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS (Restated) (Continued)

                                                            For the Year Ended
                                                                 March 31,
                                                       ---------------------------------
                                                            2000               1999
                                                       -------------       -------------
                                                         (Restated)         (Restated)
                                                       -------------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Increase (decrease) in bank overdraft                (    85,475)            104,903
   Net repayments of financing agreement                (   267,796)            132,716
   Proceeds from notes payable                              194,146             367,487
   Payments of notes payable                            (   350,270)        (   554,339)
   Proceeds from notes payable (related party)              784,341           1,977,925
   Payments of notes payable (related party)                      -                   -
   Proceeds from convertible debentures                      50,000             100,000
   Payment of convertible debentures                    (    16,370)                  -
   Payments on capital leases                           (    25,240)        (    10,062)
   Proceeds from the exercise of options                    200,000             355,000
                                                       -------------       -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                   483,336           2,473,630
                                                       -------------       -------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                           -         (     5,530)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                     -               5,530
                                                       -------------       -------------

CASH AND CASH EQUIVALENTS - END OF YEAR                $          -        $          -
                                                       =============       =============

SUPPLEMENTAL INFORMATION:
     Interest paid                                     $    237,000        $    300,000
                                                       =============       =============
     Income taxes paid                                 $          -        $          -
                                                       =============       =============


The accompanying notes are an integral part of these consolidated financial statements.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CASH FLOWS (Restated) (Continued)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

For the year ended March 31, 1999, the Company issued the following equity and security instruments:

Authorized to extend the exercise period for an additional two years for 4,000,000 options to purchase common shares issued in prior years to employees. The Company cancelled the original options and issued new options with the same terms including the two-year extension. Since the option price was below the market price on the date of grant, the Company has recognized compensation expense for the difference, which aggregates to $160,000.

     Granted options to consultants to purchase 5,950,000 shares of the Company's common stock. The Company has recognized consulting expense of $392,670.

     Authorized the reduction in the exercise price to $0.05 per share for 1,200,000 options, issued in previous years to consultants, to purchase the Company's common stock. The Company cancelled the original options and issued new options with the same terms, except, at an exercise price of $0.05. The Company has recognized consulting expense of $37,756.

     Issued 1,499,523 and 25,000 shares of its common stock to pay for a legal settlement and services rendered, respectively. The Company recorded an expenditure associated with issuance at the current market price of the Company's common stock for an aggregate of $49,905.

     Issued 3,445,011 shares of its common stock for the payment of interest expense. The Company recorded additional interest expense of $157,987 for the difference between the fair market value of the shares issued and the accrued interest at the time of the issuance.

     Issued 10,396,245 shares of its common stock for the conversion of $848,867 of principal balance of convertible promissory notes.

     Issued convertible promissory notes in the aggregate of $325,000 with a conversion price below the market value on the date of issuance. The Company has recognized additional interest expense of $216,200 for the difference between the current market value and the conversion price. Also, of the convertible promissory note totaling $175,000 was for an extension bonus on the convertible debentures converted during the year. The Company has amortized $155,000 and $20,000 as financing expense for the years ended March 31, 2000 and 1999.

During the year ended March 31, 1999, the Company entered into capital lease agreements for equipment totaling approximately $70,000.


The accompanying notes are an integral part of these consolidated financial statements.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CASH FLOWS (Restated) (Continued)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
(Continued):

For the year ended March 31, 2000, the Company issued the following equity and security instruments:

     Granted options to consultants to purchase 14,465,000 shares of its common stock, in connection with consulting agreements and officer compensation. The Company has recognized consulting expense of $1,535,000.

     Issued 7,225,000 and 490,000, respectively, shares of its common stock for the conversion of $376,875 of principal balance and accrued interest and $24,500 of accounts payable, respectively.

     Converted $1,860,275 of accounts payable to related parties into two separate convertible debentures for i) $1,050,775 issued to an unrelated third party, and ii) $809,500 issued to a related party.

     Issued a $72,000 promissory note in settlement for the 2000 termination of an operating lease.

























The accompanying notes are an integral part of these consolidated financial statements.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Business
         ------------------
         The Company is in the business of distributing and selling videocassettes, general merchandise, patented toys, furniture, and Cine-Chrome gift cards, through normal distribution channels throughout the United States and through a web site. At March 31, 2000 and 1999, our management evaluated its operations by two separate product lines to assess performance and the allocation of resources. These product lines have been reflected as two reportable segments, video products and general merchandise, described as follows:

         Video Programs and Other Licensed Products
         The Company distributes and sells videocassette titles, including certain public domain programs and certain licensed programs. The Company markets its video programs to national and regional mass merchandisers, department stores, drug stores, supermarkets and other similar retail outlets. Also, in September of 1998, the Company entered into a distribution agreement for a new product called Cine-Chrome, utilizing classic images of licensed properties.

         General Merchandise
         The Company, through its wholly owned subsidiary, Jewel Products International, Inc. ("JPI"), purchases and distributes toy products to mass merchandisers in the U.S., which commenced in fiscal 1999. The Company offers the toy products for limited sales periods and as demand for products change, the Company switches to newer and more popular products.

         Principles of Consolidation
         ---------------------------
         The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

         Basis of Presentation
         ---------------------
         As reflected in the accompanying consolidated financial statements, the Company has had recurring losses from operations, negative cash flow from operations, a negative working capital and is delinquent in payment of certain accounts payable. These matters raise substantial doubt about the Company's ability to continue as a going concern.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Basis of Presentation (Continued)
         ---------------------------------
         In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which, in turn, is dependent upon our ability to continue to raise capital and generate positive cash flows from operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.

         Management plans to take, or has taken, the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

          o The Company is seeking to secure a line of credit. The Company will require $500,000 to expand our product line (DVD products) and in turn increase sales; any funds received over $500,000 will be used to pay down related parties-notes and advances.

          o Extended the maturity date for a $100,000 convertible debenture and $150,000 of related parties - convertible debentures in order to reduce our cash requirements.

          o Convert to common stock $1,051,000 of convertible debentures and $810,000 of related parties - convertible debentures, in order to reduce our cash requirements.

          o Convert approximately 50% of our video products to DVD format in order to keep current with existing demand and technology. The new products are estimated to increase overall sales by approximately 18%, which will add to the overall gross profit margin approximately 13%.

          o Reduce operating expenses to the lowest level possible, as the Company has relocated its office and warehouse facilities in order to reduce annual rent expense by approximately $250,000.

          o Evaluate the lowest level of employee requirements to operate the Company effectively, as the Company has reduced its annual payroll and payroll related expenses by approximately $350,000.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Use of Estimates
         ----------------
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Fair Value of Financial Instruments
         -----------------------------------
         For certain of the Company's financial instruments, including accounts receivable, bank overdraft and accounts payable and accrued expenses, the carrying amounts approximate fair value, due to their relatively short maturities. The amounts owed for long-term debt also approximate fair value because current interest rates and terms offered to the Company are at current market rates.

         Cash and Cash Equivalents
         -------------------------
         Cash equivalents are comprised of certain highly liquid investments, with maturities of three months or less when purchased. The Company has no cash equivalents.

         Concentrations of Credit Risk
         -----------------------------
         Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable arising from Company's normal business activities. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company had no deposits as of March 31, 2000, with financial institutions subject to a credit risk beyond the insured amount.

         Inventories
         -----------
         Inventories are stated at the lower of FIFO (first-in, first-out) cost or market, and consist of videocassettes, general merchandise, patented toys, furniture, and Cine-Chrome gift cards.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Property and Equipment
         ----------------------
         Property and equipment are presented at historical cost less accumulated depreciation. Depreciation is computed by the straight-line method for all furniture, fixtures, and equipment over a five-year period, which represents the estimated useful lives of the respective assets. Leasehold improvements are being amortized over the lesser of their estimated useful lives or the term of the lease.

         Film Masters and Artwork
         ------------------------
         The cost of film masters and related artwork is capitalized and amortized using the straight-line method over a three-year period. Film masters consist of original "masters", which are purchased for the purpose of reproducing videocassettes that are sold to customers.

         Impairment of Long-Lived Assets
         -------------------------------
         In accordance with Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less cost to sell.

         Revenue Recognition
         -------------------
         The Company records sales when products are shipped to customers and are shown net of estimated returns and allowances.

         Advertising Costs
         -----------------
         Advertising costs are expensed as incurred. Advertising costs were approximately $44,500 and $54,700 for the years ended March 31, 2000, and 1999, respectively.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Stock-Based Compensation
         ------------------------
         The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Under APB 25, the Company does not recognize compensation expense related to options issued under its employee stock option plans, unless the option is granted at a price below market price on the date of grant.

         In 1996, SFAS No. 123 "Accounting for Stock-Based Compensation", became effective for the Company. SFAS No. 123, which prescribes the recognition of compensation expense based on the fair value of options on the grant date, allows companies to continue applying APB 25 if certain pro forma disclosures are made assuming hypothetical fair value method, for which the Company uses the Black-Scholes option-pricing model.

         For non-employee stock based compensation, the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards, the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability, a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

         Income Taxes
         ------------
         Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

         Comprehensive Income
         --------------------
         SFAS No. 130, "Reporting Comprehensive Income" establishes standards for the reporting of comprehensive income and its components in the financial statements. As of March 31, 2000 and 1999, the Company has no items that represent comprehensive income and, therefore, has not included a schedule of comprehensive income in the accompanying consolidated financial statements.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Net Loss Per Share
         ------------------
         The Company uses SFAS No. 128, "Earnings Per Share" for calculating the basic and diluted loss per share. Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At March 31, 2000 and 1999, the weighted average common shares outstanding would have been increased 19,004,000 and 11,004,000 shares if the issued and exercisable stock options would have been dilutive.

NOTE 2 -  RESTATEMENT AND CORRECTION OF ERRORS

         The March 31, 2000 consolidated financial statements were previously presented in our Form 10KSB filing, filed with the Securities and Exchange Commission on August 21, 2000. The Company has restated its March 31, 2000 consolidated financial statements to expense $255,000 of capitalized deferred costs, which was incurred due to the issuance of stock options to consultants. Since the consultants were 100% vested in the options on the date of grant, the Company has determined that the associated cost of the option has no future value to the Company. The effect of the restatement is a $255,000 increase in selling, general and administrative expense. Also, the March 31, 2000 consolidated financial statements have been effected to reflect accumulative adjustments of $308,209 for 1999 restatements, which have increased our 1999 net loss.

         The Company has restated its March 31, 1999 financial statements as a result of the following:

         1) In 1999, the Company issued convertible debentures for $175,000 and $100,000 to an unrelated third party and a $50,000 convertible debenture to its president. Since the debentures are convertible into restricted shares of the Company's common stock at a rate below market price of our common stock on the date of issuance of the debentures, the first 20% of the below market price was attributed to the lack of tradability of the shares, due to restriction on sale and the remainder of the below market price was attributed to financing costs. The additional amount of financing cost was calculated to be $105,000, $73,600 and $37,600, respectively. The Company did not record the effect of this matter in its financial statements. The effect on the financial statements was a $216,200 increase in common stock and a corresponding increase in selling, general and administrative expense.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 2 -  RESTATEMENT AND CORRECTION OF ERRORS (Continued)

          2) In 1999, the Company converted $145,959 of accrued interest into 3,445,011 shares of its common stock at a conversion rate below the market price of its common stock. The Company recorded additional interest expense of $157,987 for the difference between the conversion price and the market price of its common stock. The effect on the financial statements was a $157,987 increase in common stock and a corresponding increase in selling, general and administrative expense.

          3) The Company's equity investment was recorded at a value of $50,000 when the book value was approximately $7,500. The effect on the financial statements was a $42,500 decrease in the investment and a corresponding decrease in the valuation adjustment for the investment.

          4) The Company had $175,000 of deferred costs associated with a loan fee, which was being amortized over the life of the loan. The amortization expense for 1999 was understated by $16,468. The effect on the financial statements was a $16,468 decrease in total assets and a corresponding increase in selling, general and administrative expense.

          5) In 1999, the Company had approximately $176,000 of consignment sales recorded as accounts receivable. The effect on the financial statements was a $176,000 decrease in sales and $86,000 decrease in cost of goods sold for a $90,000 decrease in the gross profit.

          6) In 1999, the Company issued 1,524,523 shares of common stock for services rendered. The shares were valued at $34,500. However, the market value of the common stock on the date of issuance was $49,905. The effect on the financial statements was a $15,405 increase in common stock and a corresponding increase in selling, general and administrative expense.

          7) In 1999, the Company granted an option to purchase 7,150,000 shares of its common stock to consultants. The options were valued at $39,000. However, the estimated market value of the options was $430,426. The effect on the financial statements was a $391,426 increase in common stock and a corresponding increase in selling, general and administrative expense.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 2 -  RESTATEMENT AND CORRECTION OF ERRORS (Continued)

          8) In 1999, the Company granted an option to purchase 4,000,000 shares of its common stock to employees. The Company has elected to account for employee stock options under APB 25 and recorded an intrinsic expense of $15,000 for these options since the option price was below the market price of its common stock on the date of grant. However, the actual expense had been calculated to be $160,000. The effect on the financial statements is a $145,000 increase in common stock and a corresponding increase in selling, general and administrative expense.

          9) As of March 31, 1999, the Company had $48,180 of deferred costs, which was incurred due to the issuance of stock options to consultants. Since the consultants were 100% vested in the options, the Company has determined that the associated cost of the options to have no future value to the Company. The effect on the financial statements was a $48,180 decrease in total assets and a corresponding increase in selling, general and administrative expense.

NOTE 3 - ACCOUNTS RECEIVABLE

         Accounts receivable at March 31, 2000 net of allowance for doubtful accounts were approximately $420,000. Substantially all of the accounts receivable at March 31, 2000 have been pledged as collateral for our financing agreement (see Note 8).

NOTE 4 - INVENTORIES

         Inventories consisted of the following as of March 31, 2000:

                  Raw materials                          $   525,209
                  Finished goods                           1,246,055
                                                         -----------
                                                           1,771,264
                  Less:  valuation allowance                 676,386
                                                         -----------
                  Inventories, net                       $ 1,094,878
                                                         ===========

         Allowance
         -------------
          An allowance has been established for the inventories of approximately $676,000. This reserve is primarily for the anticipated reductions in selling prices (which are lower than the carrying value) for inventory which has been (a) restricted to specified distribution territories as a result of legal settlements and (b) inventory, which has passed its peak selling season.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


NOTE 5 - PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following as of March 31, 2000:

         Furniture and equipment                               $    1,079,941
         Automobile                                                    24,487
         Leasehold improvements                                        40,174
                                                               --------------
                                                                    1,144,602
         Less: accumulated depreciation and amortization              878,032
                                                               ---------------
         Furniture and equipment, net                          $      266,570
                                                               ==============

         Depreciation expense for the years ended March 31, 2000 and 1999 was approximately $89,000 and $107,000, respectively.

NOTE 6 -  RELATED PARTIES RECEIVABLES

         The Company was owed approximately $69,000 from the President of the Company for advances and loans. Simple interest was accrued monthly at an annual rate of 10% on the outstanding balance. The loan was due in December 2001. In 1999, the unpaid balance of approximately $69,000 was forgiven by the Company and treated as compensation costs on the statement of operations in consideration for the President's personal guarantees for two leases and promissory notes.

NOTE 7 - INVESTMENT IN AMERICAN TOP REAL ESTATE ("ATRE")

         The Company paid $50,000 for 50% of the issued and outstanding common stock of ATRE. Since the Company does not have greater than a 50% investment, this investment is accounted for using the equity method. The operations of ATRE are not considered to be significant to the Company's operations; therefore the Company has not included a summary of ATRE's assets and liabilities.

         As of March 31, 1998, the Company estimated net realizable value for the investment was established to be $500,000. In 1999, the Company received payments from ATRE of $588,733 and recorded equity income of $7,500. Since, the net book value was $500,000, the Company recorded a valuation adjustment of $88,733 and income from investment of $7,500 for the year ended March 31, 1999.

         Also, March 31, 2000 and 1999 investment amounts of $50,000 and $7,500 approximate the Company's 50% interest in the net assets of ATRE.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 8 - FINANCING AGREEMENT PAYABLE

         The Company has a financing agreement for a maximum borrowing of up to $2,500,000. Substantially all assets of the Company have been pledged as collateral for the borrowings. The agreement calls for a factoring of its accounts receivable, and an asset-based note related to its inventories. The cost of funds for the accounts receivable portion of the borrowings is a 1.5% discount from the stated pledged amount of each invoice for every 30 days the invoice is outstanding. The asset-based portion of the borrowings is determined by the lesser of i) $800,000, ii) 25% of the clients finished toy inventory or iii) 55% of the clients finished videotape inventory. The cost of funds for the inventory portion of the borrowings is at 2.0% per month on the highest outstanding balance each month. The agreement stipulates an $8,000 per week payment against the asset-based note payable, with final payment in November 2000. The Company paid interest of $110,000 and $340,000 for the years ended March 31, 2000 and 1999, respectively. The financing agreement consisted of the following as of March 31, 2000:

                Factor payable                                 $  551,020
                Note payable - inventory                          358,111
                                                               ----------
                                                               $  909,131
                                                               ==========
NOTE 9 - NOTES PAYABLE

         The Company has a vehicle financing agreement with monthly payments of $562 for principal and interest at 9.75% per annum, due in March 2001. The balance as of March 31, 2000 was $12,214.

         Note payable at 16% annual interest with twelve monthly installments of principal of $2,292. This note is guaranteed by the President of the Company and is subordinated to the financing agreement payable. Since, the Company did not pay-off the note on the scheduled maturity date, the lender has extended the maturity date and assessed an additional interest charge of 20% per annum as a penalty on the unpaid balance each month. At March 31, 2000, the balance of $27,500 is due and payable May 2001.

         In March 2000, the Company entered into a legal settlement with its prior landlords for unpaid rent. The Company agreed to a note payable for $72,000 at 10% interest payable in twelve monthly installments of principal and interest of $6,600. At March 31, 2000, the balance of $72,000 is due and payable March 2001.

         As of March 31, 2000, the Company had various payables aggregating $77,920, due on demand.

           DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES NOTES TO
                        CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 9 - NOTES PAYABLE (Continued)

         Scheduled annual maturities of these obligations at March 31, 2000 are as follows:

                  Year
                  ----
                  2001                                    $125,762
                  2002                                      63,872
                                                          --------
                                                          $189,634
                                                          ========

NOTE 10 - RELATED PARTIES - NOTES AND ADVANCES PAYABLE

         Convertible Debentures - Related Parties
         ----------------------------------------
         In March and June 1999, the Company entered into two convertible debentures for $50,000 and $100,000, respectively. The debentures bear interest at 10% per year with principal and interest due on the first anniversary of the date of issuance. Each note has been extended for an additional year. The notes also call for any amount of the outstanding principal to be converted into restricted shares of our common stock at the option of the lender's at a conversion rate of $0.05 per share. As of March 31, 2000, neither of the debentures were converted. Since the debentures are convertible into restricted shares of our common stock at a rate below market, the first 20% of the below market amount was attributed to the lack of tradability of the shares due to restriction on sale and the remainder was attributed to additional interest. The additional amount of financing costs for the years ended March 31, 2000 and 1999 were calculated to be $184,400 and $37,600, respectively, of which each amount was expensed.

         Also, at March 31, 1999, the Company had $809,500 due to a related party for payment of trade payables. In October 1999, the outstanding balance was converted into a convertible debenture at 7% per annum due and payable on or before September 30, 2000. At the option of the lender all or part of the balance can be paid with shares of the Company's common stock. The number of shares is determined by dividing the principal being converted by the average twenty-day bid price, prior to the date of such payment request, for our common stock. As of March 31, 2000, the outstanding balance was $809,500.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 10 - RELATED PARTIES - NOTES AND ADVANCES PAYABLE (Continued)

         Note Payable - Related Parties
         ------------------------------
         As of March 31, 2000, the Company has a $90,000 note payable, due to an officer, at 10% due on demand.

         Advances Payable - Related Parties
         ----------------------------------
         At March 31, 2000, the Company has the following liabilities, which are non-interest bearing and due on demand: $478,900 due to ATRE and $115,441 due to an officer.

NOTE 11 - CONVERTIBLE DEBENTURES

         In February and March 1999, the Company entered into convertible debentures for $175,000 and $100,000, respectively. The debentures bear interest at 10% with principal and interest due on the first anniversary of the date of issuance. The notes also call for any amount of the outstanding principal to be converted into restricted shares of the Company's common stock at the option of the lender at a conversion rate of $0.05 per share. As of March 2000, one investor converted the $175,000 note into 3,500,000 shares of our common stock. As of March 31, 2000, the outstanding balance of convertible debentures was $100,000, for which the lender extended the due date to March 2001. Since the debentures are convertible into restricted shares of the Company's common stock at a rate below market, the first 20% of the below market amount was attributed to the lack of tradability of the shares due to restriction on sale and the remainder was attributed to additional interest. The additional amount of financing expense for the year ended March 31, 1999 was calculated at $178,600.

         At March 31, 1999, the Company had $1,118,425 due to a related party for payment of trade payables. In October 1999, the Company ceased to have a relationship with the party, so the outstanding balance of $1,050,775 was converted into a convertible debenture. The debenture bears interest at 10% with principal and interest due on the first anniversary of the date of issuance. At the option of the holder, all or part of the balance can be paid with shares of the Company's common stock. The number of shares is determined by dividing the principal being converted by the average twenty-day bid price, prior to the date of such payment request, for the Company's common stock. As of March 31, 2000, the outstanding balance was $1,050,775.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 12 - COMMITMENTS AND CONTINGENCIES

         Royalty Commitments
         -------------------
         The Company has entered into various royalty agreements for licensing of titles with terms of one to seven years. Certain agreements include minimum guaranteed payments. For the years ended March 31, 2000 and 1999, royalty expense was $103,841 and $73,356, respectively, pursuant to these agreements.

         Video Agreements
         ----------------
         The Company has entered into various agreements to manufacture, duplicate and distribute videos. Commissions are paid based upon the number of videos sold.

         Employment Agreements
         ---------------------
         In 1991, two employment agreements were executed for two officers for annual compensation totaling $240,000. These agreements terminate in the year 2001 and are adjusted annually in accordance with the Consumer Price Index. The Board of Directors agreed on April 23, 1996 to reserve 1,000,000 shares of common stock for distribution to two officers of the Company. The officers at current market prices in installment payments with a five-year promissory note with interest can purchase the common stock at 6% per annum. As of March 31, 2000, the officers did not purchase these shares.

         Lease Commitments
         -----------------
         The Company leases office and storage facilities under operating leases, which expire in 2003. Also, the Company leases equipment under capital leases, which expire through 2002.

         The Company's future minimum annual aggregate rental payments for capital and operating leases that have initial or remaining term in excess of one year are as follows:

                                                       Capital      Operating
                                                       Leases        Leases
                                                     ----------    ----------
            Year Ending March 31,:
            2001                                     $  34,960     $  135,000
            2002                                        20,179        131,000
            2003                                             -        105,000
                                                     ---------     ----------
            Total minimum lease payments                55,139     $  371,000
                                                                    =========
            Less: amount representing interest           8,485
                                                     ---------
            Present value of minimum lease payments     46,654
            Less:  current portion                      28,742
                                                     ----------
            Long-term portion                        $  17,912
                                                     =========

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 12 - COMMITMENTS AND CONTINGENCIES (Continued)

         Rent expense for the years ended March 31, 2000 and 1999 was approximately $154,000 and $302,000, respectively.

         The following is a summary of property held under the capital leases as of March 31, 2000:

                  Furniture and equipment                          $  87,081
                  Less: accumulated depreciation                      28,000
                                                                  ----------
                    Total                                          $  59,081
                                                                   =========

         Litigation
         -------------
         The Company has in the past been named as defendant and co-defendant in various legal actions filed against the Company in the normal course of business. All past litigation has been resolved without material adverse impact on the Company.

NOTE 13 - EQUITY

         Authorized Shares
         -----------------
         The Board of directors has authorized a total number of shares in the amount of 105,000,000 of which 5,000,000 has been dedicated to preferred stock and 100,000,000 shares for common stock.

         Convertible Preferred Stock
         ---------------------------
         The preferred stock has i) voting rights upon all matters upon which common stockholders have at a 1.95 vote for each share of preferred stock, ii) conversion rights at 1.95 shares of common stock for each share of preferred, iii) no rights of redemption and iv) no dividend preferences, but entitled to a preference of $0.01 per share in the event of liquidation.

         During the year ended March 31, 1999, the Company had the following significant equity transactions:

          o Issued 10,396,245 for the conversion $848,867 of debt principal for convertible debentures.

          o Issued 3,445,011 shares for the conversion of $145,945 of accrued interest at $0.42 per share. Since the conversion price was below the market value for our common stock on date of conversion, the Company has recorded $158,001 of additional interest expense in 1999 for the difference between market and the conversion price.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


NOTE 13 - EQUITY (Continued)

          o The Company recorded $216,000 of additional financing costs related to convertible debentures, convertible into its common stock at a rate below market, the first 20% of the below market amount was attributed to the lack of tradability of the shares, due to restriction on sale and the remainder was attributed to additional financing. The additional amount of financing expense for the year ended March 31, 1999 was calculated to be $216,200.

          o Issued 1,499,523 shares to the Company's president pursuant to replace shares he forfeited in a personal legal settlement. The shares were valued at $47,985, the market value for the Company's common stock at the date of issuance.

          o Issued 6,500,000 shares for the exercise of stock options for $355,000.

          During the year ended March 31, 2000, the Company had the following significant issuances of its common stock:

          o 7,225,000 shares for the exercise of options with the option price settled by the holders' conversions of $376,875 of notes payable and accrued interest.

          o 4,000,000 shares for the exercise of options for cash proceeds of $200,000

          o The Company recorded $184,400 of additional financing costs related to convertible debentures, convertible into its common stock at a rate below market, the first 20% of the below market amount was attributed to the lack of tradability of the shares due to restriction on sale and the remainder was attributed to additional financing. The additional amount of financing expense for the year ended March 31, 2000 was calculated to be $184,400.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 14 - COMMON STOCK OPTIONS

         For the fiscal year ended March 31, 1999, the Company had the following common stock option transactions:

         The per unit weighted-average fair value of unit options granted for the year ended March 31, 1999 was $0.06 at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: weighted-average risk-free interest rates of 4.6%; dividend yields of 0%; weighted-average volatility factors of the expected market price of our common stock of 178%; and expected lives of the options ranging from .05 to 1 years. The Company issued the following stock options:

          o Authorized to extend the exercise period for an additional two years for 4,000,000 stock options issued to employees. The Company cancelled the original options and issued new options with the same terms including the two-year extension. The Company has elected to account for these options under APB 25 and record an expense for the intrinsic value of the options. Since the option price was below the market price on the date of grant, the Company has recognized compensation expense for the difference between the market and exercise price, which aggregates to $160,000.

          o Authorized to reduce the exercise price for two consultants, who each had 600,000 options, from $0.10 per share to $0.05 per share. The Company valued the options and recorded consulting expense of $37,756. The consultants exercised these options in February 1999 for cash proceeds of $60,000.

          o Granted an option to an employee to purchase 2,000,000 shares for a period of five years at $0.10 per share. The Company has elected to account for these options under APB 25 and record an expense for the intrinsic value of the options. Since the option price was equal to the market price on the date of grant, the Company has not recognized any compensation expense.

          o The Company engaged three consultants for a period of one year to provide advice to undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities. The consultants received options to purchase a total of 4,700,000 of the Company's common stock exercisable at $.05 per share in exchange for services to be rendered and the options shall expire on December 31, 2000. The Company valued the options at and recorded consulting expense of $336,685. These options were exercised in February of 1999 for proceeds to the Company of $275,000.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 14 -COMMON STOCK OPTIONS (Continued)

          o The Company engaged a consultant for a period of one year to provide advice to undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities. The consultant received an option to purchase a total of 1,000,000 shares of the Company's common stock, exercisable at $.10 per share in exchange for services to be rendered and the options shall expire in July 2001. The Company valued the options at and recorded consulting expense of $31,463.

          o The Company engaged a consulting firm to provide internet media consulting and public relations services for a period of one year. The fee for the services to be rendered included a monthly cash fee of $3,000. The consulting firm also received options to purchase a total of 250,000 shares of our common stock with an exercise price of $0.05 per share in exchange for services to be rendered and the options shall expire on February 11, 2001. The Company valued the options at and recorded consulting expense of $24,522. These options were not exercised as of March 31, 1999.

         For the fiscal year ended March 31, 2000, the Company had the following common stock option transactions:

         The per unit weighted-average fair value of unit options granted for the year ended March 31, 2000 was $0.11 at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: weighted-average risk-free interest rates of 5.5%; dividend yields of 0%; weighted-average volatility factors of the expected market price of the Company's common stock of 178%; and expected lives of the options ranging from 1 to 3 years. The Company issued the following stock options:

          o The Company engaged a consultant for a period of one year to provide managerial and strategical planning for financial matters and expansion of the Company. The consultant received an option to purchase 1,000,000 shares of its common stock exercisable at $0.10 per share in exchange for services to be rendered and the option shall expire on July 8, 2001. The option had an aggregate fair value at date of grant of approximately $40,000.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 14 - COMMON STOCK OPTIONS (Continued)

          o The Company engaged three consultants for a period of one year each to provide managerial and strategical planning for financial matters and expansion of the Company. The consultants received options to purchase an aggregate of 6,000,000 shares of the Company's common stock exercisable at $0.05 per share in exchange for services to be rendered and the options shall expire on April 11, 2000. The options had an aggregate fair value at date of grant of approximately $291,000. These options were exercised in April 1999, by the forgiveness of $150,000 of notes payable, executed in March 1999, and cash proceeds of $150,000.

          o Our board of directors approved and the Company issued to its President, as a bonus, options to purchase 2,500,000 and 1,000,000 shares of our common stock at $0.05 and $0.10 per share, respectively. The options expire on May 24, 2004. Since the options are accounted for under APB 25 and the exercise price is below market, the Company has expensed the aggregate intrinsic value at date of grant of approximately $486,400.

          o Our board of directors approved and the Company issued to its V.P. of Sales and Marketing, as a bonus, options to purchase 500,000 and 500,000 shares of its common stock at $0.05 and $0.10 per share, respectively. The options expire on May 24, 2004. Since the options are accounted for under APB 25 and the exercise price is below market, the Company has expensed the aggregate intrinsic value at date of grant of approximately $133,600.

          o The Company engaged a consultant for a period of one year to provide advice to, and consult with, the Company concerning managerial and strategical planning for financial matters and expansion of the Company. The consultant received an option to purchase 1,000,000 shares of the Company's common stock, exercisable at $0.10 per share in exchange for services to be rendered and the option shall expire on July 12, 2002. The option had an aggregate fair value at date of grant of approximately $127,000.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 14 - COMMON STOCK OPTIONS (Continued)

          o The Company engaged two consultants for a period of one year each to provide advice to, and consult with, the Company concerning managerial and strategical planning for financial matters and expansion of the Company. The consultants received options to purchase in the aggregate 1,965,000 shares of the Company's common stock exercisable at $0.05 per share in exchange for services to be rendered and the options shall expire on August 1, 2000. The options had an aggregate fair value at date of grant of approximately $202,000. The options were exercised during the year ended March 31, 2000 by the forgiveness of $36,250 of principal and interest of debt outstanding for 725,000 shares and $50,000 cash and the forgiveness of $12,000 of accounts payable for 1,240,000 shares.

         The following summarizes the common stock options issued for consulting services for the years ended March 31, 2000 and 1999:

                                                                      Weighted
                                                                      Average
                                                                      Exercise
                                            Employees    Consultants    Price
                                           ----------    -----------  ---------
     Options outstanding, March 31, 1998    5,000,000     4,004,000   $   0.14
     Granted                                6,000,000     7,150,000   $   0.08
     Exercised                                      -    (6,500,000)  $   0.05
     Expired/cancelled                     (4,000,000)   (1,200,000)  $   0.05
                                           ----------    ----------

     Options outstanding, March 31, 1999    7,000,000     3,454,000   $   0.10
     Granted                                4,500,000     9,965,000   $   0.06
     Exercised                                      -    (8,215,000)  $   0.05
     Expired/cancelled                              -    (1,000,000)  $   0.25
                                           ----------    -----------

     Options outstanding, March 31, 2000   11,500,000     4,204,000   $   0.10
                                            ==========   ===========
     Options exercisable, March 31, 2000   11,500,000     4,204,000   $   0.10
                                            ==========   ===========

         The Company applies SFAS No. 123, and related interpretations, for stock options issued to officers and consultants in accounting for its stock options. Compensation expense has been recognized for the Company's stock-based compensation for consulting services in the amount of $1,280,000 and $590,426 for the years ended March 31, 2000 and 1999, respectively. The exercise price for all stock options issued to these individuals during fiscal years 2000 and 1999 were below the market price of the Company's stock at the date of grant.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 14 - COMMON STOCK OPTIONS (Continued)

         STOCK OPTION PLAN

         On October 12, 1988, the Company's directors and stockholders approved its 1988 Stock Option Plan (the "Option Plan") authorizing the granting of incentive options and non-qualified options. The incentive options are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. Pursuant to the Option Plan, options to purchase up to 10,000 shares of common stock may be granted to officers, directors and key employees of the Company. The Stock Option Committee, consisting of Messrs. Lu and Schillen, is responsible for determining the individuals who will be granted options, the number of shares to be subject to each option, the option price per share, and the exercise period of each option. The option price will not be less than the fair market value of the Company's common stock on the date the option is granted. Options may be exercised by payment of cash. No option will have a term in excess of ten years.

         The following summarizes our stock option transactions under the stock option plan:

                                                                        Weighted
                                                                         Average
                                                       Stock Options    Exercise
                                                        Outstanding       Price
                                                       -------------    --------
            Options Outstanding, March 31, 1998           550,000       $  0.10
            Granted                                             -             -
                                                       -----------    ----------

            Options Outstanding, March 31, 1999           550,000       $  0.10
            Granted                                       300,000       $  0.10
            Expired                                     ( 550,000)      $  0.10
                                                       ----------       -------
            Options, Exercisable and Outstanding,
               March 31, 2000                             300,000       $  0.10
                                                       ==========       =======

         The weighted average remaining contract lives of stock options outstanding are 2.42 years.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 14 - COMMON STOCK OPTIONS (Continued)

         The Company has adopted only the disclosure provisions of SFAS No. 123. It applies APB 25 and related interpretations in accounting for its plan and does not recognize compensation expense for its stock-based compensation plan other than for stock and options issued under compensatory plans and to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed by SFAS 123, the Company's net loss would be increased by $279,504 and $306,760 for the years ended March 31, 2000 and 1999, respectively, to the pro forma amounts indicated below.

                                                   2000                1999
                                               -----------         -----------
                  Net Loss:
                    As Reported                $(3,937,358)        $(2,714,223)
                                               ===========         ===========
                    Pro forma                  $(4,216,862)        $(3,020,983)
                                               ===========         ===========

         The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for years ended March 31, 2000 and 1999: weighted- average risk-free interest rates of 5.7% and 6.0%; dividend yields of 0% and 0%; weighted-average volatility factors of the expected market price of the Company's common stock of 178% and 144%; and a weighted average expected life of the option of 2.5 and 2.5 years.

NOTE 15 - MAJOR CUSTOMERS

         For the year ended March 31, 1999, the Company had net sales to five customers that amounted to approximately $2,466,000 or 54%.

         For the year ended March 31, 2000, the Company had net sales to two customers that accounted for approximately 17.1% and 10.8%, respectively.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 16 - INCOME TAXES

         The components of the provision for income taxes are as follows:

                                                       For The Years Ended
                                                            March  31,
                                               --------------------------------
                                                    2000                1999
                                               -------------     --------------
           Current Tax Expense
              U.S. federal                     $          -      $           -
              State and local                             -                  -
                                              --------------     --------------
           Total Current                                  -                  -
                                              --------------     --------------

           Deferred Tax Expense
              U.S. federal                                -                  -
              State and local                             -                  -
                                              --------------     --------------
           Total deferred                                 -                  -
                                              ---------------    --------------
           Total tax provision from
            continuing operations             $           -       $           -
                                              ==============      =============



         The reconciliation of the effective income tax rate to the Federal statutory rate is as follows for the years ended March 31, 2000 and 1999:

           Federal income tax rate                          (     34.0)%
           Effect of valuation allowance                          34.0%
                                                             -----------
           Effective income tax rate                               0.0%
                                                            ============

         At March 31, 2000 and 1999, the Company had net carryforward losses of approximately $11,045,000 and $8,387,000, respectively. Because of the current uncertainty of realizing the benefit of the tax carryforwards, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carryforwards depends predominantly upon the Company's ability to generate taxable income during the carryforward period. The net change in the valuation allowance for the years ended March 31, 2000 and 1999, increased by approximately $491,000 and $653,000, respectively.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 16 - INCOME TAXES (Continued)

         Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:
                                                            March  31,
                                                  -----------------------------
                                                     2000              1999
                                                  -----------       -----------
              Deferred Tax Assets
                 Loss carryforwards               $ 3,755,000       $ 3,355,000
                 Less:  valuation allowance         3,755,000         3,355,000
                                                  -----------       -----------
              Net Deferred Tax Assets             $         -       $         -
                                                  ===========       ===========

         Net operating loss carryforwards expire starting in 2007 through 2018. Per year availability is subject to change of ownership limitations under Internal Revenue Code Section 382.

NOTE 17 - SEGMENT INFORMATION

         The following financial information is reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources. During 2000 and 1999, the Company operated in two principal industries;

         a)       Video programs and other licensed products
         b)       General merchandise

                                                        Year Ended March 31,
                                                    ---------------------------
                                                       2000           1999
                                                    -----------     -----------
     Revenues:
       Video programs and other licensed products   $ 3,605,343     $ 3,956,290
       Merchandise                                      222,918         417,013
                                                    -----------     -----------
                                                    $ 3,828,261     $ 4,373,303
                                                    ===========     ===========
     Loss before taxes:
       Video programs and other licensed products   $(3,414,811)    $(2,046,250)
       Merchandise                                   (  522,547)     (  667,973)
                                                    -----------     -----------
                                                    $(3,937,358)    $(2,714,233)
                                                    ============    ===========

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


NOTE 17 - SEGMENT INFORMATION (Continued)

                                                          Year Ended March 31,
                                                      --------------------------
                                                        2000             1999
                                                      ----------     -----------
     Depreciation and amortization:
       Video programs and other licensed products    $   242,976     $   301,843
       Merchandise                                        36,062          36,062
                                                     -----------     -----------
                                                     $   279,038     $   337,905
                                                     ===========     ===========
     Segment assets:
       Video programs and other licensed products    $ 1,813,567     $ 3,141,302
       Merchandise                                       310,939         887,840
                                                     -----------     -----------
                                                     $ 2,124,506     $ 4,029,142
                                                     ===========     ===========
     Expenditure for segment assets:
       Video programs and other licensed products    $    84,926     $   180,583
       Merchandise                                           -                 -
                                                     -----------     -----------
                                                     $    84,926     $   180,583
                                                     ===========     ===========

NOTE 18 - SUBSEQUENT EVENTS

         Authorized Shares
         -----------------
         In July 2000, the Company amended its Articles of Incorporation to increase the number of authorized common stock from 100,000,000 shares to 600,000,000 shares.

         Stock Option Plan
         -----------------
         On June 9, 2000, the Board of Directors of the Company approved its 2000 Stock Compensation Plan ("Plan") for the purpose of providing the Company with a means of compensating selected key employees (including officers), directors and consultants to the Company and its subsidiaries, for their services rendered in connection with the development of Diamond Entertainment Corporation with shares of Common Stock of the Company. The Plan authorizes the Board of Directors of the Company to sell or award up to 13,000,000 shares and/or options of its Common Stock, no par value.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 18 - SUBSEQUENT EVENTS (Continued)

         Consulting Agreements
         ---------------------
         On June 1, 2000, the Company entered into three consulting agreements that will terminate on May 31, 2001, whereby the consultants will provide consulting service for the Company, concerning management, marketing, consulting, strategic planning, corporate organization and financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities. The consultants received options to purchase a total of 7,300,000 of the Company's common stock exercisable at $.035 per share in exchange for services to be rendered and the options shall expire on May 31, 2001.

         The per unit weighted-average fair value of unit options granted on June 1, 2000 was $0.029 at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: weighted-average risk-free interest rates of 5.86; dividend yields of 0%; weighted-average volatility factors of the expected market price of the Company's common stock of 178%; and a weighted average expected life of the option was 2 months. In June and July of 2000, the Company received $215,500 in cash for the issuance of the 6,157,143 shares upon the exercise of these options and the remaining options of 1,142,857 were exercised for consulting services incurred and owed by the Company to one of the consultants totaling $30,000 and from the cancellation of an obligation of $10,000 in principal and interest, owed to the same consultant.

         Series A Convertible Preferred Stock
         ------------------------------------
         On May 11, 2000, the Company entered into a Securities Purchase Agreement ("Securities Purchase Agreement") with eight investors. Pursuant to the Securities Purchase Agreement, the Company issued and sold 50 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") for total consideration of $500,000, or $10,000 per share. The May Davis Group, Inc. ("May Davis"), acted as placement agent for the offering. May Davis received a placement fee of $40,000 and the Company issued warrants to purchase 1,500,000 shares of Common Stock to May Davis and certain designees of May Davis and warrants to purchase 25,000 shares of Common Stock to Butler Gonzalez, LLP, counsel to May Davis. Such warrants are exercisable at a price of $.08 per share.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 18 - SUBSEQUENT EVENTS (Continued)

         Series A Convertible Preferred Stock (Continued)
         ------------------------------------------------
         Commencing August 9, 2000, the Series A Preferred Stock is convertible, at the investor's option, into shares of the Company's Common Stock and automatically converts into Common Stock on April 12, 2002. The conversion price of the Series A Preferred Stock is the lower of $.08 per share or 80% of the average of the closing bid prices of the Company's Common Stock on any five trading days in the ten trading day period preceding the date of conversion. The conversion price of the Series A Preferred Stock is also adjusted in the event of stock dividends, stock splits, recapitalizations, reorganizations, consolidations, mergers or sales of assets. The Series A Preferred stock also provides for a dividend upon conversion of the Series A Preferred Stock at the rate of 6% per annum payable in additional shares of the Company's Common Stock. In no event can the Series A Preferred Stock be converted into more than 11,575,000 shares of Common Stock.

         Additional features of the Series A Preferred Stock include, among other things, i) a redemption feature at the option of the Company commencing September 8, 2000, of shares of Series A Preferred Stock having a stated value of up to $100,000, ii) a mandatory redemption feature upon the occurrence of certain events such as a merger, reorganization, restructuring, consolidation or similar event, and a liquidation preference over the Common Stock in the event of a liquidation, winding up or dissolution of the Company. The Series A Preferred Stock does not provide any voting rights, except as may be required by law.

         Under Registration Rights Agreements the Company entered into with the purchasers of the Series A Preferred Stock, the Company is required to file a registration statement to register the Common Stock issuable upon conversion of the Series A Preferred Stock under the Securities Act to provide for the resale of such Common Stock. The Company is required to keep such a registration statement effective until all of such shares have been resold.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
               CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2000
                                   [UNAUDITED]



      ASSETS
CURRENT ASSETS
  Accounts Receivable, net of allowance for
     Doubtful accounts of $138,914                                $   556,871
  Deferred consulting costs                                           139,333
  Inventory                                                         1,083,075
  Prepaid expenses and other current assets                            95,739
                                                                  -----------
  Total Current Assets                                              1,875,018

  FURNITURE AND EQUIPMENT, net                                        301,465
  FILM MASTERS AND ARTWORK, less
     Accumulated amortization of $3,890,506                            81,250

  OTHER ASSETS
     Investment in ATRE                                                50,000
     Other assets                                                      60,982
                                                                  -----------
     TOTAL ASSETS                                                 $ 2,368,715
                                                                  ===========




The accompanying notes are an integral part of these consolidated financial statements.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
               CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2000
                                   [UNAUDITED]


      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
  Book overdraft                                                  $     7,711
  Accounts Payable and accrued expenses                             1,515,492
  Financing payable                                                   853,663
  Notes payable - current portion                                      82,079
  Notes payable related party - current portion                     1,530,241
  Convertible debentures - current portion                          1,049,275
Capital lease obligations - current portion                            28,742
                                                                  -----------
   Total Current Liabilities                                        5,067,203

LONG TERM LIABILITIES
  Notes payable, less current portion                                  52,112
  Notes payable related party, less current portion                   100,000
  Convertible debentures, less current portion                        100,000
  Capital lease obligations, less current portion                       5,788
                                                                  -----------
   Total  Liabilities                                               5,325,103
                                                                  -----------

COMMITMENTS AND CONTINGENCIES                                               -

STOCKHOLDERS' DEFICIENCY
  Convertible  Preferred  Stock - No Par  Value,
   5,000,000  Shares  Authorized, 483,301 Issued
   [of which 172,923 are held in Treasury]                            809,593
  Common Stock - No Par Value, 600,000,000 Shares
    Authorized; 69,634,029 Shares Issued and Outstanding           14,466,035
  Accumulated Deficit                                             (18,183,213)
  Treasury Stock                                                  (    48,803)
                                                                  -----------
  TOTAL STOCKHOLDERS' DEFICIENCY                                  ( 2,956,388)
                                                                  -----------

  TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                   $ 2,368,715)
                                                                  ===========


The accompanying notes are an integral part of these consolidated financial statements.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF OPERATIONS [UNAUDITED]


                                             Three months ended         Six months ended
                                               September 30,              September 30,
                                          ------------------------   -------------------------
                                             2000          1999         2000           1999
                                          -----------  -----------   ----------    -----------
SALES  - net                              $  878,022   $  974,026    $1,473,567    $ 1,673,111

COST OF GOODS SOLD                           527,093      695,649       920,792      1,160,414
                                          ----------   -----------    ----------   -----------

GROSS PROFIT                                 350,929      278,377       552,775        512,697

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES                                   546,654      715,824       913,853      1,562,037
                                          ----------   -----------    ----------   -----------
LOSS FROM OPERATIONS                        (195,725)    (437,447)     (361,078)    (1,049,340)
                                          ----------   -----------    ----------   -----------
OTHER INCOME (EXPENSES)
  Interest Expense                          (129,207)    (142,583)     (160,644)    (  306,899)
  Other income                                   124        7,416           183          7,592
                                          ----------   -----------   ----------    -----------
LOSS BEFORE INCOME TAXES                    (324,808)    (572,614)     (521,539)    (1,348,647)
                                          ----------    ----------   ----------    -----------

INCOME TAXES                                       -            -             -              -
                                          ----------    ----------   ----------    -----------

NET LOSS                                    (324,808)    (572,614)     (521,539)    (1,348,647)
                                          ----------    ----------   ----------    -----------

PREFERRED DIVIDEND                          (  7,500)           -      ( 11,250)             -
                                          ----------    ----------   ----------    -----------

NET LOSS ATTRIBUTABLE TO COMMON SHARES    $( 332,308)  $ (572,614)   $ (532,789)   $(1,348,647)
                                          ==========   ===========   ==========    ===========
LOSS PER SHARE, basic and diluted
  NET LOSS                                $        -   $ (    .01)   $ (    .01)   $ (     .02)
  PREFERRED DIVIDEND                               -            -             -              -
                                          ----------   -----------   ----------    -----------
  NET LOSS ATTRIBUTABLE TO COMMON SHARES  $        -   $  (   .01)   $ (    .01)   $ (     .02)
                                          ==========   ===========  ==========     ===========

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING, basic and diluted            68,967,362   57,461,529    66,650,696     55,061,112
                                          ==========   ==========    ==========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF CASH FLOWS [UNAUDITED]

                                                            Six months ended
                                                              September 30,
                                                          2000          1999
                                                       ----------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                             $ (532,789)  $(1,348,647)
  Adjustments to reconcile net loss to net cash
   (used in) operating activities
    Depreciation and amortization                         116,695       171,041
    Bad debt expense                                       91,001        65,816
    Non-cash consulting and compensation expense           69,667       285,591
    Non-cash interest expense                                   -       116,250
    Increase (decrease)in accounts receivable            (171,675)     (154,646)
    Increase (decrease)in inventory                        11,803       240,155
    Increase (decrease)in prepaid expense                  20,717       (47,836)
    Increase (decrease)in Other Assets                          -        80,035
    Decrease (decrease)in deferred Cost                  (139,333)     ( 18,346)
    Increase (decrease)in accounts payable and
      accrued expenses                                     29,350       274,994
    Decrease (decrease)in obligation Payable               64,932        14,734
    Decrease in accrued expenses                                -
                                                       ----------   -----------
Net cash used in operating activities                    (439,632)     (320,859)
                                                       ----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Repayments by ATRE                                       59,900        97,900
  Purchase of property and equipment                     ( 73,573)     ( 16,189)
  Purchases of masters and artwork                       ( 44,843)     ( 24,480)
  Loans receivable                                              -             -
                                                       ----------   -----------
Net cash provided by (used in) investing activities    $ ( 58,516)  $    57,231
                                                       ----------   -----------



The accompanying notes are an integral part of these consolidated financial statements.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CASH FLOWS [UNAUDITED](continued)

                                                           Six months ended
                                                             September 30,
                                                          2000          1999
                                                       ----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in book overdraft                  ( 11,717)     (120,639)
  Net repayments of financing agreement                  ( 55,468)     ( 74,903)
  Proceeds from notes payable                                   -             -
  Payment of notes payable                               ( 55,443)     (120,000)
  Proceeds from notes payable related parties                   -       190,000
  Payments of notes payable related party                ( 13,600)     (211,500)
  Proceeds from convertible debentures                         -        150,000
  Payments of convertible debentures                     (  1,500)     ( 13,544)
  Payments on capital leases                             ( 12,124)     ( 14,186)
  Proceeds from sale of preferred convertible stocks      433,000
  Proceeds from the exercise of options                   215,000       478,400
                                                       ----------   -----------
Net cash provided by financing activities                 498,148       263,628
                                                       ----------   -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                         0      ( 48,074)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                   0        48,074
                                                       ----------   -----------
CASH AND CASH EQUIVALENTS - END OF PERIOD              $        0   $         0
                                                       ===========  ============
SUPPLEMENTAL INFORMATION   Interest paid               $   64,725   $   190,760
                                                       ==========   ===========
   Income taxes paid                                   $        -   $         -
                                                       ==========   ===========






The accompanying notes are an integral part of these consolidated financial statements.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

         The unaudited Condensed Consolidated Financial Statements have been prepared by Diamond Entertainment Corporation (the "Company"), pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The results of the six months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year ending March 31, 2001.

NOTE 2 - STOCK OPTION PLAN

         On June 9, 2000, the Board of Directors of the Company approved the Company's 2000 Stock Compensation Plan ("Plan") for the purpose of providing the Company with a means of compensating selected key employees (including officers), directors and consultants to the Company and its subsidiaries for their services rendered in connection with the development of Diamond Entertainment Corporation with shares of Common Stock of the Company. The plan authorizes the Board of Directors of the Company to sell or award up to 13,000,000 shares and/or options of the Company's Common Stock, no par value.

NOTE 3 - CONSULTING AGREEMENTS

         On June 1, 2000, the Company entered into three consulting agreements that will terminate on May 31, 2001, whereby the consultants will provide consulting service for the Company concerning management, marketing, consulting, strategic planning, corporate organization and financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities. The consultants received options to purchase a total of 7,300,000 of the Company's common stock exercisable at $.035 per share in exchange for services to be rendered and the options shall expire on May 31, 2001.

         The per unit weighted-average fair value of unit options granted on June 1, 2000 was $0.029 at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: weighted-average risk-free interest rates of 5.86; dividend yields of 0%; weighted-average volatility factors of the expected market price of the Company's common stock of 178%; and a weighted average expected life of the option was 2 months. In June and July of 2000, the Company received $215,500 in cash for the issuance of the 6,157,143 shares upon the exercise of these options and the remaining options of 1,142,857 were exercised for consulting services incurred and owed by the Company to one of the consultants totaling $30,000 and from the cancellation of a obligation of $10,000 in principal and interest owed to the same consultant. The options had an aggregate fair value at date of grant of approximately $209,000.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

         On July 24, 2000, the Company engaged a consulting firm for a period of one year to provide advice to undertake for and consult with the company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs and conditions. The consulting firm was granted options to purchase 600,000 shares of the Company's Common Stock with an exercise price at $0.05 per share and option shall expire on July 24, 2003. These options were not exercised as of September 30, 2000.

NOTE 4  - SERIES A CONVERTIBLE PREFERRED STOCK

         On May 11, 2000, the Company entered into a Securities Purchase Agreement ("Securities Purchase Agreement") with eight investors. Pursuant to the Securities Purchase Agreement, the Company issued and sold 50 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") for total consideration of $500,000, or $10,000 per share. The May Davis Group, Inc. ("May Davis"), acted as placement agent for the offering. May Davis received a placement fee of $40,000 and the Company issued warrants to purchase 1,500,000 shares of Common Stock to May Davis and certain designees of May Davis and warrants to purchase 25,000 shares of Common Stock to Butler Gonzalez, LLP, counsel to May Davis. Such warrants are exercisable at a price of $.08 per share.

         Commencing August 9, 2000, the Series A Preferred Stock is convertible, at the investors' option, into shares of the Company's common Stock and automatically converts into Common Stock on April 12, 2002. The conversion price of the Series A Preferred Stock is the lower of $.08 per share or 80% of the average of the closing bid prices of the Company's Common Stock on any five trading days in the ten trading day period preceding the date of conversion. The conversion price of the Series A Preferred Stock is also adjusted in the event of stock dividends, stock splits, recapitalizations, reorganizations, consolidations, mergers or sales of assets. The Series A Preferred stock also provides for a dividend upon conversion of the Series A Preferred Stock at the rate of 6% per annum payable in additional shares of the Company's Common Stock. An accrual was recorded as a dividend expense for approximately $11,250 during six month period ended September 30, 2000. In no event can the Series A Preferred Stock be converted into more than 11,575,000 shares of Common Stock.

         Additional features of the Series A Preferred Stock include, among other things, i) a redemption feature at the option of the Company commencing September 8, 2000, of shares of Series A Preferred Stock having a stated value of up to $100,000, ii) a mandatory redemption feature upon the occurrence of certain events such as a merger, reorganization, restructuring, consolidation or similar event, and a liquidation preference over the Common Stock in the event of a liquidation, winding up or dissolution of the Company. The Series A Preferred Stock does not provide any voting rights, except as may be required by law.

               DIAMOND ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 4  - SERIES A CONVERTIBLE PREFERRED STOCK (continued)

         Under Registration Rights Agreements the Company entered into with the purchasers of the Series A Preferred Stock, the Company is required to file a registration statement to register the Common Stock issuable upon conversion of the Series A Preferred Stock under the Securities Act to provide for the resale of such Common Stock. The Company is required to keep such registration statement effective until all of such shares have been resold.

NOTE 5 - AUTHORIZED SHARES

         In July 2000, the Company amended its Articles of Incorporation to increase the number of authorized common stock from 100,000,000 shares to 600,000,000 shares.

[Prospectus Back Cover]


         ======================


You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to buy these shares of common stock in any circumstances under which the offer or solicitation would be unlawful.





























         =======================

[Prospectus front cover]
                                                 ======================










                                                 DIAMOND ENTERTAINMENT
                                                      CORPORATION








                                        Up to 13,400,000 shares of common stock








                                                    --------------

                                                      PROSPECTUS

                                                    --------------



                                                   December __, 2000





                                                ======================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Section 14A:3-5 of the New Jersey Business Corporation Act (the "Statute") provides that: "Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth elsewhere in paragraphs 14A: 3-5 (2)(a) and 14A: 3-5(2)(b)."

         Our By-Laws provide that, to the extent remitted under the Statute, Diamond Entertainment Corporation (the "Company") may indemnify any director, officer, employee or agent against his expenses and liabilities incurred in connection with any proceeding involving such persons by reason of the fact that he was serving in such capacity.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

         The estimated expenses to be incurred by the Company in connection with the registration of the securities subject of this registration statement, other than underwriting discounts and commissions, are estimated as follows:



     SEC Registration Fee                                        $   81.48
     Printing and Engraving Expenses                              1,000.00
     Registrant's Counsel Fees and Expenses                      15,000.00
     Accountant's Fees and Expenses                               2,500.00
     Miscellaneous Expenses                                       1,500.00
                                                               -----------
     Estimated Total                                            $20,081.48

Item 26.  Recent Sales of Unregistered Securities.

         During the quarter ended June 30, 1996 the Company issued 10% convertible debentures ("10% Debentures") in the original principal amount of $1,257,988. The principal was convertible into shares of our Common Stock. Through March 31, 1998, 10% Debentures in the aggregate amount of $519,848 (including $39,848 in accrued interest and $37,650 in extension bonuses) had been converted into 7,487,668 shares of our Common Stock. In June 1998, an additional $91,750 in 10% Debentures had been converted into 2,823,077 additional shares of Common Stock.

         As of March 31, 1997, the 10% Debentures of $290,000 were converted into 1,450,000 shares of our common stock by several off shore companies under Regulation S and $967,988 of convertible promissory notes payable were outstanding and in default by the Company. Interest expense of $97,000 and $24,702 was recorded for the years ended March 31, 1998 and 1997. Subsequent to September 30, 1997, the Company negotiated a one year extension agreement and agreed to add 15% to the note as a deferred financing cost of $110,721.

         In connection with the placement of the 10% Debentures, the Company issued warrants, exercisable for $0.25 per share, for the purchase of 500,000 shares each to two consultants in consideration of their providing financial consulting services to the Company. On April 9, 1997, warrants to purchase 46,000 shares of Common Stock were exercised in consideration of the payment of $11,500.

         Effective May 14, 1997 the Company consummated the merger between a subsidiary of the Company and Beyond Design Corporation (which has since changed its name and is referred to herein as "JPI"), pursuant to which the Company acquired all of the outstanding shares of JPI in exchange for the issuance of 2,427,273 shares of common stock and the assumption of certain obligations of JPI; JPI then became a wholly-owned subsidiary of the Company.

         On August 25, 1997, as compensation pursuant to four consulting agreements, the Company issued 250,000 shares of Common Stock, and warrants to purchase an aggregate of 2,050,000 shares of Common Stock, exercisable at $0.10 per share, such warrants to expire on August 24, 1999. Murray T. Scott, a director of the Company, received the 250,000 shares of Common Stock and 250,000 of such warrants. In July 1998, two individuals who received warrants under the consulting agreements each exercised warrants to purchase 100,000 shares of Common Stock for aggregate consideration of $20,000 and in 1999, the Company authorized the reduction in the exercise price for 1,200,000 of these options to purchase our common stock by canceling such options and issuing new option with the same terms except at an exercise price of $0.05 and recorded a non-cash additional consulting expense of $37,756 in 1999. The Company received $60,000 in January of 1999 from the exercise of 1,200,000 of these options at $0.05 per share. In February 1999, the Company received $40,000 from one consultant who exercised 400,000 of these options at an exercise price of $0.10. In March 1999, the warrants for 250,000 shares issued to Mr. Scott were canceled and reissued extending the exercise period for an additional two years for such options.

         The Company executed nine employment agreements effective September 1, 1997, pursuant to which an aggregate of 550,000 shares of Common Stock were issued, with a deemed value of $11,000, as payment for past services, and also issued warrants to purchase 550,000 shares with an exercise price of $.10 per share. Such shares were subsequently registered pursuant to our Registration Statement on Form S-8 filed in September 1997. On September 1, 1999, the warrants to exercise the 550,000 shares of Common Stock expired.

         On August 27, 1999, the Company granted warrants to purchase 300,000 shares of Common Stock, which expire on September 1, 2002, at an exercise price of $.10 per share to the five remaining employees with employment agreements.

         On September 1, 1997 each of Messrs. Lu and Schillen were issued shares of Common Stock and granted warrants as consideration for agreeing to defer payment of their salaries. Mr. Lu was issued 3,000,000 shares of Common Stock and granted warrants to purchase an additional 3,000,000 shares of Common Stock at $0.10 per share through August 24, 2002. Mr. Schillen was issued 750,000 shares of Common Stock and granted warrants to purchase an additional 750,000 shares of Common Stock at $0.10 per share through August 24, 2002.

         On September 24, 1997 the Company renegotiated and extended the 10% Debentures. As an inducement to have the holders of the 10% Debentures agree to extend the maturity dates of the 10% Debentures, the principal amount of the outstanding 10% Debentures ($967,988) on such date was increased by 15%, and the conversion terms of the 10% Debentures were revised.

         During fiscal March of 1998, the 10% Debentures of $229,848 were converted into 6,037,668 shares of our common stock. In June of 1998, a convertible debenture holder converted a note payable with a balance of $91,750 into 2,823,077 shares of our common stock. This brought total conversions of $611,598 of debentures into 10,310,745 shares as of November 2, 1998.

         On March 11, 1998, the Company issued 347,368 shares of Common Stock to a salesman in lieu of commissions owed of $66,000.

         On July 9, 1998 the Company entered into a consulting agreement that will terminate on July 8, 2001 whereby a consultant received an option to purchase 1,000,000 shares of common stock which expire on July 8, 2001. The options are exercisable at a price of $.10 per share. The agreement and options were canceled in September 1998 as the consultant failed to fulfill his obligations under the consulting agreement. On July 13, 1999, the options for 1,000,000 shares of our common stock were re-issued to the consultant in accordance with the terms of the original consulting agreement entered into on July 9, 1998 which was also reinstated. The agreement can be terminated or extended as agreed to between the parties. This option had not been exercised as of March 31, 2000.

         In July and August of 1998, Mr. Lu was granted additional options to purchase 2,000,000 shares of Common Stock for $0.10 per share in consideration of his (i) personal guaranty of our bank line of credit and (ii) loans made to the Company. Such option expire in March 2003.

         On July 15, 1998, the Company incorporated Galaxynet International, Inc. ("GalaxyNet") in the State of Delaware, as a majority-owned subsidiary of the Company. GalaxyNet intended to develop and sell internet gaming software and intended to offer its software to internet gaming companies and provide internet gaming web sites to solicit gambling wagers from primarily, Asian players. The Company also issued 4,000,000 options exercisable at $.10 per share to an investor and 2,000,000 options to the Chief Executive Officer exercisable at $.10 in connection with this project. On July 17, 1998, the Company, along with GalaxyNet, entered into a memorandum of understanding regarding the raising of capital in a private offering to raise gross proceeds in the aggregate of between $3,000,000 and $10,000,000 with an enterprise who would be paid the sum of 15% of the aggregate proceeds and receive options for up to 3,750,000 shares of common stock at exercise prices of between $.10 and $.20 per share. The private offering period ended September 30, 1998, and was extended until October 31, 1998. The private offering resulted in raising funding proceeds of only $250,000. The Company subsequently canceled the project and refunded the $250,000 to the investor and canceled all the project related options in November 1998. The company incurred expenses on behalf of GalaxyNet for fiscal 1999 of approximately $30,000.

         On October 24, 1998, the Company issued 1,499,523 shares of Common Stock to Mr. Lu pursuant to a settlement agreement between the Company, Mr. Lu and four consultants. See "Certain Relationships and Related Transactions."

         On November 2, 1998, the 10% Debentures with a balance of $831,436 were reinvested into a new note for $921,851 for a new two year term expiring October 31, 2000 with interest of 10% and an extension bonus of $175,000, due November 1999 which bears interest at 2.5% per annum payable $50,000 per month after payment of all prior interest and the restructured note. The repayment term was a weekly amount of $6,250 in 1998 and $12,500 in the years 1999 and 2000. In addition there was an acceleration clause of repayments for certain events and a 5% late charge for any delinquent payments. The notes contain an option to convert the principal and interest balance into common stock of the Company subject to certain pricing calculations. Collateral security included all assets of the Company and personal collection guarantee as additional security to the holder after subordination to the primary lender.

         On January 10, 1999, the Company engaged three consultants for a period of one year to provide advice to undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities. The consultants received options to purchase a total of 4,700,000 of our common stock exercisable at $.05 per share in exchange for services to be rendered and the options shall expire on December 31, 2000. The Company valued the options at and recorded consulting expenses of $336,685 for the year ended March 31, 1999. These options were exercised in February of 1999 for proceeds to the Company of $275,000.

         In February of 1999, the holders converted $640,000 of the 10% Debentures into 8,000,000 shares of common stock. On February 10, 1999, the Company converted the remaining the 10% Debentures balance of $172,661 and unpaid interest of $90,415 into 3,018,254 shares of common stock. It was also agreed that the $175,000 extension bonus, which was recorded as a deferred financing cost in February of 1999, could be converted into shares of common stock at an agreed exercise price subject to market conditions. The Company amortized $20,000 and $155,000 of the extension bonus as a financing expense for the year ended March 31, 1999 and March 31, 2000, respectively. During the year ended March 31, 2000, $175,000 extension bonus and accrued interest of $13,125 was converted into 3,500,000 shares of our common stock.

         In February 1999, the Company engaged a consulting firm to provide internet media consulting and public relations services for a period of one year. The fee for the services to be rendered included a monthly cash fee of $3,000. The consulting firm also received options to purchase a total of 250,000 shares of our common stock with an exercise price of $.05 per share in exchange for services to rendered and the options shall expire on February 11, 2001. During the year ended March 31, 2000, all of the options were exercised for services rendered by the consulting firm and cost incurred totaling $12,500.

         In March and June 1999, the Company issued callable convertible notes for $50,000 and $100,000 to James Lu and Jeffrey I. Schillen, respectively. The notes bear interest at 10% per year with principal and interest due on the first anniversary of the date of issuance. Each note has been extended for an additional year. The notes also call for any amount of the outstanding principal to be converted into restricted shares of our common stock at the option of the lenders at a conversion rate of $0.05 per share. As of March 31, 2000, neither of the debentures were converted. Since the debentures are convertible into restricted shares of our common stock at a rate below market, the first 20% of the below market amount was attributed to the lack of tradability of the shares due to restriction on sale and the remainder was attributed to additional interest. The additional amount of interest for the years ended March 31, 2000 and 1999 were calculated to be $167,200 and $37,600, respectively, of which each amount was expensed in its appropriate fiscal year.

         In March of 1999, the Company received a total of $150,000 from three investors and issued promissory notes due in one year with principal and interest paid bimonthly at an interest rate of 10%. The notes could be used as proceeds for the exercised options held by the investors. During the year ended March 31, 2000, the note holders used the $150,000 and accrued interest of $2,500 as funds to exercise their common stock options for a total aggregate of 3,000,000 shares of our common stock.

         In March and April of 1999, the Company issued two convertible notes for $100,000 and $50,000, respectively. The notes bear interest at 10% with principal and interest due on the first anniversary of the date of issuance. The notes also call for any amount of the outstanding principal to be converted into restricted shares of our common stock at the option of the lender at a conversion rate of $0.05 per share. As of March 2000, one investor converted the $50,000 note into 1,000,000 shares of our common stock. As of March 31, 2000, the outstanding balance of convertible notes was $100,000, which the lender extended the due date to March 2001. On June 2, 1999, the Company was advised by the convertible note holder of the $100,000 note to waive receipt of bimonthly principal payments and to continue to receive the bimonthly interest only payments. Since the debentures are convertible into restricted shares of our common stock at a rate below market, the first 20% of the below market amount was attributed to the lack of tradability of the shares due to restriction on sale and the remainder was attributed to additional interest. The additional amount of interest expense for the year ended March 31, 1999 was calculated to be $91,100.

         On April 12, 1999, the Company engaged three consultants for a period of one year each to provide managerial and strategic planning for financial matters and expansion of the Company. The consultants received options to purchase and aggregate of 6,000,000 shares of our common stock exercisable at $0.05 per share in exchange for services to be rendered and the options expire on April 11, 2000. The options had an aggregate fair value at date of grant of approximately $291,000. These options were exercised in April 1999, by the forgiveness of $150,000 of notes payable, executed in March 1999 and cash proceeds of $150,000.

         On May 25, 1999, the Company's board of directors approved and the Company issued to the Company's President, as a bonus, options to purchase 2,500,000 and 1,000,000 shares of our common stock at $0.05 and $0.10 per share, respectively. The options expire on May 24, 2004. The options had an aggregate fair market value at date of grant of approximately $681,000.

         On May 25, 1999, the Company's board of directors approved and the Company issued to the Company's V.P. of Sales and Marketing, as a bonus, options to purchase 500,000 and 500,000 shares of our common stock at $0.05 and $0.10 per share, respectively. The options expire on May 24, 2004. The options had an aggregate fair market value at date of grant of approximately $194,000.

         In July 1999, the Company engaged a consultant for a period of one year to provide managerial and strategic planning for financial matters and expansion of the Company. The consultant received an option to purchase 1,000,000 shares of our common stock exercisable at $0.10 per share in exchange for services to be rendered and option shall expire on July 8, 2001. The option had an aggregate fair value at date of grant of approximately 40,000.

         On July 13, 1999, the Company engaged a consultant for a period of one year to provide advice to undertake for and consult with Company concerning managerial and strategic planning for financial matters and expansion of the Company. The consultant received an option to purchase 1,000,000 shares of our common stock exercisable at $0.10 per share in exchange for services to be rendered and the option shall expire on July 12, 2002. The option had an aggregate fair value at date of grant of approximately $127,000. These options had not been exercised as of March 31, 2000.

         On August 2, 1999, the Company engaged two consultants for a period of one year to provide advice to undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities. The consultants received options to purchase a total of 1,965,000 of the Company's common stock exercisable at $.05 per share in exchange for services to be rendered and the options shall expire on August 2, 2000. The options had an aggregate fair value at date of grant of approximately $202,000. The options were exercised during the year ended March 31, 2000 by the forgiveness of $36,250 of principal and interest of debt outstanding for 725,000 shares and $50,000 cash and the forgiveness of $12,000 of accounts payable for 1,240,000 shares.

         During the quarter ended December 31, 1999, Board of Directors of the Company authorized the conversion of approximately $1,880,725 in related parties payables into one year 7% Convertible Promissory Notes of $1,071,225 and $809,500 each, both due on September 30, 2000. The terms of the new convertible notes allow the Company to make partial principal and interest payments from time to time and the holders of the convertible notes have the option to request such payments of the indebtedness evidenced by the notes either in the lawful money of the United States or in an equivalent value consisting of our common stock, the number of shares, to be determined by dividing the payment amount by the average twenty day bid price for our common stock during the twenty trading days prior to the date of such payment. Also, during the quarter ended December 31, 1999, the related party to which $1,071,225 in related parties payable was owed by the Company, transacted a change in ownership of its common stock in which 100% of its outstanding shares of common stock was sold to a non-related party and at March 31, 2000, the balance of the Convertible Promissory note to the non-related party was $1,050,775 as a result of the Company recording payments toward the note in March 2000, by offsetting $20,450 in money owed to the Company by the non-related party.

         On May 11, 2000, the Company sold 50 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") for total consideration of $500,000, or $10,000 per share. The May Davis Group, Inc. ("May Davis"), acted as placement agent for the offering. May Davis received a placement fee of $40,000 and the Company issued warrants to purchase 1,500,000 shares of Common Stock to May Davis and certain designees of May Davis and warrants to purchase 25,000 shares of Common Stock to Butler Gonzalez, LLP, counsel to May Davis. Such warrants are exercisable at a price of $.08 per share.

         On June 1, 2000, the Company entered into three consulting agreements that will terminate on May 31, 2001, whereby the consultants will provide consulting service for the Company concerning management, marketing, consulting, strategic planning, corporate organization and financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities. The consultants received options to purchase a total of 7,300,000 of our common stock exercisable at $.035 per share in exchange for services to be rendered and the options shall expire on May 31, 2001. In June and July of 2000, the Company received $215,500 in cash for the issuance of the 6,157,143 shares upon the exercise of these options and the remaining options of 1,142,857 were exercised for consulting services incurred and owed by the Company to one of the consultants totaling $30,000 and from the cancellation of a obligation of $10,000 in principal and interest owed to the same consultant.

         On July 24, 2000, the Company engaged a consulting firm for a period of one year to provide advice to undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities and shall review and advise the Company regarding its overall progress, needs and conditions. The consulting firm was granted options to purchase 600,000 shares of the Company's Common Stock with an exercise price at $0.05 per share and option shall expire on July 24, 2003. These options were not exercised as of September 30, 2000.


         The Company believes that the transactions set forth above were exempt from registration with the Commission pursuant to either Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering, Section 3(a)(9) of the Securities Act as a transaction involving an exchange by an issuer with existing security holders, or Regulation S under the Securities Act as a transaction that occurred outside the United States. Except as set forth above, no broker-dealer or underwriter was involved in the foregoing transactions. All certificates representing such securities have been or will be appropriately legended.

Item 27. Exhibits.

         The following exhibits are filed as part of this Registration
Statement:


   Exhibit
   Number                      Title of Exhibit
   -------                     ----------------
   3.1 (4)         Certificate of Incorporation, as amended
   3.1.2 (8)       Certificate of Amendment to Certificate of  Incorporation  of
                    Diamond Entertainment Corporation filed with the State of New Jersey State Treasurer on May 11, 2000
   3.1.3 (8)       Certificate of Amendment to Certificate of  Incorporation  of
                    Diamond Entertainment Corporation filed with the State of New Jersey State Treasurer on July 6, 2000.
   3.2 (4)         By-laws, as amended.
   4.1 (4)         Certificate for shares of Common Stock.
   5.1 (9)         Opinion of Williams, Mullen, Clark & Dobbins
   10.1 (2)(3)     Employment Agreement effective as of January 1, 1991 between the Company and James K.T. Lu, and Amendment No. 1 to Employment Agreement, dated September 1, 1997
   10.2  (2)(3)    Employment  Agreement  effective  as of August  16,  1991
                    between the Company and Jeffrey I. Schillen, and Amendment No.1 to Employment Agreement, dated September 1, 1997.
   10.3 (5)        Agreement of Merger dated May 13, 1997, between BDC
                    Acquisition Corp. and Beyond Design Corporation
   10.4 (6)        Agreement of Merger dated May 13, 1997, between BDC
                    Acquisition Corp. and Beyond Design Corporation.
   10.5 (6)        Consulting Agreement dated August 25, 1997 between the
                    Company  and George Furla.
   10.6 (6)        Consulting Agreement dated August 25, 1997 between the
                    Company and Al Davis.
   10.7 (2)(6)     Consulting Agreement dated August 25, 1997 between the
                    Company and Murray T. Scott.
   10.8 (6)        Consulting  Agreement dated August 25, 1997 among the Company and Bruce W. Barren and the EMCO/Hanover Group.
   10.9 (6)        Employment Agreements dated as of September 1, 1997, between the Company and various employees.
   10.10 (3)       Standard  Sublease  Agreement,  dated as of July  30,  1998, between the Company and Shinho Electronics & Communication, Inc., for executive offices on Carmenita Road, Cerritos, California.
   10.11 (3)       Standard Industrial/Commercial  Multi-Tenant Lease Agreement,
                    dated as of November 1, 1995, between the Company and Marquardt Associates, for offices on Marquardt Avenue, Cerritos, California
   10.12 (3)       Office  Lease  Agreement  dated  October  31, 1997,  between the Company and Freehold-Craig Road Partnership, for offices in Freehold, New Jersey
   10.13 (3)       Form of Sublease  Agreement  between the Company as sublessor and Vigor Sports, Inc. as subtenant, for offices on Marquardt Avenue, Cerritos, California.
   10.14 (7)       10%  Callable  Convertible Note,  dated  March 22, 1999,  in the principal amount of $50,000 issued to Mr. Lu.

   Exhibit
   Number                      Title of Exhibit
   -------                     ----------------
   10.15 (7)       10%  Callable  Convertible  Note,  dated  June  3, 1999,  in the principal amount of $100,000 issued to Mr. Schillen.
   10.16 (8)       10%  Callable  Convertible  Note,  dated  June  3, 1999,  in the principal amount of $100,000 issued to Mr. Schillen.
   10.17 (8)       Registration Rights Agreement, dated May 11, 2000 between the
                    Company and Anthony E. Rakos concerning the issuance and sale of shares of our Series A Convertible Preferred Stock.
   10.18 (8)       Registration Rights Agreement, dated May 11, 2000 between the
                    Company and Gerald Holland concerning the issuance and sale of shares our Series A Convertible Preferred Stock
   10.19 (8)       Registration Rights Agreement, dated May 11, 2000 between the
                    Company and Jeffrey Hrutkay, MD concerning the issuance and sale of shares of our Series A Convertible Preferred Stock.
   10.20 (8)       Registration  Rights Agreement, dated May 11, 2000 between the Company and Charles and Jane Adkins concerning the issuance and sale of shares of our Series A Convertible Preferred Stock.
   10.21 (8)       Registration Rights Agreement, dated May 11, 2000 between the
                    Company and Gordon D. Mogerley concerning the issuance and sale of shares of our Series A Convertible Preferred Stock.
   10.22 (8)       Registration Rights Agreement, dated May 11, 2000 between the
                    Company and Michelle Levite concerning the issuance and sale of shares of our Series A Convertible Preferred Stock.
   10.23 (8)       Registration Rights Agreement, dated May 11, 2000 between the
                    Company and Ralph Lowry concerning the issuance and sale of shares of our Series A Convertible Preferred Stock.
   10.24 (8)       Registration Rights Agreement, dated May 11, 2000 between the
                    Company and John Bolliger concerning the issuance and sale of shares of our Series A Convertible Preferred Stock.
   10.25 (8)       Consulting Agreement dated June 1, 2000 between the Company and Peter Benz.
   10.26 (8)       Consulting Agreement dated June 1, 2000 between the Company and S. Michael Rudolph.
   10.27 (8)       Consulting Agreement dated June 1, 2000 between the Company and Owen Naccarato.
   10.28 (8)       2000 Stock Option Plan dated June 9, 2000.
   21.1 (8)        Subsidiaries of the Registrant.
   23.1 (1)        Consent of Merdinger, Fruchter, Rosen & Corso, P.C.
   23.2 (9)        Consent of Williams, Mullen, Clark & Dobbins
   24.1            Power of Attorney (included on signature page of this
                    Registration Statement)
   27.1            Financial Data Schedule for Year Ended March 31, 1999
                    (Restated)
   27.2            Financial Data Schedule for Year Ended March 31, 2000
                    (Restated)

-----------------------
(1)  Filed herewith.

(2) Indicated a management contract or compensatory plan or arrangement required to be filed.

(3) Incorporated by reference to Registrant's exhibits to the Annual Report on Form 10-KSB for the year ended March 31, 1998, filed December 24, 1998, (File Number 0-17953).

(4) Incorporated by reference to Registrant's Registration Statement on Form S-18 (File No. 33-33997).

(5) Incorporated by reference to the Registrant's Current Report on Form 8-K filed May 16, 1997, (File No. 0-17953).

(6) Incorporated by reference to the Registrant's Registration Statement on Form S-8, filed September 15, 1997 (File No. 333-35623).

(7) Incorporated by reference to Registrant's exhibits to the Annual Report on Form 10-KSB for the year ended March 31, 1999, filed July 14, 1999, (File Number 0-17953) and Annual Report on Form 10-KSB/A for the year March 31, 1999, filed August 23, 1999 (File Number 0-17953).

(8) Incorporation by reference to Registrant's exhibits to the Annual Report on Form 10-KSB/A for the year ended March 31, 2000, filed October 26, 2000 (File No. 0-17953)


(9) Incorporated by reference to Registrant's exhibits to the registration statement on Form SB-2, filed December 15, 2000 (File No. 333-51996).


Item 28. Undertakings

(a)  Rule 415 Offering. The undersigned Registrant will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)  Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)  Rule 430A. The Registrant hereby undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 as part of this Registration Statement as of the time it was declared effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time shall be deemed to be as the initial bona fide offering of those securities.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Walnut, State of California, on December 22, 2000.


                                 DIAMOND ENTERTAINMENT CORPORATION

                                 By:   /s/  James K. T. Lu
                                      -------------------------------
                                      James K.T. Lu, President, Chief
                                      Executive Officer and Director

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Diamond Entertainment Corporation, do hereby constitute and appoint James K.T. Lu and Fred U. Odaka, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Diamond Entertainment Corporation to comply with the Securities Act of 1933, as amended, and any rules and regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                       Title                                Date


/s/  James K. T. Lu         President, Chief Executive        December 22, 2000
-----------------------
James K.T. Lu               Officer, Secretary and Director
                            [Principal Executive Officer]

          *                 Executive Vice President          December 22, 2000
-----------------------     and Director
Jeffrey I. Schillen

          *                 Director                          December 22, 2000
-----------------------
Murray T. Scott

/s/ Fred U. Odaka           Chief Financial Officer           December 22, 2000
-----------------------     [Principal Financial and
Fred U. Odaka               Accounting Officer]

*By:  /s/ James K. T. Lu
     -------------------
      James K. T. Lu
      Attorney-in-fact

                                  EXHIBIT INDEX
                                  -------------


Exhibit No.
----------
23.1                   Consent of Merdinger, Fruchter, Rosen & Corso, P.C.